Exhibit 10.1

Execution Version

Published CUSIP Number: 45810CAQ1

SIXTH AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of February 3, 2020

among

INTEGRA LIFESCIENCES HOLDINGS CORPORATION,

a Delaware corporation,

as the Borrower,

BANK OF AMERICA, N.A.,

as Administrative Agent and as the Swing Line Lender

and an L/C Issuer,

CITIBANK N.A., MORGAN STANLEY MUFG LOAN PARTNERS, LLC, and WELLS FARGO BANK, N.A.,

as Co-Syndication Agents,

PNC BANK, N.A., BANK OF NOVIA SCOTIA, BANK OF THE WEST, BBVA USA, CAPITAL ONE, NATIONAL

ASSOCIATION, CITIZENS BANK, N.A., DNB CAPITAL LLC, SANTANDER BANK, N.A., TD BANK, N.A. and TRUIST BANK.

as Co-Documentation Agents

and

THE OTHER LENDERS AND L/C ISSUERS PARTY HERETO

BANK OF AMERICA, N.A., CITIBANK N.A., MORGAN STANLEY MUFG LOAN PARTNERS, LLC, WELLS FARGO BANK,

N.A., PNC BANK, N.A., BANK OF NOVIA SCOTIA, BANK OF THE WEST, BBVA USA, CAPITAL ONE, NATIONAL

ASSOCIATION, CITIZENS BANK, N.A., DNB CAPITAL LLC, SANTANDER BANK, N.A., TD BANK, N.A. and TRUIST BANK

as Joint Lead Arrangers and Joint Book Managers

-i-

-ii-

-iii-

-iv-

SCHEDULES

Schedule 1.01(a)	Immaterial Subsidiaries and Subsidiary Guarantors
Schedule 1.01(b)	Non-Principal Country Units
Schedule 2.01	Commitments and Applicable Percentages
Schedule 5.03	Approvals and Consents
Schedule 5.08	Subsidiaries and Other Equity Investments
Schedule 5.09	Certain Stock Arrangements
Schedule 5.13	Environmental Matters
Schedule 5.14	Security Documents
Schedule 5.18	Pension Plans
Schedule 5.23	Labor Matters
Schedule 6.13	Post-Closing Actions
Schedule 7.01	Existing Liens
Schedule 7.02	Existing Investments
Schedule 7.03	Existing Indebtedness
Schedule 10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Exhibit A	Form of Loan Notice
Exhibit B	Form of Swing Line Loan Notice
Exhibit C-1	Form of Term Note
Exhibit C-2	Form of Revolving Credit Note
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Assignment of Assumption
Exhibit F	Subsidiary Guaranty Agreement
Exhibit G	Form of Joinder Agreement
Exhibit H	Pledge Agreement
Exhibit I	Security Agreement
Exhibit J-1	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit J-2	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit J-3	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit J-4	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

-v-

SIXTH AMENDED AND RESTATED CREDIT AGREEMENT

This SIXTH AMENDED AND RESTATED CREDIT AGREEMENT is entered into as of February 3, 2020, among INTEGRA LIFESCIENCES HOLDINGS CORPORATION, a Delaware corporation (the “Borrower”), each lender and issuing bank from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), BANK OF AMERICA, N.A., as Administrative Agent and as the Swing Line Lender.

WITNESSETH:

WHEREAS, the Borrower, the Lenders party thereto (the “Existing Lenders”), Bank of America and the other agents party thereto are parties to that certain Fifth Amended and Restated Credit Agreement dated as of May 3, 2018 (as amended by Amendment No. 1, dated as of December 4, 2018 and as otherwise amended, supplemented or modified from time to time prior to the date hereof, the “Existing Credit Agreement”);

WHEREAS, the Borrower has requested that the Lenders extend credit in the form of (a) Term A Loans to be made available in a single drawing on the Closing Date in an aggregate principal of $877,500,000, (b) Revolving Credit Loans to be made available to the Borrower on the Closing Date and at any time during the Availability Period in an aggregate principal amount at any time outstanding not in excess of $1,300,000,000, (c) Letters of Credit to be made available at any time during the Availability Period in an aggregate face amount not to excess of $60,000,000 and (d) Swing Line Loans to be made available at any time during the Availability Period in an aggregate principal amount at any time outstanding not in excess of $60,000,000;

WHEREAS, (a) the proceeds of the Loans borrowed on the Closing Date will be used (i) to refinance the Borrower’s existing revolving credit facility and term loan facility under the Existing Credit Agreement and permanently terminate all commitments in connection therewith, (ii) for general corporate purposes and (iii) to pay fees and expenses in connection therewith and (b) the proceeds of the Revolving Credit Loans borrowed following the Closing Date will be used for any purpose permitted hereunder (collectively, the “Transactions”); and

WHEREAS, in connection with the foregoing, the Borrower has requested that the Existing Credit Agreement be amended and restated (the “Amendment and Restatement”), and the Agent and the Existing Lenders are willing to do so on the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition,” by any Person, means the purchase or acquisition in a single transaction or a series of transactions by any such Person, individually or together with its Affiliates, of (a) any Equity Interest of another Person (other than a Loan Party) sufficient to cause such Person to become a direct or indirect Subsidiary of the Borrower or (b) all or a substantial portion of the Property of another Person (other than a Loan Party), including, without limitation, all or a substantial portion of the Property comprising a division, business unit or line of business, whether involving a merger or consolidation with such other Person. “Acquire” has a meaning correlative thereto.

“Administrative Agent” means Bank of America in its capacity as administrative agent and collateral agent, as applicable, under any of the Loan Documents, or any successor administrative agent and collateral agent, as provided in Section 9.06.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Fee Letter” means that certain administrative agency fee letter agreement, dated as of February 3, 2020, between the Borrower and Bank of America.

“Agent Parties” shall have the meaning specified in Section 10.02(c).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this credit agreement, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Amendment and Restatement” has the meaning specified in the recitals hereto.

“Anti-Corruption Laws” shall have the meaning specified in Section 5.28.

“Applicable Percentage” means (a) in respect of any Term Facility, with respect to any Lender holding Term Loans of such Term Facility at any time, the percentage (carried out to the ninth decimal place) of such Term Facility represented by the principal amount of such Term Lender’s Term Loans under such Term Facility at such time, and (b) in respect of the Revolving Credit Facility, with respect to any Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by such Revolving Credit Lender’s Revolving Credit Commitment at such time, subject to adjustment as provided in Section 2.15. If the commitment of each Revolving Credit Lender to make Revolving Credit Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Revolving Credit Commitments have expired, then the Applicable Percentage of each Revolving Credit Lender in respect of the Revolving Credit Facility shall be determined based on the Applicable Percentage of such Revolving Credit Lender in respect of the Revolving Credit Facility most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, from time to time, the following percentages per annum, based upon the Consolidated Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

APPLICABLE RATE Loans, Swing Line Loans and Letters of Credit

Pricing Level	Consolidated Total Leverage Ratio	Eurodollar Rate Loans and Letter of Credit Fees	Base Rate Loans and Swing Line Loans	Commitment Fee
I	≥4.25 to 1.0	1.750%	0.750%	0.300%
II	<4.25 to 1.0 but ≥ 3.50 to 1.0	1.500%	0.500%	0.250%
III	<3.50 to 1.0 but ≥ 2.50 to 1.0	1.375%	0.375%	0.225%
IV	<2.50 to 1.0 but ≥ 2.00 to 1.0	1.250%	0.250%	0.200%
V	<2.00 to 1.0 but ≥ 1.50 to 1.0	1.125%	0.125%	0.175%
VI	<1.50 to 1.0	1.000%	0.000%	0.150%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered within 5 Business Days of its becoming due in accordance with such Section 6.02(b), then Pricing Level I will be applicable as of the first Business Day after the date on which such Compliance Certificate was required to be delivered until the date five Business Days after the appropriate Compliance Certificate is delivered, whereupon the Applicable Rate shall be adjusted based on the information contained in the Compliance Certificate. Pricing Level III will be in effect during the period from the Closing Date until the first Business Day immediately following the date that the quarterly Compliance Certificate is delivered for the Fiscal Quarter ending June 30, 2020.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).

“Applicable Revolving Credit Percentage” means, with respect to any Revolving Credit Lender at any time, such Revolving Credit Lender’s Applicable Percentage in respect of the Revolving Credit Facility at such time.

“Appropriate Lender” means, at any time, (a) with respect to any Facility, a Lender that has a Commitment with respect to such Facility or holds a Loan under such Facility at such time, (b) with respect to the Letter of Credit Sublimit, (i) the L/C Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Credit Lenders and (c) with respect to the Swing Line Sublimit, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Credit Lenders.

“Approved Bank” has the meaning specified in clause (c) of the definition of “Cash Equivalents.”

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means each of the entities listed as a “Joint Lead Arranger and Joint Bookrunner” on the cover of this Agreement in its capacity as a joint lead arranger and a joint bookrunner.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Off-Balance Sheet Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capitalized Lease.

“Audited Financial Statements” means (a) the audited consolidated balance sheets of the Borrower and its Consolidated Subsidiaries for the fiscal year ended December 31, 2018, and (b) the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Consolidated Subsidiaries, including the notes thereto.

“Auto-Extension Letter of Credit” shall have the meaning specified in Section 2.03(b)(iii).

“Availability Period” means, in respect of the Revolving Credit Facility, the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of all of the Commitments pursuant to Section 2.06, and (c) the date of termination of the Commitment of each Revolving Credit Lender to make Revolving Credit Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” or (c) the Eurodollar Rate for a one-month Interest Period plus 1.00%; provided, that if the Base Rate shall be less than 1.00% at any time, such rate shall be deemed to be 1.00% for purposes of this Agreement. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” has the meaning specified in the preamble hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Revolving Credit Borrowing, a Swing Line Borrowing or a Term Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located or the State of New York and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.

“Businesses” has the meaning specified in Section 5.13(a).

“Capitalized Lease” means, as applied to any Person, any lease of any Property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of such Person; provided that, notwithstanding the foregoing, in no event will any lease that would have been categorized as an operating lease as determined in accordance with GAAP on the Closing Date be considered a capital lease (whether or not such lease was in effect on such date), regardless of any change in GAAP following the Closing Date that would otherwise require such obligations to be recharacterized (on a prospective or retroactive basis or otherwise) as a capital lease.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, L/C Issuer or Swing Line Lender (as applicable) and the Revolving Credit Lenders, as collateral for the L/C Obligations, Obligations in respect of Swing Line Loans, or obligations of Revolving Credit Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the L/C Issuer or Swing Line Lender benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the L/C Issuer or the Swing Line Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means:

(a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than thirty-six (36) months from the date of acquisition;

(b) marketable obligations issued by any state or commonwealth of the United States of America rated (at the time of acquisition of such security) at least “AA” by S&P, or the equivalent thereof by Moody’s, having maturities of not more than thirty-six (36) months from the date of acquisition;

(c) time deposits (including eurodollar time deposits), certificates of deposit (including eurodollar certificates of deposit) and bankers’ acceptances of (i) any Lender or any Affiliate of any Lender, (ii) any commercial bank of recognized standing either organized under the laws of the United States (or any State or territory thereof) having capital and surplus in excess of $500,000,000 or (iii) any bank whose short term commercial paper rating (at the time of acquisition of such security) by S&P is at least “A-1” or the equivalent thereof (any such bank, an “Approved Bank”), in each case with maturities of not more than twelve months from the date of acquisition;

(d) commercial paper and variable or fixed rate notes issued by any Lender or Approved Bank or by the parent company of any Lender or Approved Bank and commercial paper and variable rate notes issued by, or guaranteed by, any industrial or financial company organized under the laws of the United States of America or any state or commonwealth thereof or the District of Columbia with a short term commercial paper rating (at the time of acquisition of such security) of at least “A-1” or the equivalent thereof by S&P or at least “P-1” or the equivalent thereof by Moody’s, or guaranteed by any industrial company organized under the laws of the United States of America or any state or commonwealth thereof or the District of Columbia with a long term unsecured debt rating (at the time of acquisition of such security) of at least “Aa” or the equivalent thereof by Moody’s, and in each case with maturities of not more than 270 days from the date of acquisition thereof;

(e) money market and similar funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated “Aaa” by Moody’s and “AAA” by S&P (or reasonably equivalent ratings of another internationally recognized rating agency) and (iii) have portfolio assets of at least $500.0 million;

(f) Indebtedness issued by persons with a rating of at least “A-2” by Moody’s or “A” by S&P (or reasonably equivalent ratings of another internationally recognized rating agency), in each case, with maturities not exceeding one year from the date of acquisition;

(g) shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the requirements of this definition and cash; and

(h) instruments equivalent to those referred to in clauses (a) through (g) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction.

“Cash Management Bank” means (a) any Person that, at the time it enters into a Cash Management Services Agreement, is a Lender or an Affiliate of a Lender or the Administrative Agent or an Affiliate of the Administrative Agent, in its capacity as a party to such Cash Management Agreement and (b) any Person that, at the time it, or its Affiliate, became a Lender or the Administrative Agent hereunder (including on the Closing Date), was a party to a Cash Management Agreement.

“Cash Management Services Agreement” means any agreement to provide management services, including treasury, depository, overdraft, p-card, credit or debit card, electronic funds transfer and other cash management services.

“Casualty” means any casualty or other loss, damage or destruction.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended, or any rules, regulations, interpretations, guidelines or directives promulgated thereunder and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

“Change of Control” means an event or series of events by which any Person (or two or more Persons acting in concert) shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of control over Voting Securities of the Borrower on a fully-diluted basis assuming the conversion and/or exercise of all outstanding Equity Interests of the Borrower owned by such Person or Persons representing 50% or more of the combined voting power of all Voting Securities of the Borrower.

“Class” means, (a) when used with respect to Commitments, whether such Commitments are Revolving Credit Commitments, Term A Commitments or commitments in respect of any other series of Loans and (b) when used with respect to Loans or a Borrowing, whether such Loans, or the Loans comprising such Borrowing, are Revolving Credit Loans, Term A Loans or Loans of any other series.

“Closing Date” means the first date all of the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Codman Acquisition” means the acquisition by the Borrower of the Codman Neurosurgery business pursuant to the terms of the Asset Purchase Agreement, dated as of February 14, 2017 (as amended or otherwise modified from time to time, together with all Schedules and Exhibits thereto), between the Borrower and DuPuy Synthes, Inc. and the consummation of each of the other transactions contemplated thereby.

“Collateral” means all the “Collateral” referred to in the Collateral Documents and any other assets and property that are or are intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties; provided, that, the parties acknowledge that assets and property acquired after the Closing Date, as permitted herein or otherwise, of the type described in the Collateral Documents are and shall be pledged to the Administrative Agent for the benefit of the Secured Parties as contemplated by Sections 6.11 and 6.12.

“Collateral Documents” means, collectively, the Security Agreement, the Pledge Agreement and any other security agreements, pledge agreements or similar instruments delivered to the Administrative Agent as collateral agent from time to time pursuant to Sections 6.11 and 6.12, and each other agreement, instrument or document that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commitment” means a Term A Commitment or a Revolving Credit Commitment, as the context may require.

“Commitment Fee” has the meaning specified in Section 2.09(a).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D hereto.

“Condemnation” means any taking of Property, or any part thereof or interest therein, for public or quasi-public use under the power of eminent domain, by reason of any public improvement or condemnation proceeding, or in any other manner.

“Consolidated Cash Interest Charges” means for any period, for any Person and its Subsidiaries determined on a consolidated basis, Consolidated Interest Charges payable in cash during such period.

“Consolidated EBITDA” means, for any period, for any Person and its Subsidiaries determined on a consolidated basis, an amount equal to Consolidated Net Income for such period, plus

(a) the following (without duplication) to the extent deducted in calculating such Consolidated Net Income during such period:

(i)	Consolidated Interest Charges for such period;

(ii)	the provision for federal, state, local and foreign income taxes payable for such period;

(iii)	depreciation and amortization expense;

(iv)	all charges and other expenses reducing Consolidated Net Income in each case which do not represent a cash item in such period or any future period;

(v)

cash expenses and other charges directly related to global enterprise resource planning implementation costs for such period, not to exceed (A) $10,000,000 during the fiscal year ending December 31, 2017 and (B) $5,000,000 per annum during the fiscal year ending on December 31, 2018 and thereafter;

(vi)	cash expenses directly related to the remediation, unplanned idle time and underutilization of Subsidiary manufacturing facilities not to exceed an aggregate amount of $10,000,000 per annum;

(vii)

cash expenses actually incurred in connection with restructuring activities (which, for the avoidance of doubt, shall include, without duplication, discontinued operations, retention, severance, systems establishment costs, excess pension charges, contract termination costs and costs to consolidate facilities and relocate employees); provided that the aggregate amount that may be added back pursuant to this clause (vii) (together with any amounts added back pursuant to (xiv)(B) below and any Permitted Cost Savings added back pursuant to clause (b) of the definition thereof) shall not exceed the greater of (x) $107,500,000 and (y) 25% of Consolidated EBITDA of the Borrower and its consolidated Subsidiaries (as calculated after giving effect to such adjustments) for any four fiscal quarter period;

(viii)	cash expenses attributable to the early extinguishment or conversion of Indebtedness (including deferred financing expenses written off and premiums paid);

(ix)

fees, costs (other than integration costs), expenses and other charges associated with the Transactions and the Codman Acquisition and all other Permitted Acquisitions, Investments, Dispositions, issuances or incurrences of Indebtedness, issuances of Equity Interests or, modifications of instruments of Indebtedness, solely with respect to transactions permitted hereunder (whether or not actually consummated);

(x)	cash proceeds of business interruption insurance, in an amount not to exceed the earnings for the applicable period that such proceeds are intended to replace;

(xi)	non-recurring milestone payments, royalty payments or upfront payments by any Loan Party permitted hereunder;

(xii)	without duplication, any extraordinary, unusual or non-recurring cash losses, expenses or other charges;

(xiii)	losses paid in cash in connection with any interest rate or foreign exchange rate Swap Contract permitted hereunder;

(xiv)

integration costs (A) relating to the Codman Acquisition and the Derma Acquisition in an amount not to exceed (1) $49,000,000 for the fiscal year ending December 31, 2017, (2) $97,000,000 for the fiscal year ending December 31, 2018, (3) $42,000,000 for the fiscal year ending December 31, 2019, (4) $22,000,000 for the fiscal year ending December 31, 2020, (5) $3,000,000 for the fiscal year ending December 31, 2021 and (6) $4,000,000 for the fiscal year ending December 31, 2022 and (B) relating to other Permitted Acquisitions, Investments and Dispositions; provided that the aggregate amount that may be added back pursuant to this clause (xiv)(B) (together with any amounts added back pursuant to clause (vii) above and any Permitted Cost Savings added back pursuant to clause (b) of the definition thereof) shall not exceed the greater of (x) $107,500,000 and (y) 25% of Consolidated EBITDA of the Borrower and its consolidated Subsidiaries (as calculated after giving effect to such adjustments) for any four fiscal quarter period;

(xv)

expenses and other charges related to the optimization of the Borrower’s Mannsfield facility in an amount not to exceed $25,000,000 per annum during each of the fiscal years ending December 31, 2020, December 31, 2021, December 31, 2022 and December 31, 2023;

(xvi)	expenses and other charges incurred in connection with the rationalization of SKUs in an amount not to exceed $25,000,000 per annum during any fiscal year;

(xvii)

without duplication, cash expenses, charges and losses if and to the extent such expenses, charges and losses are (A) fully indemnified by a contractual obligation of the seller under a Permitted Acquisition or (B) covered by insurance (excluding self-insurance), but, in each case, only to the extent, (x) such indemnification obligation or insurance policy remains in full force and effect, (y) such seller is at the time such add-back is taken, and remains, solvent, and such seller or insurance provider has not refused or challenged a claim for such indemnification or insurance payment and (z) with respect to insurance, such insurance proceeds will be reimbursed within twelve months of the time such expenses were incurred; plus

(b) Permitted Cost Savings; minus

(c) the following to the extent included in calculating such Consolidated Net Income:

(i)	Federal, state, local and foreign income tax credits of the Borrower and its Subsidiaries for such period;

(ii)	all non-cash items increasing Consolidated Net Income for such period unless representing a cash item in any future period;

(iii)	without duplication, any extraordinary, unusual or non-recurring cash gains;

(iv)	all indemnification and insurance proceeds received with respect to which an add-back was previously taken in accordance with clause (a)(xiv) of this definition; and

(v)	all increases to Consolidated Net Income arising from any interest rate or foreign exchange Swap Contract permitted hereunder; plus

(d) to the extent not included in calculating such Consolidated Net Income, Non-Principal Country Receipts paid in respect of such four fiscal quarter period; and minus

(e) to the extent not included in calculating such Consolidated Net Income, Non-Principal Country Payments made in respect of such four fiscal quarter period.

Consolidated EBITDA is subject to calculation on a Pro Forma Basis in accordance with the provisions in Section 1.03; provided that there shall be excluded in determining Consolidated EBITDA for any period the EBITDA attributable to any Person, property, business or asset sold, transferred or otherwise disposed of or, closed or classified as discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of) by the Borrower or any Subsidiary during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”), based on the actual EBITDA of such Sold Entity or Business for such period (including the portion thereof occurring prior to such sale, transfer or disposition).

“Consolidated Funded Indebtedness” means, for any Person and its Subsidiaries determined on a consolidated basis, as of any date of determination, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness (except as provided in clause (d) below), (c) all direct, non-contingent obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all non-contingent obligations (but including any deferred purchase price of property or services that would be treated as debt in accordance with GAAP) in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business but including earn-outs that are earned and determinable but not yet due and payable), (e) Attributable Indebtedness in respect of Capitalized Leases and Off-Balance Sheet Obligations, (f) without duplication all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse (except for customary exceptions to non-recourse provisions such as fraud, misappropriation of funds and environmental liabilities) to such Person or any such Subsidiary; provided, however, that (i) Consolidated Funded Indebtedness shall be calculated net of available, unrestricted cash as set forth on the most recent balance sheet of the Borrower and its Consolidated Subsidiaries delivered pursuant to Sections 6.01(a) and (b), (ii) for purposes of the definition of “Consolidated Funded Indebtedness,” the Indebtedness in respect of convertible debt securities (including Convertible Indebtedness) shall be deemed to be the aggregate principal amount thereof outstanding as of such date of determination, and (iii) intercompany indebtedness shall not constitute “Consolidated Funded Indebtedness.”

“Consolidated Interest Charges” means, for any period, for any Person and its Subsidiaries determined on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, loan fees, charges and related expenses (including capitalized interest) in connection with Indebtedness for borrowed money or purchase money Indebtedness, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense with respect to such period under Capitalized Leases that is treated as interest in accordance with GAAP.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of four consecutive fiscal quarters ending on such date to (b) Consolidated Cash Interest Charges for such period.

“Consolidated Net Income” means, for any period, for any Person and its Subsidiaries determined on a consolidated basis, the net income (excluding extraordinary gains but including extraordinary cash losses other than losses related to the Permitted Swap Termination) of such Person for that period.

“Consolidated Senior Secured Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date that is secured by a Lien to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ending on such date.

“Consolidated Senior Secured Net Leverage Incurrence Ratio” means a Consolidated Senior Secured Net Leverage Ratio of 3.50 to 1.00.

“Consolidated Subsidiary” means with respect to any Person at any date any Subsidiary (other than any Special Purpose Receivables Subsidiary) of such Person or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements if such statements were prepared as of such date in accordance with GAAP.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ending on such date.

“Consolidated Total Leverage Incurrence Ratio” means a Consolidated Total Leverage Ratio of 4.50 to 1.00.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person, or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Convertible Indebtedness” means any Indebtedness of any Loan Party (which may be guaranteed by any other Loan Party) permitted to be incurred pursuant to Section 7.03(f), (h), (k), (l) or (u) of this Agreement that (i) contains customary conversion rights for similar forms of Indebtedness as of the date of issuance in the reasonable determination of the Borrower and (ii) is either (x) convertible into common stock of the Borrower (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such common stock) or (y) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for common stock of the Borrower and/or cash (in an amount determined by reference to the price of such common stock); provided, that any such Indebtedness shall not be convertible at the option of the issuer of such Indebtedness.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) in the case of Eurodollar Rate Loans, the sum of (i) the Eurodollar Rate for such Loans, plus (ii) the Applicable Rate applicable to such Loans, plus (iii) 2% per annum, (b) in the case of the Letter of Credit Fees, a rate equal to (i) the Applicable Rate plus 2% per annum, (c) in the case of Base Rate Loans and for all other Obligations, the sum of (i) the Base Rate plus (ii) the Applicable Rate applicable to Base Rate Loans, plus (iii) 2% per annum.

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the L/C Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, the L/C Issuer, the Swing Line Lender and each other Lender promptly following such determination.

“Derma Acquisition” means the consummation of the acquisition of Derma Sciences Inc. by the Borrower.

“Designated Jurisdiction” means from time to time any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Designated Noncash Consideration” means the fair market value of noncash consideration received by the Borrower or a Subsidiary in connection with a Disposition pursuant to Section 7.05(p) that is designated as Designated Noncash Consideration pursuant to a certificate of a Responsible Officer delivered to the Agent, setting forth the basis of such valuation (which amount will be reduced by any cash proceeds subsequently received by the Borrower or any Subsidiary (other than from the Borrower or a Subsidiary) in connection with any subsequent repayment, redemption or Disposition of such noncash consideration); provided that the fair market value of each item of Designated Noncash Consideration shall be measured at the time received and without giving effect to subsequent changes in value.

“Disposition” or “Dispose” means the sale, transfer, license, lease, Casualty or Condemnation or other disposition (including any Sale and Leaseback Transaction or any sale of any Equity Interest of any Subsidiary) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes issued by any other Person or accounts receivable or any rights and claims associated therewith or any capital stock of, or other Equity Interests in, any other Person; provided that the foregoing shall not be deemed to imply that any such disposition is permitted under this Agreement. The term “Disposition” shall not include any Equity Issuance.

“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, in each case, other than for Equity Interests or Disqualified Stock, on or prior to the date that is ninety-one (91) days after the Maturity Date; provided, however, that (i) only the portion of such Equity Interests which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock and (ii) with respect to any Equity Interests issued to any employee or to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or one of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, resignation, death or disability and if any class of Equity Interest of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of an Equity Interest that is not Disqualified Stock, such Equity Interests shall not be deemed to be Disqualified Stock.

Notwithstanding the preceding sentence, any Equity Interest that would constitute Disqualified Stock solely because the holders thereof have the right to require a Loan Party to repurchase such Equity Interest upon the occurrence of a change of control, an asset sale, condemnation or similar event shall not constitute Disqualified Stock. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Borrower and its Subsidiaries may become obligated to pay upon maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock or portion thereof, plus accrued dividends.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means a Subsidiary that is organized under the Laws of a political subdivision of the United States.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 10.06(b)(iii) and 10.06(b)(v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Engagement Letter” means the engagement letter agreement dated January 7, 2020, among the Borrower and BofA Securities, Inc.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination; provided, however, that Convertible Indebtedness shall not be or be deemed to be an Equity Interest.

“Equity Issuance” means any issuance by the Borrower or any of its Subsidiaries of any capital stock or other Equity Interests to any Person or receipt by the Borrower or any of its Subsidiaries of a capital contribution from any Person, including the issuance of Equity Interests pursuant to the exercise of options or warrants and the conversion of any Indebtedness to equity; provided that the foregoing shall not be deemed to imply that any such issuance is permitted under this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower or any of its Subsidiaries within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any of its Subsidiaries or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) by the Borrower or any of its Subsidiaries or any ERISA Affiliate from a Multiemployer Plan resulting in withdrawal liability to the Borrower or any of its Subsidiaries or any ERISA Affiliate under Section 4201 of ERISA, or notification to the Borrower or any of its Subsidiaries or any ERISA Affiliate that a Multiemployer Plan is in reorganization within the meaning of Section 4241 of ERISA; (d) the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

“Eurodollar Rate” means:

(a) for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two Business Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day;

provided, that if the Eurodollar Rate shall be less than zero at any time, such rate shall be deemed to be zero for purposes of this Agreement.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate.”

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Subsidiaries” means (a) all Foreign Subsidiaries, (b) each Domestic Subsidiary that owns no material assets other than equity interests in one or more Foreign Subsidiaries, (c) each Domestic Subsidiary of any Foreign Subsidiary, (d) each Immaterial Subsidiary, (e) all Subsidiaries that are not wholly owned directly by the Borrower or one or more of its Wholly-Owned Subsidiaries and (f) all Special Purpose Receivables Subsidiaries; for the avoidance doubt, each Excluded Subsidiary subject to clause (b) above is a “Pledged Excluded Subsidiary” (as such term is defined in the Security Agreement) and at least 65% of the Equity Interests thereof are or will be pledged collateral in accordance with the terms of the Pledge Agreement.

“Excluded Swap Obligation” means, with respect to any Subsidiary Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Subsidiary Guarantor of, or the grant by such Subsidiary Guarantor of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Subsidiary Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 10.20 and any other “keepwell, support or other agreement” for the benefit of such Subsidiary Guarantor and any and all guarantees of such Subsidiary Guarantor’s Swap Obligations by other Loan Parties) at the time the guaranty of such Subsidiary Guarantor, or a grant by such Subsidiary Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 10.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Sections 3.01(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Executive Officer” means (i) with respect to the Borrower, those officers with titles of president, chief executive officer, executive vice-president and senior vice-president, and (ii) with respect to any other Loan Party, those officers with titles of president, chief executive officer and vice president.

“Existing Credit Agreement” has the meaning specified in the recitals hereto.

“Existing Lenders” has the meaning specified in the recitals hereto.

“Existing Loan Documents” shall have the meaning specified in Section 1.07(b).

“Existing Obligations” shall have the meaning specified in Section 1.07(b).

“Facility” means each Term Facility or the Revolving Credit Facility, as applicable.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” means, collectively, the Agent Fee Letter and any other fee letter executed between the Borrower and an Arranger.

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes (including such a Lender when acting in the capacity of the L/C Issuer). For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means a Subsidiary that is not organized under the Laws of a political subdivision of the United States or a state thereof.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender that is a Revolving Credit Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Credit Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Credit Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Granting Lender” has the meaning specified in Section 10.06(g).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided, that, the term Guarantee shall not include (i) endorsements of instruments for collection in the ordinary course, (ii) customary exceptions to non-recourse provisions such as fraud, misappropriation of funds and environmental liabilities or (iii) assurances relating to environmental matters. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“Immaterial Subsidiaries” means each Domestic Subsidiary that (a) is not a Material Subsidiary and (b) is designated by written notice from the Borrower to the Administrative Agent as an “Immaterial Subsidiary”; provided, however, that (i) as of any date of determination, the aggregate Consolidated EBITDA during the four consecutive fiscal quarters most recently ended of all Domestic Subsidiaries that are designated as Immaterial Subsidiaries shall not exceed ten percent (10.0%) of the Consolidated EBITDA during such period of the Borrower and its consolidated Domestic Subsidiaries, and (ii) as of the Closing Date, each of the Domestic Subsidiaries listed in part A of Schedule 1.01(a) that is designated as an “Immaterial Subsidiary” in accordance with this definition shall be deemed to be an Immaterial Subsidiary.

“Impacted Loans” has the meaning assigned to such term in Section 3.03.

“Increase Effective Date” has the meaning specified in Section 2.16(d).

“Incremental Amount” has the meaning specified in Section 2.16(a).

“Incremental Facility” has the meaning specified in Section 2.16(a).

“Incremental Increase” has the meaning specified in Section 2.16(a).

“Incremental Note” has the meaning specified in Section 7.03(j).

“Incremental Term Loan” has the meaning specified in Section 2.16(a).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net payment obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned by such Person (including indebtedness arising under conditional sales or other title retention agreements);

(f) Capitalized Leases and Off-Balance Sheet Obligations of such Person;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Stock in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer in an amount proportionate to such Person’s interest therein, unless such Indebtedness is expressly made non-recourse to such Person (subject to customary exceptions to non-recourse provisions such as fraud, misappropriation of funds and environmental liabilities) or except to the extent such Indebtedness is owed by such partnership or joint venture to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Capitalized Lease or Off-Balance Sheet Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

Notwithstanding the foregoing provisions, (i) liabilities and other obligations relating to the Non-Principal Country Payments and Non-Principal Country Receipts, if any, (ii) prepaid or deferred revenue arising in the ordinary course of business, (iii) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase prices of an asset to satisfy unperformed obligations of the seller of such asset, (iv) earn-out obligations which have not yet become a liability on the balance sheet under GAAP and (v) any Swap Contract associated with an accelerated share repurchase program, shall not constitute Indebtedness.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in the preceding clause (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Intercompany Notes” means the promissory notes issued as contemplated by Section 7.02(d), substantially in the form of Exhibit A to the Pledge Agreement or any intercompany loan agreement in form and substance reasonably satisfactory to the Administrative Agent.

“Interest Payment Date” means (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates, and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date (with Swing Line Loans being deemed made under the Revolving Credit Facility for purposes of this definition).

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three, six months or, if available and agreed to by each applicable Lender, twelve months (in each case subject to Section 3.03), thereafter, as selected by the Borrower in the Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(b) any Interest Period pertaining to a Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c) no Interest Period shall extend beyond the Maturity Date; and

(d) solely with respect to the Interest Period applicable to Eurodollar Rate Loans made on the Closing Date, the Borrower may elect a period of less than one month.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of, any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a division, business unit or line of business. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning specified in Section 5.11.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the International Chamber of Commerce under Publication No. 590 (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to any such Letter of Credit.

“Joinder Agreement” means a joinder agreement executed and delivered in accordance with the provisions of Section 6.11, substantially in the form of Exhibit G hereto.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, administrative or judicial precedents or authorities and executive orders, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law (including, without limitation, under the Federal Food, Drug and Cosmetic Act, the Safe Medical Devices Act of 1990, the FDA Modernization Act of 1997, and additional laws and regulations relating to medical devices promulgated by various governments and governmental agencies, the International Standards Organization’s regulations and registration requirements and the European Medical Device Directives).

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Revolving Credit Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed by the Borrower on the Honor Date or refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” means, individually or collectively as the context may indicate, (a) Bank of America in its capacity as issuer of Letters of Credit hereunder or any successor to Bank of America in its capacity as an issuer of Letters of Credit hereunder, (b) each other Revolving Credit Lender with a Letter of Credit Commitment set forth on Schedule 2.01 and (c) any other Revolving Credit Lender, selected by the Borrower (with the consent of the Administrative Agent and such Revolving Credit Lender, which consent, in the case of the Administrative Agent shall not be unreasonably withheld or delayed) to be an issuer of Letters of Credit hereunder, or any successor to such Lender in its capacity as an issuer of Letters of Credit hereunder. Each L/C Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such L/C Issuer, in which case the term “L/C Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate and for all purposes of the Loan Documents.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount remaining to be drawn.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes each Lender with a commitment to make Loans as designated in Section 2.01 or Section 2.16 or in an Assignment and Assumption pursuant to which such Lender becomes a party hereto; provided that references to “Lenders” shall include any Swing Line Lender; for purposes of clarification only, to the extent that the Swing Line Lender may have rights and obligations in addition to those of the other Lenders due to its status as Swing Line Lender, its status as such will be specifically referenced.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as to which a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any standby letter of credit issued hereunder.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer (modified to the extent that the terms thereof conflict with the terms hereof).

“Letter of Credit Commitment” shall mean, with respect to each L/C Issuer, the commitment of such L/C Issuer to issue Letters of Credit up to the amount set forth opposite the name of such L/C Issuer on Schedule 2.01.

“Letter of Credit Expiration Date” means the day that is thirty days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the immediately preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $60,000,000 and (b) the Revolving Credit Commitments. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“LIBOR” has the meaning specified in clause (a) of the definition of “Eurodollar Rate.”

“LIBOR Screen Rate” means the LIBOR quote on the applicable screen page the Administrative Agent designates to determine LIBOR (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“LIBOR Successor Rate” has the meaning specified in Section 3.03(c).

“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement).

“License” means any license, certification, accreditation, consent, permit or other authorization or approval which is required to be obtained from any Governmental Authority in connection with the operation of the Borrower and its Subsidiaries, including the development, testing, marketing, manufacturing and pricing and sale of medical devices.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Liened Property” has the meaning specified in Section 6.11(a).

“Limited Condition Acquisition” means any acquisition by the Borrower or one or more of its subsidiaries permitted hereunder whose consummation is not conditioned under the applicable acquisition agreement on the availability of, or on obtaining, third party financing.

“Loan” means an extension of credit by a Lender to the Borrower under ARTICLE II in the form of a Term Loan, a Revolving Credit Loan, a Swing Line Loan or L/C Advance. Each Loan may be divided into tranches which are Base Rate Loans or Eurodollar Rate Loans (each a “Type” of Loan).

“Loan Documents” means this Agreement, the Notes, each Issuer Document, the Fee Letters, the Subsidiary Guaranty, the Collateral Documents, the Restatement Agreement, the Ratification Agreement, and any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.14 and all other documents delivered to the Administrative Agent or the L/C Issuer in connection herewith or therewith relating specifically to the Obligations.

“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, in each case, if in writing, shall be substantially in the form of Exhibit A hereto or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Loan Party” means, the Borrower and each Subsidiary Guarantor, and “Loan Parties” means any combination of the foregoing.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Material Adverse Effect” means (a) a material adverse effect upon the operations, business or financial condition of the Borrower and its Subsidiaries taken as a whole, (b) a material adverse effect on the ability of any Loan Party to perform its material obligations under any Loan Document to which it is a party, (c) a material adverse effect upon the legality, validity or binding effect of any Loan Document, or (d) a material adverse effect on the rights, powers, or remedies of the Administrative Agent or any Secured Party under any Loan Document (other than as a result of conditions specific to such Secured Party).

“Material Subsidiary” means, as of any date of determination, any Domestic Subsidiary that has Consolidated EBITDA during the four consecutive fiscal quarters ended on such date in excess of five percent (5%) of the Consolidated EBITDA for such period of the Borrower and its Domestic Subsidiaries.

“Maturity Date” means February 3, 2025.

“Maximum Rate” shall have the meaning specified in Section 10.09.

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 103% of the Fronting Exposure of the L/C Issuer with respect to Letters of Credit issued and outstanding at such time, (ii) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Sections 2.14(a)(i), (a)(ii) or (a)(iii), an amount equal to 103% of the Outstanding Amount of all LC Obligations, and (iii) otherwise, an amount determined by the Administrative Agent and the L/C Issuer in their sole discretion but not to exceed 103% of the amount in question.

“Minority Equity Interests” means Equity Interests in a Person that is not a Subsidiary of the Borrower (or any of its Subsidiaries) owned by any Loan Party as of the Closing Date or otherwise acquired by any Loan Party after the Closing Date as a result of a Permitted Acquisition.

“Moody’s” means Moody’s Investors Service, Inc. and any successor in interest.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any of its Subsidiaries or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or has been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means:

(a) with respect to any Disposition by the Borrower or any of its Subsidiaries, the excess, if any, of (i) the sum of cash and Cash Equivalents actually received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents), (B) the reasonable and customary out-of-pocket expenses incurred by the Borrower or such Subsidiary in connection with such transaction, (C) taxes, including sales, transfer, deed or mortgage recording taxes, and any other payment required by applicable law as a result of such Disposition, reasonably estimated to be actually payable within two years of the date of the relevant transaction as a result of any gain recognized in connection therewith; provided that, if the amount of any estimated taxes or other payment required by applicable law pursuant to subclause (C) exceeds the amount of taxes or other payment required by applicable law actually required to be paid in cash in respect of such Disposition, the aggregate amount of such excess shall constitute Net Cash Proceeds and (D) any reserve established in accordance with GAAP in connection with such Disposition; and

(b) with respect to the incurrence or issuance of any Indebtedness by the Borrower or any of its Subsidiaries, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by the Borrower or such Subsidiary in connection therewith.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extension Notice Date” shall have the meaning specified in Section 2.03(b)(iii).

“Non-Principal Country Payment” means amounts paid by the Borrower or any of its Subsidiaries to the Seller arising from the Non-Principal Country Units as contemplated by any Transaction Document (as defined in the Codman Agreement).

“Non-Principal Country Receipts” means amounts received by the Borrower or any of its Subsidiaries arising from the Non-Principal Country Units as contemplated by any Transaction Document (as defined in the Codman Agreement).

“Non-Principal Country Units” shall mean the countries listed on Schedule 1.01(b).

“Note” means a Term Note or a Revolving Credit Note, as the context may require.

“Obligations” means all advances to, and debts, liabilities, obligations, indemnities, covenants and duties of, the Borrower and its Subsidiaries arising under any Loan Document, any Secured Swap Contract, any Secured Cash Management Services Agreement, or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees and other amounts that accrue after the commencement by or against the Borrower and its Subsidiaries or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees and other amounts are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of any Loan Party under the Loan Documents include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, attorney fees and disbursements, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligations of any Loan Party to reimburse any amount in respect of any of the foregoing that any Secured Party, in its sole discretion, may elect to pay or advance on behalf of any Loan Party; provided that “Obligations” shall exclude any Excluded Swap Obligations. If applicable, the Obligations shall be “Designated Senior Indebtedness” (or substantially similar designation) pursuant to and for purposes of any Convertible Indebtedness.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Off-Balance Sheet Obligation” means any transaction, agreement or other contractual arrangement to which an entity unconsolidated with the Borrower is a party, under which the Borrower has:

(a) any obligation under a guarantee contract that has any of the characteristics identified in FASB ASC 460-10-15-4;

(b) a retained or contingent interest in assets transferred to an unconsolidated entity or similar arrangement that serves as credit, liquidity or market risk support to such entity for such assets;

(c) any obligation, including a contingent obligation, under a contract that would be accounted for as a derivative instrument, except that it is both indexed to the Borrower’s own stock and classified in stockholders’ equity in the Borrower’s statement of financial position, as described in FASB ASC 815-10-15-74; or

(d) any obligation, including a contingent obligation, arising out of a variable interest (as defined in the FASB ASC Master Glossary) in an unconsolidated entity that is held by, and material to, the Borrower, where such entity provides financing, liquidity, market risk or credit risk support to, or engages in leasing, hedging or research and development services with, the Borrower or its Subsidiaries.

“Operating Lease” means, as applied to any Person, any lease (including, without limitation, leases that may be terminated by the lessee at any time) of any Property that is not a Capitalized Lease other than any such lease in which that Person is the lessor.

“Original Closing Date” means May 3, 2018.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws, (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement, and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means (a) with respect to any Class of Term Loans, Revolving Credit Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Class of Term Loans, Revolving Credit Loans and Swing Line Loans, as the case may be, occurring on such date, and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Acquisitions” means any Acquisition; provided that (a) the Property acquired (or the Property of the Person acquired) in such Acquisition shall be used or useful in the same or similar line of business as the Loan Parties on the Closing Date, including activities ancillary, related or complementary thereto, (b) in the case of an Acquisition of the Equity Interests of another Person, the board of directors

(or other comparable governing body) of such other Person shall have duly approved such Acquisition, (c) (i) at the time of the execution and delivery of the purchase agreement related to such Acquisition, no Event of Default has occurred and is continuing or would result therefrom, and (ii) after giving effect to any Acquisition, no Event of Default under Section 8.01(a), 8.01(f), 8.01(g) or 8.01(i) has occurred and is continuing or would result therefrom, (d) the Borrower and its Consolidated Subsidiaries shall be in compliance with Section 7.17 on a Pro Forma Basis after giving effect to such Acquisition, (e) after giving effect to such Acquisition, the Acquisition shall not result in a minority interest in a general partnership or joint venture (other than to the extent indirectly owned by the acquired Person and which were not made in contemplation of or in connection with such Acquisition and were in existence on the date of such Acquisition) and (f) the Loan Parties shall, and shall cause the party that is the subject of the Acquisition to, execute and deliver such joinder and pledge agreements, security agreements and intercompany notes and take such other actions as may be necessary for compliance with the provisions of Sections 6.11 and 6.12.

“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) on the Borrower’s common stock (whether settled in cash and/or common stock) purchased by the Borrower in connection with the issuance of any Convertible Indebtedness; provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by the Borrower from the sale of any related Permitted Warrant Transaction, does not exceed the net cash proceeds received by the Borrower or any other Loan Party from the sale of such Convertible Indebtedness issued in connection with the Permitted Bond Hedge Transaction.

“Permitted Cost Savings” means, for any four quarter measurement period, the sum of (a) pro forma future cost savings, operating expense reductions and synergies related to the Codman Acquisition and the Derma Acquisition that are reasonably identifiable and factually supportable and projected by the Borrower in good faith to result from actions that have been taken or are expected to be taken (in the good faith of the Borrower) prior to October 2, 2019 in an amount not to exceed (1) $46,000,000 for the fiscal year ending December 31, 2017, (2) $46,000,000 for the fiscal year ending December 31, 2018, (3) $44,000,000 for the fiscal year ending December 31, 2019, (4) $48,000,000 for the fiscal year ending December 31, 2020, (5) $53,000,000 for the fiscal year ending December 31, 2021 and (6) $55,000,000 for the fiscal year ending December 31, 2022 and (b) pro forma future cost savings, operating expense reductions and synergies related to acquisitions, investments, dispositions and other operational changes that are reasonably identifiable and factually supportable and projected by the Borrower in good faith to result from actions that have been taken or are expected to be taken (in the good faith of the Borrower) within 24 months after the effective date of such acquisition, investment, disposition or operational change; provided that the aggregate amount of all cost savings, operating expense reductions and synergies arising under the foregoing clause (b) that may be added back to Consolidated EBITDA of the Borrower and its consolidated Subsidiaries (including pursuant to the definition of “Pro Forma Basis”) during such measurement period (together with all amounts added back to Consolidated EBITDA pursuant to clauses (a)(vii) and (a)(xiv)(B) of the definition thereof) does not exceed the greater of (x) $107,500,000 and (y) 25% of Consolidated EBITDA of the Borrower and its consolidated Subsidiaries (as calculated after giving effect to such adjustments) for any four fiscal quarter period.

“Permitted Liens” has the meaning specified in Section 7.01.

“Permitted Receivables Documents” shall mean all documents and agreements evidencing, relating to or otherwise governing a Permitted Receivables Financing.

“Permitted Receivables Financing” shall mean one or more transactions by the Borrower or any of the Subsidiaries pursuant to which the Borrower or such Subsidiary may sell, convey or otherwise transfer to one or more Special Purpose Receivables Subsidiaries, any Receivables Assets (whether now existing or arising in the future) of the Borrower or such Subsidiary; provided that (a) such transactions are non-recourse to the Borrower and the other Loan Parties, and with respect to non-Loan Party Subsidiaries, recourse in connection with such transactions shall be limited to the extent customary for similar transactions (and in any event without any guarantee by Borrower or any other Subsidiary (other than any Special Purpose Receivables Subsidiary)) and (b) the aggregate Receivables Net Investment shall not exceed $250.0 million at any time.

“Permitted Refinancing” means, with respect to any Indebtedness of a Person, any amendment, modification, refinancing, refunding, renewal, replacement or extension of such Indebtedness of such Person; provided that (a) the principal amount thereof does not exceed the principal amount of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended except by an amount equal to unpaid accrued interest, fees and premium (including tender premiums) thereon plus underwriting discounts, other reasonable amounts paid, and fees and expenses (including upfront fees, original issue discount or initial yield payments) incurred in connection with such modification, refinancing, refunding, renewal, replacement or extension plus additional amounts otherwise permitted under Section 7.03, (b) such modification, refinancing, refunding, renewal, replacement or extension has a final maturity date equal to or later than the final maturity date of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended, (c) other than with respect to revolving Indebtedness, such modification, refinancing, refunding, renewal, replacement or extension has a weighted average life to maturity equal to or greater than the remaining weighted average life to maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (d) to the extent such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement or extension is subordinated in right of payment to the Obligations on terms, taken as a whole, at least as favorable to the Lenders (in the good faith determination of the Borrower) as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended and (e) if any Liens securing the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended is secured by the Collateral on a second priority (or other junior priority) basis to the Liens securing the Obligations, the Liens securing such Indebtedness shall be secured by the Collateral on a second priority (or other junior priority) basis to the Liens securing the Obligations on terms that are at least as favorable to the Secured Parties (in the good faith determination of the Borrower) as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended, taken as a whole.

“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) on the Borrower’s common stock (whether settled in cash and/or common stock) sold by the Borrower in connection with and substantially concurrently with any purchase by the Borrower of a related Permitted Bond Hedge Transaction; provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by the Borrower from the sale of such related Permitted Warrant Transaction, does not exceed the net cash proceeds received by the Borrower or any other Loan Party from the sale of the Convertible Indebtedness issued in connection with the Permitted Warrant Transaction.

“Permitted Swap Termination” means the termination of the Swap Contract to which Borrower is a party on the Closing Date.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means (i) any “employee benefit plan” within the meaning of Section 3(3) of ERISA other than a Multiemployer Plan, maintained for employees of the Borrower or any Subsidiary (or, with respect to any “employee benefit plan” that is a Pension Plan, maintained for employees of the Borrower or any ERISA Affiliate) or (ii) any such “employee benefit plan” to which the Borrower or any Subsidiary (or, with respect to a Pension Plan, any ERISA Affiliate) is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 6.02.

“Pledge Agreement” means the Amended and Restated Pledge Agreement dated as of August 10, 2010 (as amended on October 2, 2017 and as further amended, amended and restated, supplemented or otherwise modified from time to time) by and among the Borrower, the Subsidiary Guarantors and the Administrative Agent in the form attached as Exhibit H.

“primary obligor” has the meaning specified in the definition of “Guarantee”.

“Pro Forma Basis” means for purposes of calculating any financial ratio for any Reference Period for the purpose specified in Section 1.03(c), and each such transaction actually consummated (i) during such Reference Period or (ii) subsequent to such Reference Period and prior to or simultaneously with the event for which the calculation of any such financial ratio or financial amount is made, that such financial ratio or financial amount shall be calculated on a pro forma basis based on the following assumptions: (A) each such transaction shall be deemed to have occurred on the first day of such Reference Period; (B) any funds to be used by any Person in consummating any such transaction will be assumed to have been used for that purpose as of the first day of such Reference Period; (C) any Indebtedness to be incurred or repaid by any Person in connection with the consummation of any such transaction will be assumed to have been incurred or repaid on the first day of such Reference Period; (D) any Permitted Cost Savings expected to be realized as a result of or in connection with such transaction (but without duplication of amounts otherwise included in Consolidated EBITDA); (E) the gross interest expenses, determined in accordance with GAAP, with respect to such Indebtedness assumed to have been incurred on the first day of such Reference Period that bears interest at a floating rate shall be calculated at the current rate (as of the date of such calculation) under the agreement governing such Indebtedness (including this Agreement if the Indebtedness is incurred hereunder); and (F) any gross interest expense, determined in accordance with GAAP, with respect to Indebtedness outstanding during such Reference Period that was or is to be refinanced with proceeds of a transaction assumed to have been incurred as of the first day of the Reference Period will be excluded from such calculations.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 6.02.

“Qualified ECP Guarantor” shall mean, in respect of any Swap Obligation, each Loan Party with total assets exceeding $10,000,000 at the time the relevant Guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person that constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under §1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Equity Interest” means (i) with respect to the Borrower, any Equity Interest other than Equity Interests (x) that constitute Indebtedness or are convertible or exchangeable into, or are redeemable for, Equity Interests that constitute Indebtedness; provided, that, the foregoing shall not exclude Equity Interests that accrue dividends that are not payable until the indefeasible payment in cash in full of all Obligations and the termination of all Commitments hereunder or (y) that otherwise, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (A) matures or is mandatorily redeemable or subject to any mandatory repurchase requirement, pursuant to a sinking fund obligation or otherwise (other than by virtue of a liquidation preference that would be entitled to payments or distributions only after Obligations have been indefeasibly repaid in full in cash and all Commitments have been terminated), (B) is convertible into or exchangeable or exercisable for Indebtedness or any other Equity Interest that is not a Qualified Equity Interest, or (C) is redeemable or subject to any mandatory repurchase requirement at the option of the holder thereof, in whole or in part, other than redemption or repurchase after the Obligations have been indefeasibly repaid in full in cash and all Commitments have been terminated and (ii) with respect to any Subsidiary of the Borrower, common stock or other common Equity Interests.

“Ratification Agreement” means that certain Ratification Agreement dated as of the Closing Date executed by the Loan Parties in connection with this Agreement and acknowledged by the Administrative Agent.

“Real Property Assets” means all interest (including leasehold interests) of the Borrower or any of its Subsidiaries in any real property.

“Receivables Assets” shall mean accounts receivable (including bills of exchange) and related assets and property which are of the type customarily transferred or in respect of which security interests are customarily granted in connection with securitizations of accounts receivable from time to time originated, acquired or otherwise owned by the Borrower or any Subsidiary.

“Receivables Net Investment” means the aggregate cash amount paid by the lenders or purchasers under any Permitted Receivables Financing in connection with their purchase of, or the making of loans secured by, Receivables Assets or interests therein, as the same may be reduced from time to time by collections with respect to such Receivables Assets or otherwise in accordance with the terms of the Permitted Receivables Documents; provided, however, that, if all or any part of such Receivables Net Investment shall have been reduced by application of any distribution and thereafter such distribution is rescinded or must otherwise be returned for any reason, such Receivables Net Investment shall be increased by the amount of such distribution, all as though such distribution had not been made.

“Recipient” means the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Reference Period” means (a) for purposes of calculating compliance with any financial covenant or test on any date on which a Compliance Certificate is required to be delivered hereunder, the four consecutive fiscal quarters most recently ended prior to such date and (b) for purposes of determining whether the conditions precedent have been satisfied for a proposed transaction, the four consecutive fiscal quarters most recently ended prior to date of such proposed transaction for which annual or quarterly financial statements and a Compliance Certificate shall have been delivered in accordance with the provisions hereof.

“Refinancing Amendment” has the meaning specified in Section 2.17(c).

“Refinancing Effective Date” has the meaning specified in Section 2.17(a).

“Refinancing Facilities” has the meaning specified in Section 2.17(a).

“Refinancing Facility Lender” has the meaning specified in Section 2.17(b).

“Refinancing Note Holder” has the meaning specified in Section 2.17(b).

“Refinancing Notes” has the meaning specified in Section 2.17(a).

“Refinancing Revolving Facility” has the meaning specified in Section 2.17(a).

“Refinancing Term Facility” has the meaning specified in Section 2.17(a).

“Register” has the meaning specified in Section 10.06(c).

“Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of the Borrower as prescribed by the Securities Laws.

“Regulation S-K” means Regulation S-K under the U.S. Securities Act of 1933, as amended.

“Regulation S-X” means Regulation S-X under the U.S. Securities Act of 1933, as amended.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York for the purpose of recommending a benchmark rate to replace LIBOR in loan agreements similar to this Agreement.

“Removal Effective Date” shall have the meaning specified in Section 9.06.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Credit Loans, a Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Facility Lenders” means (a) for the Revolving Credit Facility, the Required Revolving Lenders and (b) for any Term Facility, the Required Term Lenders for such Term Facility.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of (a) the Total Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) the aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” means, as of any date of determination, Revolving Credit Lenders having more than 50% of the sum of (a) the Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) the aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Required Term Lenders” means, as of any date of determination, with respect to any Term Facility, Term Lenders having more than 50% of such Term Facility on such date; provided that the portion of such Term Facility held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer, corporate controller, any vice president or executive vice president of any Loan Party to the extent each such officer shall have been duly authorized by all necessary corporate, partnership or other action on the part of such Person to act on behalf of such Person and solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given under ARTICLE II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restatement Agreement” means the Restatement Agreement dated as of the Closing Date, by and among the Borrower, the Administrative Agent and each of the lenders under the Existing Credit Agreement party thereto.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Borrower or any of its Subsidiaries (including, without limitation, any payment in connection with any dissolution, merger, consolidation or disposition involving Subsidiaries), or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interest or of any option, warrant or other right to acquire any such Equity Interest or on account of any return of capital to the Borrower’s or such Subsidiary’s stockholders, partners or members (or the equivalent of any thereof) (it being understood that Convertible Indebtedness shall not constitute an Equity Interest or an option, warrant or other right to acquire an Equity Interest).

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(b).

“Revolving Credit Commitment” means as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01(b), (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Lender” means, at any time, (a) so long as any Revolving Credit Commitment is in effect, any Lender that has a Revolving Credit Commitment at such time or (b) if the Revolving Credit Commitments have terminated or expired, any Lender that has a Revolving Credit Loan or a participation in L/C Obligations or Swing Line Loans at such time.

“Revolving Credit Loan” has the meaning specified in Section 2.01(b).

“Revolving Credit Note” means a “Revolving Credit Note” made by the Borrower in favor of a Revolving Credit Lender evidencing Revolving Credit Loans or Swing Line Loans, as the case may be, made by such Revolving Credit Lender, substantially in the form of Exhibit C-2 hereto.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and any successor in interest.

“Sale and Leaseback Transaction” means any arrangement pursuant to which the Borrower or any of its Subsidiaries, directly or indirectly, becomes liable as lessee, guarantor or other surety with respect to any lease, whether an Operating Lease or a Capitalized Lease, of any Property that the Borrower or any of its Subsidiaries (a) has sold or transferred (or is to sell or transfer) to, or arranged the purchase by, a Person other than the Borrower or any of its Subsidiaries or (b) intends to use for substantially the same purpose as any other Property that has been sold or is transferred (or is to be sold or transferred) by the Borrowers or such Subsidiary to a Person other than the Borrower or any of its Subsidiaries in connection with such lease.

“Sanction(s)” means any sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“Scheduled Unavailability Date” has the meaning specified Section 3.03(c).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Services Agreement” means any Cash Management Services Agreement that is entered into by and between the Borrower or any of its Subsidiaries and any Cash Management Bank.

“Secured Party” means the Administrative Agent, each Lender, each L/C Issuer, each Swing Line Lender, each Swap Bank, each Cash Management Bank, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Secured Swap Contract” means any interest rate or foreign exchange rate Swap Contract that is entered into by and between the Borrower or any of its Subsidiaries and any Swap Bank.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Security Agreement” means the Amended and Restated Security Agreement dated as of August 10, 2010 (as amended on October 2, 2017 and as further amended, amended and restated, supplemented or otherwise modified from time to time) by and among the Borrower, the Subsidiary Guarantors and the Administrative Agent in the form attached as Exhibit I.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website (or any successor source) and, in each case, that has been selected or recommended by the Relevant Governmental Body.

“SOFR-Based Rate” means SOFR or Term SOFR.

“SPC” has the meaning specified in Section 10.06(g).

“Special Purpose Receivables Subsidiary” shall mean a subsidiary of the Borrower or a Subsidiary established in connection with a Permitted Receivables Financing for the acquisition of Receivables Assets or interests therein, and which is organized in a manner intended to reduce the likelihood that it would be substantively consolidated with the Borrower or any of the subsidiaries (other than Special Purpose Receivables Subsidiaries) in the event the Borrower or any such subsidiary becomes subject to a proceeding under any debtor relief law.

“Subject Properties” has the meaning specified in Section 5.13(a).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor” means each of the Domestic Subsidiaries listed on part B of Schedule 1.01 and each other Subsidiary of the Borrower that joins as a Subsidiary Guarantor pursuant to Section 6.11, together with their successors and permitted assigns, in each case.

“Subsidiary Guaranty” means the Amended and Restated Subsidiary Guaranty Agreement dated as of August 10, 2010 (as amended on October 2, 2017 and as further amended, amended and restated, supplemented or otherwise modified from time to time) by and among the Borrower, the Subsidiary Guarantors and the Administrative Agent in the form attached hereto as Exhibit F.

“Swap Bank” means any Person party to a Swap Contract (whether entered into on or prior to the Closing Date) who was the Administrative Agent, a Lender or an Affiliate of the Administrative Agent or a Lender as of the Closing Date or, if later, at the time it entered into such Swap Contract, in its capacity as a party thereto, whether or not such Person subsequently ceases to be the Administrative, a Lender or an Affiliate of the Administrative Agent or a Lender.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options (excluding, for the avoidance of doubt, any option imbedded in any Convertible Indebtedness), bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” means with respect to any Subsidiary Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Commitment” shall mean, with respect to each Swing Line Lender, the commitment of such Swing Line Lender to make Swing Line Loans up to the amount set forth opposite the name of such Swing Line Lender on Schedule 2.01.

“Swing Line Lender” means, individually or collectively as the context may indicate, (a) Bank of America in its capacity as provider of Swing Line Loans or any successor of Bank of America in its capacity as a swing line lender hereunder, (b) each other Revolving Credit Lender with a Swing Line Commitment set forth on Schedule 2.01 and (c) any other Revolving Credit Lender, selected by the Borrower (with the consent of the Administrative Agent and such Revolving Credit Lender, which consent, in the case of the Administrative Agent shall not be unreasonably withheld or delayed) to be a Swing Line Lender hereunder, or any successor to such Lender in its capacity as a Swing Line Lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which shall be substantially in the form of Exhibit B hereto or such other form as approved by the Administrative Agent (including any form on an electronic platform of electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $60,000,000 and (b) the Revolving Credit Facility. The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term A Commitment” means, as to each Term A Lender, such Term A Lender’s obligation, if any, to make Term A Loans to the Borrower pursuant to Section 2.01(a).

“Term A Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Term A Commitments at such time and (b) at any other time after the Closing Date, the aggregate principal amount of the Term A Loans of all Term A Lenders outstanding at such time.

“Term A Lender” means (a) on or prior to the Closing Date, any Lender that holds a Term A Commitment at such time and (b) at any other time after the Closing Date, any Lender that holds Term A Loans at such time.

“Term A Loan” means an advance made by any Term A Lender under the Term A Facility.

“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Class and Type and, in the case of Eurodollar Rate Loans, having the same Interest Period, made by each applicable Term Lender pursuant to Section 2.01(a) or Section 2.16, as the case may be.

“Term Commitment” means the Term A Commitments and the commitments in respect of any other series of Term Loans.

“Term Facility” means the Term A Facility and any other series of Term Loans or Term Commitments.

“Term Lender” means any Lender that holds a Term Commitment or a Term Loan.

“Term Loan” means the Term A Loans and any other Class of term loans established hereunder (including any Class of term loans under an Incremental Facility or a Refinancing Term Facility).

“Term Note” means a promissory note made by the Borrower in favor of a Term Lender evidencing Term Loans made by such Term Lender, substantially in the form of Exhibit C-1 hereto.

“Term SOFR” means the forward-looking term rate for any period that is approximately (as determined by the Administrative Agent) as long as any of the Interest Period options set forth in the definition of “Interest Period” and that is based on SOFR and that has been selected or recommended by the Relevant Governmental Body, in each case as published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion.

“Threshold Amount” means $75,000,000.

“Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans, Swing Line Loans and L/C Obligations.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Transactions” has the meaning specified in the recitals hereto.

“Type” has the meaning specified in the definition of “Loan.”

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(III).

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Public Law No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

“Voting Securities” means, with respect to any Person, securities or other ownership interests having by the terms thereof ordinary voting power to elect the board of directors or other persons performing similar functions of such Person (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency).

“Wholly-Owned Subsidiary” means (a) with respect to any Domestic Subsidiary of any Person, a Domestic Subsidiary of such Person that is wholly-owned by such Person and (b) with respect to any Foreign Subsidiary of any Person, either (i) a Foreign Subsidiary of such Person that is wholly-owned by such Person or (ii) if any Law applicable to such Foreign Subsidiary requires that directors of such Foreign Subsidiary own any amount of common Equity Interests in such Foreign Subsidiary, such Foreign Subsidiary of such Person so long as (i) the amount of common Equity Interests in such Foreign Subsidiary owned by such director or directors is the minimum amount required by applicable Law, (ii) ownership of such common Equity Interests does not give such director or directors, individually or in combination, the right or ability to control, directly or indirectly through one or more intermediaries, the management of such Foreign Subsidiary, and (iii) such Person, directly or indirectly, owns all the other Equity Interests in such Foreign Subsidiary other than the Equity Interest held by such director or directors.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d) Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant or provision (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of (i) FASB ASC 825 and FASB ASC 470-20 on financial liabilities and (ii) the effects of FASB ASC 842 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) on capital lease and debt obligations shall, in each case, be disregarded.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Pro Forma Calculations. Notwithstanding anything herein to the contrary, any calculation of the Consolidated Total Leverage Ratio, Consolidated Interest Coverage Ratio, Consolidated Senior Secured Net Leverage Ratio or Consolidated EBITDA for any Reference Period (x) during which an event for which such calculation is made shall have occurred or (y) subsequent to such Reference Period and prior to or simultaneously with the event for which such calculation is made shall in each case be made on a Pro Forma Basis for purposes of making the following determinations:

(i) determining the applicable pricing level under the definition of “Applicable Rate;” provided that events that occurred subsequent to the end of the applicable Reference Period shall not be given pro forma effect;

(ii) determining compliance with the Consolidated Total Leverage Ratio and the Consolidated Interest Coverage Ratio (other than whether the conditions precedent for a proposed transaction have been satisfied as contemplated by subsection (iv) of this Section 1.03(c)); provided that, solely with respect to Section 7.17, events that occurred subsequent to the end of the applicable Reference Period shall not be given pro forma effect;

(iii) calculating availability under the basket set forth in Section 2.16(a) based on the Consolidated EBITDA of the Borrower and its consolidated Subsidiaries for the applicable Reference Period; and

(iv) determining whether the conditions precedent have been satisfied for a proposed transaction, including any calculation of the Consolidated Senior Secured Net Leverage Ratio or the Consolidated Total Leverage Ratio for purposes of Sections 2.16(a) and/or 7.03(f), and any determination of whether an Event of Default will result from the consummation thereof, including, without limitation, any Disposition or any Investment which results in an Acquisition.

(d) Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Borrower and its Subsidiaries or to the determination of any amount for the Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.07 Amendment and Restatement. In order to facilitate the Amendment and Restatement:

(a) Existing Credit Agreement Superseded. Each of the Borrower and each other Loan Party, the Administrative Agent, the L/C Issuer and the Lenders hereby agree that upon the effectiveness of this Agreement, (i) the terms and provisions of the Existing Credit Agreement shall be and hereby are amended and restated in their entirety by the terms, conditions and provisions of this Agreement, and the terms and provisions of the Existing Credit Agreement shall be superseded by this Agreement and (ii) all references in the other Loan Documents to the Existing Credit Agreement shall be deemed to refer without further amendment to this Agreement, as the same may from time to time be amended, restated, supplemented or otherwise modified.

(b) Continuing Obligations. All of the “Obligations” (as defined in the Existing Credit Agreement, the “Existing Obligations”) outstanding under the Existing Credit Agreement and other “Loan Documents” (as defined in the Existing Credit Agreement, the “Existing Loan Documents”) shall continue as Obligations hereunder to the extent not repaid on the Closing Date, and each of this Agreement and any other Loan Document (as defined herein) that is amended and restated in connection with this Agreement is given as a substitution of and modification of, and not as a payment of or novation of, the indebtedness, liabilities and Existing Obligations of the Borrower under the Existing Credit Agreement or any Existing Loan Document, and neither the execution and delivery of such documents nor the consummation of any other transaction contemplated hereunder is intended to constitute a novation of or reborrowing or termination of, the Existing Credit Agreement or of any of the other Existing Loan Documents or any obligations thereunder.

(c) Reallocation of Commitments. Upon the effectiveness of this Agreement, all outstanding “Revolving Credit Loans” given by the Lenders under and as defined in the Existing Credit Agreement owing by the Borrower under the Existing Credit Agreement shall be deemed to be Revolving Credit Loans hereunder. The parties hereto acknowledge and agree that, notwithstanding the provisions regarding assignments set forth in Section 10.06 hereof, as of the Closing Date, (i) the Commitments and Applicable Percentages for each of the Lenders are as set forth on Schedule 2.01 and (ii) each Lender that is party to the Existing Credit Agreement whose loan commitments under the Existing Credit Agreement is greater than its Commitments hereunder shall be deemed to have assigned, without recourse, to one or more Lenders such portion of such decreasing Lender’s existing loans and commitments under the Existing Credit Agreement as shall be necessary to effectuate the reallocation of commitments and existing loans contemplated hereby. Notwithstanding anything to the contrary in the Existing Credit Agreement or this Agreement, no other documents or instruments, including any Assignment and Assumption, shall be executed in connection with such assignments (all of which requirements are hereby waived), and such assignments shall be deemed to be made with all applicable representations, warranties and covenants as if evidenced by an Assignment and Assumption. On the Closing Date, the Lenders shall make full cash settlement with each other through the Administrative Agent with respect to all assignments, reallocations and other changes in commitments contemplated hereby such that after giving effect to such settlements each Lender’s Applicable Percentage with respect to the applicable Facility shall be as set forth on Schedule 2.01; provided, that the foregoing re-allocations and deemed assignments shall not give rise to, and each Lender hereby waives, payment of any additional amounts under Section 3.05.

(d) Existing Notes. Upon the effectiveness of this Agreement, (i) all “Notes” as defined in and issued under the Existing Credit Agreement shall be superseded and replaced by the Notes hereunder and such “Notes” shall be deemed cancelled and of no further force and effect, regardless of whether such notes were returned to the Borrower; provided, that Lenders that were “Lenders” under the Existing Credit Agreement will use commercially reasonable efforts to locate and return to Borrower for cancellation all original “Notes” issued under the Existing Credit Agreement.

(e) Reset of Baskets. For the avoidance of doubt, upon effectiveness of this Agreement, any basket which permits a certain amount of a given type of transaction over the life of the Credit Agreement (however denominated) shall be reset such that any use of such baskets on or subsequent to the Original Closing Date but prior to the Closing Date shall be disregarded for purposes of testing such basket; provided that nothing in this Section 1.07(e) shall be construed to (i) prohibit any transaction occurring prior to the Closing Date utilizing the corresponding baskets under the Existing Credit Agreement or (ii) apply to the calculation of any adjustment to Consolidated EBITDA (or any related definition).

1.08 Limited Condition Acquisitions. In the case of the incurrence of any Indebtedness (excluding, for the avoidance of doubt, Indebtedness under the Revolving Credit Facility and the Term Facilities but including any Incremental Term Loans) or Liens or the making of any Permitted Acquisitions or other Investments, Restricted Payments, prepayments of certain specified Indebtedness or Dispositions in connection with a Limited Condition Acquisition, at the Borrower’s option, the relevant ratios, baskets (including the applicable Reference Period used to determine the basket under Section 2.16(a)), representations and warranties shall be determined, and any Default or Event of Default blocker shall be tested, as of the date the definitive acquisition agreements for such Limited Condition Acquisition are entered into and calculated as if the Limited Condition Acquisition and other pro forma events in connection therewith were consummated on such date; provided that if the Borrower has made such an election, in connection with the calculation of any ratio or basket with respect to the incurrence of Indebtedness (including any Incremental Facilities) or Liens, or the making of any Permitted Acquisition or other Investments, Restricted Payments, prepayments of certain specified Indebtedness or Dispositions on or following such date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the definitive agreement for such Limited Condition Acquisition is terminated, any such ratio shall be calculated (x) on a pro forma basis assuming such Limited Condition Acquisition and other pro forma events in connection therewith (including any incurrence of Indebtedness) have been consummated and (y) for Restricted Payments only, without giving effect to such Limited Condition Acquisition (provided that this clause (y) shall not apply to any calculation of any ratio or basket during such period in connection with a Permitted Acquisition).

ARTICLE II

COMMITMENTS AND CREDIT EXTENSIONS

2.01 Loans.

(a) Term A Borrowing. Subject to the terms and conditions set forth herein, each Term A Lender severally agrees to make a single loan to the Borrower on the Closing Date in an amount equal to such Term A Lender’s Term A Commitment. The Term Borrowing shall consist of Term A Loans made simultaneously by the Term A Lenders in accordance with their respective Applicable Percentage of the Term A Facility. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed.

(b) Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans (each such loan, a “Revolving Credit Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, and (ii) subject to Section 2.04(a) with respect to the Swing Line Lender, the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment. Within the limits of each Revolving Credit Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b).

(c) Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by (a) telephone, or (b) a Loan Notice; provided that any telephone notice must be confirmed promptly by delivery to the Administrative Agent of a Loan Notice. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days (or, in the case of Borrowings to be made on the Closing Date, two Business Days) prior to the requested date of any Borrowing of, conversion to, or continuation of, Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans. Except for Borrowings to be made on the Closing Date, each Borrowing of, conversion to, or continuation of, Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Section 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Each Loan Notice shall specify (i) the applicable Facility and whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, as the case may be, under such Facility, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, as applicable (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted or continued, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of, Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, the Borrower will be deemed to have specified an Interest Period of one month. Notwithstanding anything to the contrary herein, a Swing Line Loan may not be made as or converted to a Eurodollar Rate Loan.

(b) Following receipt of a Loan Notice for a Facility, the Administrative Agent shall promptly notify each Appropriate Lender of the amount of its Applicable Percentage under such Facility of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Appropriate Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a). In the case of a Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction (or waiver) of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date a Loan Notice with respect to a Revolving Credit Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Revolving Credit Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, and second shall be made available to the Borrower as provided above.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of an Event of Default, no Loans may be requested as, converted to, or continued as, Eurodollar Rate Loans without the consent of the Required Lenders.

(d) The Administrative Agent shall promptly notify the Borrower and the applicable Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) (i) After giving effect to all Term Borrowings, all conversions of Term Loans from one Type to the other, and all continuations of Term Loans as the same Type, there shall not be more than four (4) Interest Periods in effect with respect to any Term Facility at any time. (ii) After giving effect to all Revolving Credit Borrowings, all conversions of Revolving Credit Loans from one Type to the other, and all continuations of Revolving Credit Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect with respect to the Revolving Credit Facility at any time.

2.03 Letters of Credit.

(a) The Letter of Credit Commitment. (i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue standby Letters of Credit for the account of the Borrower or its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (w) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, (x) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment, (y) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit and (z) the Outstanding Amount of the L/C Obligations of any L/C Issuer shall not exceed such L/C Issuer’s Letter of Credit Commitment. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) The L/C Issuer shall not issue any Letter of Credit, if:

(A) subject to Section 2.03(b)(iii), the expiry date of the requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Revolving Lenders have approved such expiry date; or

(B) the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Credit Lenders have approved such expiry date.

(iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing the Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B) the issuance of the Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C) except as otherwise agreed by the Administrative Agent and the L/C Issuer, the Letter of Credit is in an initial stated amount less than $500,000;

(D) the Letter of Credit is to be denominated in a currency other than Dollars;

(E) the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(F) any Revolving Credit Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, reasonably satisfactory to the L/C Issuer (in its sole discretion) with the Borrower or such Revolving Credit Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.15(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.

(v) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(vi) The L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in ARTICLE IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in ARTICLE IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the L/C Issuer, by personal delivery or by any other means acceptable to the L/C Issuer. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least three Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer the following: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer the following: (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.

(ii) Unless the L/C Issuer has received written notice from any Revolving Credit Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more of the applicable conditions contained in ARTICLE IV shall not have been satisfied (other than matters previously waived), then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Loan Party) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof and the Borrower not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clauses (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Credit Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof and shall state the date payment shall be made by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”). Not later than 11:00 a.m. on the Honor Date, the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Applicable Revolving Credit Percentage thereof. In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Credit Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Revolving Credit Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Revolving Credit Percentage of such amount shall be solely for the account of the L/C Issuer.

(v) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Administrative Agent, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the amount of the unutilized portion of the Revolving Credit Facility and the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan included in the relevant Revolving Credit Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Revolving Credit Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document or any other agreement or instrument relating thereto;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) waiver by the L/C Issuer of any requirement that exists for the L/C Issuer’s protection and not the protection of the Borrower or any waiver by the L/C Issuer which does not in fact materially prejudice the Borrower;

(v) honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi) any payment made by the L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under, such Letter of Credit if presentation after such date is authorized by the UCC or the ISP, as applicable;

(vii) any payment made in good faith by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(viii) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to the departure from any Guarantee, for all or any of the Obligations of the Borrower in respect of any Letter of Credit; or

(ix) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it, and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders or the Required Revolving Lenders, as applicable, (ii) any action taken or omitted in the absence of gross negligence or willful misconduct as finally determined by a court of competent jurisdiction, or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to special, indirect, punitive, consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence as finally determined by a court of competent jurisdiction. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Applicability of ISP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each standby Letter of Credit.

(h) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times either (i) so long as no Event of Default has occurred and is continuing, the excess of the daily amount available to be drawn under such Letter of Credit over the amount of any Cash Collateral provided by such Borrower with respect to such Letter of Credit as a result of a Revolving Credit Lender becoming a Defaulting Lender or (ii) otherwise, the daily amount available to be drawn under such Letter of Credit (irrespective of any Cash Collateral provided with respect thereto); provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the L/C Issuer pursuant to this Section 2.03 shall be payable, to the maximum extent permitted by applicable Law, to the other Revolving Credit Lenders in accordance with the upward adjustments in their respective Applicable Revolving Credit Percentages allocable to such Letter of Credit pursuant to Section 2.15(a)(iv), with the balance of such fee, if any, payable to the L/C Issuer for its own account. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Such Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Revolving Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(i) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at the rate per annum of 0.125%, computed on either (i) so long as no Event of Default has occurred and is continuing, the excess of the daily amount available to be drawn under such Letter of Credit over the amount of any Cash Collateral provided by such Borrower with respect to such Letter of Credit as a result of a Revolving Credit Lender becoming a Defaulting Lender or (ii) otherwise, the daily amount available to be drawn under such Letter of Credit (irrespective of any Cash Collateral provided with respect thereto), in each case on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, or otherwise will benefit, a Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the benefit of Subsidiaries inures to the account of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(l) Reporting. Unless otherwise requested by the Administrative Agent, each L/C Issuer shall (i) provide to the Administrative Agent copies of any notice received from the Borrower pursuant to Section 2.03(b) no later than the next Business Day after receipt thereof and (ii) report in writing to the Administrative Agent (A) on or prior to each Business Day on which such L/C Issuer expects to issue, amend or extend any Letter of Credit, the date of such issuance, amendment or extension, and the aggregate face amount of the Letters of Credit to be issued, amended or extended by it and outstanding after giving effect to such issuance, amendment or extension occurred (and whether the amount thereof changed), and such L/C Issuer shall be permitted to issue, amend or extend such Letter of Credit if the Administrative Agent shall not have advised such L/C Issuer that such issuance, amendment or extension would not be in conformity with the requirements of this Agreement, (B) on each Business Day on which such L/C Issuer makes any L/C Advance, the date of such L/C Advance and the amount of such L/C Advance and (C) on any other Business Day, such other information with respect to the outstanding Letters of Credit issued by such L/C Issuer as the Administrative Agent shall reasonably request.

(m) Resignation or Addition of an L/C Issuer. An L/C Issuer that is no longer a Revolving Lender hereunder may resign as L/C Issuer at any time upon at least 30 days’ prior written notice to the Administrative Agent and the Borrower. One or more Revolving Lenders may be appointed as additional L/C Issuers in accordance with paragraph (n) below. The Administrative Agent shall notify the Revolving Lenders of any such resignation of an L/C Issuer or any such appointment of an additional L/C Issuer. At the time any such resignation shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the resigning L/C Issuer. From and after the effective date of any such resignation or addition, as applicable, (i) any successor or additional L/C Issuer shall have all the rights and obligations of an L/C Issuer under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “L/C Issuer” shall be deemed to refer to such successor or such addition or to any previous L/C Issuer, or to such successor or such additional L/C Issuer and all previous L/C Issuers, as the context shall require. After the resignation of an L/C Issuer hereunder, such L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an L/C Issuer under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit. If at any time there is more than one L/C Issuer hereunder, the Borrower may, in its discretion, select which L/C Issuer is to issue any particular Letter of Credit.

(n) Additional L/C Issuers. Any Revolving Lender designated as an issuing bank pursuant to this paragraph (n) shall be deemed (in addition to being a Revolving Lender) to be an L/C Issuer with respect to Letters of Credit issued or to be issued by such Lender, and all references herein and in the other Loan Documents to the term “L/C Issuer” shall, with respect to such Letters of Credit, be deemed to refer to such Lender in its capacity as L/C Issuer, as the context shall require

2.04 Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, each Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, to make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of its Swing Line Commitment, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Revolving Credit Percentage of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of any Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the aggregate principal amount of all Swing Line Loans outstanding shall not exceed the Swing Line Sublimit, (ii) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility at such time, and (iii) except as provided above with respect to any Swing Line Lender, the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender at such time, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations at such time, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans at such time shall not exceed such Lender’s Revolving Credit Commitment, and provided, further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by (a) telephone or (b) by a Swing Line Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a Swing Line Loan Notice. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $500,000 or a whole multiple of $100,000 in excess thereof, and (ii) the requested borrowing date, which shall be a Business Day. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in ARTICLE IV (other than matters previously waived) is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower at its office by crediting the account of the Borrower designated on the books of the Swing Line Lender or by wire transfer in immediately available funds.

(c) Refinancing of Swing Line Loans. (i) The Swing Line Lender at any time in its sole discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Revolving Credit Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Revolving Credit Facility and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Applicable Revolving Credit Percentage of the amount specified in such Loan Notice available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan included in the relevant Revolving Credit Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.04(c)(iii) shall be conclusive absent manifest error.

(iv) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the amount of the unutilized portion of the Revolving Credit Facility and the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Credit Lender its Applicable Revolving Credit Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Credit Lender’s Applicable Revolving Credit Percentage of any Swing Line Loan, interest in respect of such Applicable Revolving Credit Percentage shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05 Prepayments.

(a) Optional. (i) Subject to the last sentence of this Section 2.05(a)(i), the Borrower may upon notice to the Administrative Agent, at any time or from time to time, voluntarily prepay Term Loans and Revolving Credit Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. (x) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (y) on the date of prepayment of Base Rate Loans, (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof, and (C) any prepayment of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the Facility to be prepaid, the date and amount of such prepayment and the Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall irrevocably make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Notwithstanding anything to the contrary contained herein, any notice of prepayment may state that it is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower (by written notice on or prior to the specified effective date) if such condition is not satisfied. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the outstanding Term Loans pursuant to this Section 2.05(a) shall be (x) applied to each Class of Term Loans on a pro rata basis and (y) within each Class of Term Loans, applied to the remaining principal repayment installments thereof (a) in direct order of maturity, (b) in inverse order of maturity, (c) on a pro rata basis, or (d) pro rata to the next eight (8) scheduled principal payment installments thereof following such date of prepayment for which any scheduled payment amount in excess of zero remains unpaid as of such date and thereafter on a pro rata basis, in each case as the Borrower may elect. If the Borrower fails to timely specify its election then the prepayment shall be applied to each Class of Term Loans on a pro rata basis and within each Class shall be applied in accordance with clause (y)(a) above. Subject to Section 2.15, prepayments shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages in respect of each of the relevant Facilities; provided that, in each case, first to Base Rate Loans and then to Eurodollar Rate Loans specified in such notice in direct order of Interest Period maturities.

(ii) The Borrower may upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b) Mandatory.

(i) If the Borrower or any of its Subsidiaries Disposes of any property pursuant to Section 7.05(f) or 7.05(p) which results in the realization by such Person of Net Cash Proceeds in excess of $50,000,000 in the aggregate for all such Dispositions in any fiscal year, the Borrower shall prepay an aggregate principal amount of Term Loans equal to the lesser of (A) 100% of such Net Cash Proceeds and (B) the aggregate outstanding amount of all Term Loans immediately upon receipt thereof by such Person (such prepayments to be applied as set forth in clause (iii) below); provided, however, that, with respect to any Net Cash Proceeds realized under a Disposition described in this Section 2.05(b), at the election of the Borrower (as notified by the Borrower to the Administrative Agent within five Business Days of receipt of such Net Cash Proceeds), and so long as no Event of Default shall have occurred and be continuing, the Borrower or such Subsidiary may reinvest all or any portion of such Net Cash Proceeds in useful assets in the business so long as within eighteen (18) months after the receipt of such Net Cash Proceeds, such reinvestment shall have been consummated or a written commitment therefor shall have been signed (in either case, as reported in a notice provided by the Borrower in writing to the Administrative Agent); provided further, however, in the case of written commitment to invest such Net Cash Proceeds within eighteen (18) months after the receipt of such Net Cash Proceeds, such reinvestment shall be consummated within twenty-four (24) months after the receipt of such Net Cash Proceeds; provided further, however, that any Net Cash Proceeds not subject to such written commitment or not so reinvested shall be promptly applied to the prepayment of the Loans as set forth in this Section 2.05(b)(i).

(ii) Upon the incurrence or issuance by the Borrower or any of its Subsidiaries of any Indebtedness (other than Indebtedness expressly permitted to be incurred or issued pursuant to Section 7.03), the Borrower shall prepay an aggregate principal amount of Term Loans equal to the lessor of (A) 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by the Borrower or such Subsidiary and (B) the aggregate outstanding amount of all Term Loans (such prepayments to be applied as set forth in clause (iii) below).

(iii) Each prepayment of Loans pursuant to the foregoing subclauses (i) and (ii) of this Section 2.05(b) shall be applied to each Class of Term Loans on a pro rata basis and within each Class shall be applied in direct order of maturity. Subject to Section 2.15, such prepayments shall be paid to the Term Lenders in accordance with their respective Applicable Percentages in respect of the Term Facilities.

(iv) If for any reason the Total Revolving Credit Outstandings at any time exceed the Revolving Credit Facility at such time, the Borrower shall immediately prepay Revolving Credit Loans, Swing Line Loans and L/C Borrowings and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(iv) unless, after the prepayment of the Revolving Credit Loans and Swing Line Loans, the Total Revolving Credit Outstandings exceed the Revolving Credit Facility at such time.

(v) Except as otherwise provided in Section 2.15, prepayments of the Revolving Credit Facility made pursuant to this Section 2.05(b), first, shall be applied ratably to the L/C Borrowings and the Swing Line Loans, second, shall be applied ratably to the outstanding Revolving Credit Loans, and, third, shall be used to Cash Collateralize the remaining L/C Obligations. Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrower or any other Loan Party or any Defaulting Lender that has provided Cash Collateral) to reimburse the L/C Issuer or the Revolving Credit Lenders, as applicable.

2.06 Termination or Reduction of Commitments.

(a) Optional. The Borrower may, upon notice to the Administrative Agent, terminate the Revolving Credit Facility, the Letter of Credit Sublimit or the Swing Line Sublimit, or from time to time permanently reduce the Revolving Credit Facility, the Letter of Credit Sublimit or the Swing Line Sublimit, in each case, in whole or in part, without premium or penalty and subject to any payments required under Section 3.05; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the Borrower shall not terminate or reduce (A) the Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Credit Outstandings would exceed the Revolving Credit Facility, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, or (C) the Swing Line Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Swing Line Loans would exceed the Swing Line Sublimit. Notwithstanding anything to the contrary contained herein, any notice of termination may state that it is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower (by written notice on or prior to the specified effective date) if such condition is not satisfied. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit, Swing Line Sublimit or the Revolving Credit Facility under this Section 2.06. Upon any reduction of the Revolving Credit Commitments, the Revolving Credit Commitment of each Revolving Credit Lender shall be reduced by such Lender’s Applicable Revolving Credit Percentage of such reduction amount.

(b) Mandatory.

(i) The aggregate Term A Commitments shall be automatically and permanently reduced to zero immediately following the Term Borrowing on the Closing Date.

(ii) If after giving effect to any reduction or termination of Revolving Credit Commitments under this Section 2.06, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the Revolving Credit Facility at such time, the Letter of Credit Sublimit or the Swing Line Sublimit, as the case may be, shall be automatically reduced by the amount of such excess.

(c) All Commitment Fees in respect of the Revolving Credit Facility accrued until the effective date of any termination of the Revolving Credit Facility shall be paid on the effective date of such termination.

2.07 Repayment of Loans.

(a) Term A Loans. The Borrower shall repay to the Lenders holding Term A Loans the principal amount of Term A Loans outstanding on the last Business Day corresponding to each of the following quarter end dates in the respective amounts set forth opposite such dates (which amounts shall be reduced as a result of the application of prepayments in accordance with Section 2.05):

Date	Amount
June 30, 2021	$11,250,000
September 30, 2021	$11,250,000
December 31, 2021	$11,250,000
March 31, 2022	$11,250,000
June 30, 2022	$11,250,000
September 30, 2022	$11,250,000
December 31, 2022	$11,250,000
March 31, 2023	$11,250,000
June 30, 2023	$16,875,000
September 30, 2023	$16,875,000
December 31, 2023	$16,875,000
March 31, 2024	$16,875,000
June 30, 2024	$16,875,000
September 30, 2024	$16,875,000
December 31, 2024	$16,875,000
Maturity Date	Outstanding Amount of Term A Loan

provided, however, that the final principal repayment installment of the Term A Loans shall be repaid on the Maturity Date and in any event shall be in an amount equal to the aggregate principal amount of all Term A Loans outstanding on such date. Amounts of Term A Loans repaid may not be reborrowed.

(b) Revolving Credit Loans. The Borrower shall repay to the Revolving Credit Lenders on the Maturity Date the aggregate principal amount of all Revolving Credit Loans outstanding on such date.

(c) Swing Line Loans. The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date that is ten (10) Business Days after such Swing Line Loan is made and (ii) the Maturity Date.

2.08 Interest.

(a) Subject to the provisions of Section 2.08(b) (and without duplication), (i) each Eurodollar Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate under a Facility; (ii) each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate under a Facility; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for the Revolving Credit Facility.

(b) (i) If any amount of principal of any Loan is not paid when due (after any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount thereafter shall bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (after any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at the fluctuating interest rate per annum equal at all times to the Default Rate to the fullest extent permitted by applicable Law.

(iii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees. In addition to certain fees described in Sections 2.03(h) and 2.03(i):

(a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage, a commitment fee (the “Commitment Fee”) equal to the Applicable Rate under the Revolving Credit Facility times the actual daily amount by which the Revolving Credit Facility exceeds the sum of (i) the Outstanding Amount of Revolving Credit Loans and (ii) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.15; provided that for purposes of calculating the Commitment Fee, Swing Line Loans will not be deemed to be utilized. The Commitment Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in ARTICLE IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date. The Commitment Fee shall be calculated quarterly in arrears and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) Other Fees. (i) The Borrower shall pay to the Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Engagement Letter and the Fee Letters. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii) The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10 Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a) All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Consolidated Total Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Total Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under Sections 2.03(c)(iii), 2.03(i) or 2.08(b) or under ARTICLE VIII. The Borrower’s obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.

2.11 Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon shall be conclusive absent manifest error. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to subsections (a) and (b) above, and by each Lender in its accounts pursuant to subsections (a) and (b) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make any entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.

2.12 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff, but without waiver thereof. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day (unless otherwise expressly provided herein), and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing), the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to the applicable Borrowing. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Appropriate Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this ARTICLE II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in ARTICLE IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest, if returned within one Business Day, and with interest at the Federal Funds Rate for each day thereafter until returned.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Term Loans and Revolving Credit Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied as provided in Section 8.03.

2.13 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of any of the Facilities due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of the Facilities owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time, then, in each case under clauses (a) and (b) above, the Lender receiving such greater proportion shall (A) notify the Administrative Agent of such fact, and (B) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Facilities then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral provided for in Section 2.14, or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

2.14 Cash Collateral.

(a) Certain Credit Support Events. If (i) the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, (iii) the Borrower shall be required to provide Cash Collateral pursuant to Section 8.02(c), or (iv) there shall exist a Defaulting Lender, the Borrower shall immediately (in the case of clause (iii) above) or within one Business Day (in all other cases) following any request by the Administrative Agent or the L/C Issuer, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to Section 2.15(a)(iv) and any Cash Collateral provided by the Defaulting Lender). Additionally, if the Administrative Agent notifies the Borrower at any time that the Outstanding Amount of all L/C Obligations at such time exceeds 103% of the Letter of Credit Sublimit then in effect, then, within two Business Days after receipt of such notice, the Borrower shall provide Cash Collateral for the Outstanding Amount of the L/C Obligations in an amount not less than the amount by which the Outstanding Amount of all L/C Obligations exceeds the Letter of Credit Sublimit.

(b) Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and agrees to maintain, a first priority security interest in all Cash Collateral, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.14(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. The Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.14 or Sections 2.03, 2.04, 2.05, 2.15 or 8.02 in respect of Letters of Credit or Swing Line Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Revolving Credit Lender that is a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Revolving Credit Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(vi))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.14 may be otherwise applied in accordance with Section 8.03), and (y) the Person providing Cash Collateral and the L/C Issuer or Swing Line Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.15 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 10.01.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to ARTICLE VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative

Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer or Swing Line Lender hereunder; third, to Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.14; fourth, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.14; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.15(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. That Defaulting Lender (A) shall not be entitled to receive any Commitment Fee pursuant to Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (B) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.03(h).

(iv) Reallocation of Applicable Revolving Credit Percentages to Reduce Fronting Exposure. All of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Outstanding Amount of the Revolving Credit Loans of any Non-Defaulting Lender, plus such Non-Defaulting Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations, plus such Non-Defaulting Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans of such Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent, and, in the case a Defaulting Lender is a Revolving Credit Lender, the Swing Line Lender and the L/C Issuer, agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the other Lenders, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders at par or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and the funded and unfunded participations in Letters of Credit and Swing Line Loans, to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.15(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.16 Incremental Facilities.

(a) Upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time add one or more new tranches of term loan facilities (each an “Incremental Term Loan”) or request an increase in the Aggregate Commitments (which increase may take the form of an increase to the Revolving Credit Facility or to the Term Facility) (each an “Incremental Increase”; together with the Incremental Term Loans, and each, an “Incremental Facility”) by an amount (the “Incremental Amount”), together with amounts utilized to incur any Incremental Notes, not exceeding the sum of (A) $400,000,000, plus the aggregate amount of all voluntary prepayments of Term Loans and permanent reductions of Revolving Credit Commitments made prior to the date of any applicable incurrence (other than, in each case, prepayments made with the proceeds of long term indebtedness), plus (B) an unlimited amount so long as, in the case of this clause (B), (x) in the case of Indebtedness secured on a pari passu basis with the Term Loans, the Consolidated Senior Secured Net Leverage Ratio of the Borrower and its Subsidiaries as of the last day of the applicable Reference Period, on a pro forma basis, does not exceed the Consolidated Senior Secured Net Leverage Incurrence Ratio, and (y) in the case of Indebtedness secured on a junior lien or unsecured basis, the Consolidated Total Leverage Ratio of the Borrower and its Subsidiaries as of the last day of the applicable Reference Period, on a pro forma basis does not exceed the Consolidated Total Leverage Incurrence Ratio; provided, that Incremental Facilities may be incurred under both the preceding clauses (A) and (B) in a single transaction by first calculating the portion of the Indebtedness being incurred under clause (B) (without giving effect to the Indebtedness being incurred under clause (A)) and second calculating the portion of the Indebtedness being incurred under clause (A); provided, further, that (i) any such request for an Incremental Facility shall be in a minimum amount of $25,000,000, (ii) the Borrower may make a maximum of five such requests, (iii) no Incremental Term Loan shall mature earlier than the Maturity Date or have a shorter weighted average life to maturity than the remaining weighted average life to maturity of the Term Facility, (iv) each Incremental Term Loan shall rank pari passu or junior in right of payment, prepayment and/or voting with the Term Loans, including sharing in mandatory prepayments under Section 2.05(b) pro rata with the Term Loans (unless agreed to be paid after the Term Loans by the Lenders providing such Incremental Term Loans), (v) any Incremental Term Loan secured on a junior lien basis to the Term Facility shall be subject to customary second lien, prepayment, standstill and other provisions reasonably acceptable to the Administrative Agent and the Borrower), (vi) no Incremental Facility shall be guaranteed by entities other than Subsidiary Guarantors and no Incremental Facility that is secured shall be secured by any assets other than Collateral, (vii) other than as expressly provided in this Section 2.16, any Incremental Term Loan shall be on terms and conditions substantially identical to, or (taken as a whole) not materially more favorable (as reasonably determined by the Borrower) to the lenders providing such Incremental Term Loan than those applicable to the Term Facility (except for covenants or other provisions applicable only to periods after the Maturity Date, closing date conditions, fees, interest rate and other economic terms) and (viii) any Incremental Increase of the Revolving Credit Facility or the Term Facility shall be on terms identical to and pursuant to the documentation applicable to the Revolving Credit Facility or the Term Facility, as applicable (other than with respect to closing date conditions, fees for such Incremental Increase and other terms meant to implement such Incremental Increase). Incremental Facilities may be (but shall not be required to be) provided by any existing Lender, in each case on terms permitted in this Section 2.16 and otherwise on terms reasonably acceptable to the Borrower and the Administrative Agent; provided that the Borrower shall not be required to offer or accept commitments from existing Lenders for any Incremental Facility. At the time of sending the notice referred to in the foregoing sentence, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which any Appropriate Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Appropriate Lenders),

(b) Lender Elections to Increase. Each Appropriate Lender who receives a request from the Borrower for an Incremental Increase shall notify the Administrative Agent within the requested time period whether or not it agrees to increase its applicable Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage with respect to the applicable Facility of such requested increase. Any Appropriate Lender not responding within such time period shall be deemed to have declined to increase its Commitment. No Lender shall have any obligation to increase its Commitment and no consent of any Lender, other than the Lenders agreeing to provide any portion of an Incremental Increase, shall be required to effectuate an Incremental Increase. Any Lender’s decision to increase its Commitment pursuant hereto may be made by Lender in its sole and absolute discretion.

(c) Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrower and each Appropriate Lender of the Appropriate Lenders’ responses to each request made hereunder. To achieve the full amount of a requested Incremental Increase and/or Incremental Facility, subject to the approval of the Administrative Agent, the L/C Issuer and the Swing Line Lender (which approvals shall not be unreasonably withheld and shall only be necessary to the extent required under Section 10.06 for assignments thereto), the Borrower may also invite additional Eligible Assignees to become Lenders under the applicable Facility pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d) Effective Date and Allocations. If the Aggregate Commitments are increased in accordance with this Section 2.16, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date. If the increase is to a Term Facility, as of the Increase Effective Date, the amortization schedule for the applicable Class of Term Loans set forth in Section 2.07(a) shall be amended to increase the then remaining unpaid installments of principal by an aggregate amount equal to the additional Term Loans being made on such date, such aggregate amount to be applied to increase such installments ratably in accordance with the amounts in effect immediately prior to the Increase Effective Date. Such amendment may be signed by the Administrative Agent on behalf of the Term Lenders.

(e) Conditions to Effectiveness of Incremental Facilities. As a condition precedent to each such Incremental Facility, except as may be otherwise agreed by the Lenders providing an Incremental Term Loan or an Incremental Increase in the form of Term Loans to finance a Limited Condition Acquisition, before and after giving effect to such Incremental Facility, (A) the representations and warranties contained in ARTICLE V and the other Loan Documents shall be true and correct on and as of the Increase Effective Date or the effective date of any other Incremental Facility, as applicable, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 2.16, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01; (B) the Borrower and its Consolidated Subsidiaries shall be in compliance with Section 7.17 on a Pro Forma Basis (assuming, in the case of any Incremental Facility in the form of an increase in Revolving Credit Commitments, that such Revolving Credit Commitments have been drawn in full) and (C) no Default shall exist or would result therefrom. In connection with any such Incremental Facility, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date and/or the date of effectiveness of any other Incremental Facility, as applicable, signed by a Responsible Officer of such Loan Party (x) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such Incremental Facility, and (y) in the case of the Borrower, certifying compliance with conditions set forth in clauses (A) – (C) above. If the Incremental Facility is in the form of an Incremental Increase to a Term Facility, the additional Term Loans shall be made by the Term Lenders participating therein pursuant to the procedures set forth in Section 2.02. Each Incremental Increase with respect to Revolving Credit Commitments shall be implemented through an increase to the Revolving Credit Facility, and upon the implementation of each such Incremental Increase (i) each Revolving Credit Lender immediately prior to such Commitment increase will automatically and without further act be deemed to have assigned to each relevant revolving credit lender with respect to such Incremental Increase, and each relevant revolving credit lender with respect to such Incremental Increase will automatically and without further act be deemed to have assumed a portion of such Revolving Credit Lender’s participations hereunder in outstanding Letters of Credit, if applicable, such that, after giving effect to each deemed assignment and assumption of participations, all of the Revolving Credit Lenders’ (including each revolving lender with respect to such Incremental Increase) participations hereunder in Letters of Credit and (ii) the existing Revolving Credit Lenders shall assign Revolving Credit Loans to certain other Revolving Credit Lenders (including the revolving lender with respect to such Incremental Increase), and such other Revolving Credit Lenders (including the revolving lender with respect to such Incremental Increase) shall purchase such Revolving Credit Loans, in each case to the extent necessary so that all of the Revolving Credit Lenders participate in each outstanding Revolving Credit Borrowing pro rata on the basis of their respective Revolving Credit Commitments (after giving effect to any increase in the Revolving Credit Commitment pursuant to this Section 2.16); it being understood and agreed that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(f) Conflicting Provisions. This Section 2.16 shall supersede any provisions in Section 2.13, 4.02 or 10.01 to the contrary. Minimum prepayment amounts in Section 2.05 shall not apply to prepayments pursuant to this Section.

(g) Increase Amendments. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Loan Parties as may be necessary in order to establish Incremental Facilities pursuant to this Section 2.16 and such technical amendments as may be necessary or appropriate in the reasonable determination of the Administrative Agent and the Borrower in connection with the establishment of such Incremental Facilities, in each case on terms consistent with this Section 2.16.

2.17 Refinancing Facilities.

(a) Upon written notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time elect to refinance any Class of Term Loans or Commitments under the Revolving Credit Facility, in whole or in part, with one or more new term loan facilities (each, a “Refinancing Term Facility”) or new revolving credit facilities (each, a “Refinancing Revolving Facility”; the Refinancing Term Facilities and the Refinancing Revolving Facilities are collectively referred to as “Refinancing Facilities”), respectively, under this Agreement with the consent of the Borrower, the Administrative Agent (not to be unreasonably withheld, delayed or conditioned) and the institutions providing such Refinancing Term Facility or Refinancing Revolving Facility or, in the case of any series of Term Loans, with one or more series of unsecured notes or loans or senior secured notes that will be secured by the Collateral on a pari passu basis with the Facilities or second lien secured notes or loans, which will be subject to customary intercreditor arrangements reasonably satisfactory to the Administrative Agent (any such notes or loans, “Refinancing Notes”); provided that (i) any Refinancing Term Facility or Refinancing Notes do not mature, or have a weighted average life to maturity, earlier than the final maturity, or the weighted average life, of the Class of Term Loans being refinanced, (ii) any Refinancing Notes are not subject to any amortization prior to final maturity and are not subject to mandatory redemption or prepayment (except customary asset sales or change of control provisions); (iii) any Refinancing Revolving Facility does not mature prior to the maturity date of the Revolving Credit Commitments being refinanced, (iv) the other terms and conditions of such Refinancing Term Facility, Refinancing Revolving Facility or Refinancing Notes (excluding pricing and optional prepayment or redemption terms) are substantially identical to, or (when taken as a whole) less favorable to the investors providing such Refinancing Term Facility, Refinancing Revolving Facility or Refinancing Notes, as applicable, than those applicable to the Term Loans or the Revolving Credit Commitments being refinanced (each as determined by the Borrower in good faith) (except for covenants or other provisions applicable only to periods after the latest final maturity date of the Term Loans and the Revolving Credit Commitments existing at the time of such refinancing), (v) the proceeds of such Refinancing Facilities or Refinancing Notes shall be applied, substantially concurrently with the incurrence thereof, to the pro rata prepayment of outstanding loans (and, in the case of the Revolving Credit Facility, pro rata commitment reductions) under the applicable Class of Term Loans or Revolving Credit Commitments being so refinanced, (vi) to the extent secured, any such Refinancing Facility or Refinancing Notes shall not be secured by any lien on any asset that does not also secure the Facilities and (vii) Refinancing Facilities and Refinancing Notes may not be guaranteed by any person other than a Subsidiary Guarantor. Each such notice shall specify the date (each, a “Refinancing Effective Date”) on which the Borrower proposes that the Refinancing Facility shall be made or the Refinancing Notes shall be issued, which shall be a date not less than three (3) Business Days after the date on which such notice is delivered to the Administrative Agent.

(b) The Borrower may approach any Lender or any other Person to provide all or a portion of the (x) Refinancing Facilities (a “Refinancing Facility Lender”), subject to the approval of the Administrative Agent, the L/C Issuer and the Swing Line Lender (which approvals shall not be unreasonably withheld and shall only be necessary to the extent required under Section 10.06 for assignments thereto), so long as such Person would be an Eligible Assignee of Term Loans or Revolving Credit Loans, as applicable, or (y) Refinancing Notes (a “Refinancing Note Holder”); provided that any Lender offered or approached to provide all or a portion of any Refinancing Facility and/or Refinancing Notes may elect or decline, in its sole discretion, to provide a Refinancing Facility or purchase Refinancing Notes.

(c) The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.17 (including, for the avoidance of doubt, the payment of interest, fees, amortization or premium in respect of the Refinancing Facilities and Refinancing Notes on the terms specified by the Borrower) and hereby waive the requirements of this Agreement or any other Loan Document that may otherwise prohibit any transaction contemplated by this Section 2.17. The Refinancing Facilities shall be established pursuant to an amendment to this Agreement among the Borrower and the Refinancing Facility Lenders providing such Refinancing Facilities (a “Refinancing Amendment”) which shall be consistent with the provisions set forth in this Section 2.17. The Refinancing Notes shall be established pursuant to an indenture which shall be consistent with the provisions set forth in this Section 2.17. Notwithstanding anything to the contrary contained in Section 10.01, each Refinancing Amendment shall be binding on the Lenders, the Administrative Agent, the Loan Parties party thereto and the other parties hereto without the consent of any other Lender and the Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.17, including in order to establish new tranches or sub-tranches in respect of the Refinancing Facilities and such technical amendments as may be necessary or appropriate in connection therewith and to adjust the amortization schedule in Section 2.07(a) or Section 2.07(d) (insofar as such schedule relates to payments due to Lenders of the Term Loans which are being refinanced with the proceeds of a Refinancing Term Facility; provided that no such amendment shall reduce the pro rata share of any such payment that would have otherwise been payable to the Lenders, the Term Loans of which are not refinanced with the proceeds of a Refinancing Term Facility). The Administrative Agent shall be permitted, and is hereby authorized, to enter into such amendments with the Borrower to effect the foregoing.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Administrative Agent or other applicable withholding agent) require the deduction or withholding of any Tax from any such payment by the applicable withholding agent, then such withholding agent shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If any Loan Party, the Administrative Agent or other applicable withholding agent shall be required by the Code to withhold or deduct any Taxes, including U.S. federal backup withholding and withholding taxes, from any payment, then (A) the applicable withholding agent shall withhold or make such deductions as are determined by such withholding agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the applicable withholding agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii) If any Loan Party, the Administrative Agent or other applicable withholding agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such withholding agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection 3.01(e) below, (B) such withholding agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Tax Indemnifications.

(i) Each of the Loan Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error. Each of the Loan Parties shall, and does hereby, jointly and severally indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender or the L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(c)(ii) below.

(ii) Each Lender and the L/C Issuer shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender or the L/C Issuer (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Party to do so), (y) the Administrative Agent and the Loan Party, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Loan Party, as applicable, against any Excluded Taxes attributable to such Lender or the L/C Issuer, in each case, that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d) Evidence of Payments. Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e) Status of Lenders; Tax Documentation.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or the taxing authorities of a jurisdiction pursuant to such applicable law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation either (A) set forth in Section 3.01(e)(ii)(A), 3.01(e)(ii)(B) and 3.01(e)(ii)(D) below or (B) required by applicable law other than the Code or the taxing authorities of the jurisdiction pursuant to such applicable law to comply with the requirements for exemption or reduction of withholding tax in that jurisdiction) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that a Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax; and

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II) executed originals of IRS Form W-8ECI;

(III) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate in the form of Exhibit J-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E; or

(IV) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(iv) Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 3.01(e).

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be. If any Recipient determines in good faith that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to such Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(g) Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03 Inability to Determine Rates.

(a) If in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof, (a) the Administrative Agent determines that (i) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, or (ii) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan (in each case with respect to clause (a)(i) above, “Impacted Loans”), or (b) the Administrative Agent determines that for any reason, the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended (to the extent of the affected Eurodollar Rate Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

(b) Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (a)(a)(i) of this section, the Administrative Agent, in consultation with the Borrower and the Required Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a) of the first sentence of this section, (2) the Administrative Agent notifies the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof.

(c) Notwithstanding anything to the contrary in this Agreement or any other Loan Document, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:

(i) adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period, including, without limitation, because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii) the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide LIBOR after such specific date (such specific date, the “Scheduled Unavailability Date”); or

(iii) syndicated loans currently being executed, or that include language similar to that contained in this Section 3.03, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing LIBOR in accordance with this Section 3.03 with (x) one or more SOFR-Based Rates or (y) another alternate benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated (the “Adjustment;” and any such proposed rate, a “LIBOR Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders (A) in the case of an amendment to replace LIBOR with a rate described in clause (x), object to the Adjustment; or (B) in the case of an amendment to replace LIBOR with a rate described in clause (y), object to such amendment; provided that for the avoidance of doubt, in the case of clause (A), the Required Lenders shall not be entitled to object to any SOFR-Based Rate contained in any such amendment. Such LIBOR Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such LIBOR Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

If no LIBOR Successor Rate has been determined and the circumstances under clause (i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, (to the extent of the affected Eurodollar Rate Loans or Interest Periods), and (y) the Eurodollar Rate component shall no longer be utilized in determining the Base Rate. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans (subject to the foregoing clause (y)) in the amount specified therein.

Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than zero for purposes of this Agreement.

In connection with the implementation of a LIBOR Successor Rate, the Administrative Agent will have the right to make LIBOR Successor Rate Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such LIBOR Successor Rate Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such LIBOR Successor Conforming Changes to the Lenders reasonably promptly after such amendment becomes effective.

3.04 Increased Costs; Reserves on Eurodollar Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or the L/C Issuer;

(ii) subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer); or

(iii) impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, and provided such Lender or L/C Issuer is generally charging its other similarly situated borrowers therefor, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsections (a) or (b) of this Section and setting forth in reasonable detail the basis thereof, and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Reserves on Eurodollar Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 Business Days prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 Business Days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 Business Days from receipt of such notice.

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then upon Borrower’s written request such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender or the L/C Issuer, as the case may be. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 or notice is given pursuant to Section 3.02, the Borrower may replace such Lender in accordance with Section 10.13.

3.07 Survival. All of the Borrower’s obligations under this ARTICLE III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01 Conditions to the Initial Borrowing on the Closing Date. The obligations of the L/C Issuer and each Lender hereunder are subject to satisfaction (or waiver by the Administrative Agent) of the following conditions precedent on the Closing Date:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the Loan Parties which are party thereto, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date):

(i) executed counterparts of (x) this Agreement bearing the signatures of each of the Borrower, the Administrative Agent and each Lender with commitments to make Loans as designated on Schedule 2.01 and (y) the Restatement Agreement bearing the signatures of each of the Borrower, the Administrative Agent and each of the lenders under the Existing Credit Agreement party thereto, which shall together constitute the “Required Lenders” (under and as defined in the Existing Credit Agreement);

(ii) executed counterparts of the Ratification Agreement;

(iii) an original Note executed by the Borrower in favor of each new Lender requesting a Note;

(iv) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act on behalf of such Loan Party in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(v) such documents and certifications as the Administrative Agent may reasonably require to evidence that each of the Loan Parties is duly organized or formed, validly existing and in good standing in its jurisdiction of organization, including, certified copies of the Organization Documents of the Loan Parties, certificates of good standing of the Loan Parties;

(vi) a favorable opinion of Sullivan & Cromwell LLP in form and substance reasonably satisfactory to the Administrative Agent and the Secured Parties, addressed to the Administrative Agent and each Lender;

(vii) copies of the financial statements referred to in Sections 5.05(a) and 5.05(b) (to the extent not previously delivered under the Existing Credit Agreement) and a certificate signed by a Responsible Officer of the Borrower (A) certifying that the conditions specified in Sections 4.02(a) and (b) have been satisfied, (B) certifying that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, and (C) (x) attaching copies of all consents, licenses and approvals of Governmental Authorities, shareholders and other Persons required in connection with the execution, delivery and performance by each Loan Party and the validity against each Loan Party of the Loan Documents to which it is a party and required in connection with the Loan Documents and the transactions contemplated thereby (including, without limitation, the expiration, without imposition of conditions, of all applicable waiting periods in connection with the transactions contemplated by the Loan Documents), and such consents, licenses and approvals shall be in full force and effect, or (y) stating that no such consents, licenses or approvals are so required since the closing of the Existing Credit Agreement;

(viii) existing insurance certificates previously delivered to the Administrative Agent or other evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in full force, including in either case evidence that the Administrative Agent, on behalf of the Lenders, is an additional insured or lender’s loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Loan Parties that constitutes Collateral;

(ix) to the extent not held by the Administrative Agent prior to the Closing Date or set forth on Schedule 6.13, all original certificates evidencing all of the issued and outstanding shares of capital stock or other Equity Interest required to be pledged pursuant to the terms of the Pledge Agreement, which certificates shall be accompanied by undated stock powers duly executed in blank by each relevant pledgor in favor of the Administrative Agent.

(x) to the extent not held by the Administrative Agent prior to the Closing Date, the original Intercompany Notes and all other notes and instruments required to be pledged pursuant to the terms of the Pledge Agreement, duly endorsed in blank by each relevant pledgor in favor of the Administrative Agent;

(xi) certified copies of Uniform Commercial Code Requests for Information or Copies (Form UCC-11) or similar search reports certified by a party acceptable to the Administrative Agent, dated a date reasonably near (but prior to) the Closing Date, listing all effective UCC financing statements, tax liens and judgment liens since the date of such searches in connection with the Existing Credit Agreement which name any Loan Party, as the debtor, together with copies of such financing statements (none of which (other than financing statements filed pursuant to the terms hereof in favor of the Administrative Agent) shall cover any of the Collateral, other than Liens existing on the Closing Date and permitted by Section 7.01(b), (c) or (j));

(xii) acknowledgment copies of UCC financing statements (or delivery in proper form for filing) naming the Borrower and each other Loan Party as the debtor and the Administrative Agent as the secured party, which such UCC financing statements have been filed, or have been delivered for filing, under the UCC of all jurisdictions as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the first priority security interest of the Administrative Agent pursuant to the Security Agreement and the Pledge Agreement;

(xiii) evidence that all other action that the Administrative Agent may reasonably deem necessary or desirable in order to perfect and protect the first priority liens and security interests created under the Collateral Documents has been taken (including, without limitation, receipt of duly executed payoff letters, UCC-3 termination statements); and

(xiv) such other assurances, certificates, documents, consents and waivers, estoppel certificates, or opinions as the Administrative Agent, the L/C Issuer, the Swing Line Lender or the Required Lenders reasonably may require.

(b) Such financial, business and legal due diligence and information regarding the Borrower and its Subsidiaries as the Administrative Agent and its legal counsel shall have requested.

(c) The Engagement Letter and each Fee Letter shall be in full force and effect and the Borrower and each of the Loan Parties shall have complied with all of their respective obligations thereunder.

(d) The Administrative Agent shall have received certification, in form and substance reasonably satisfactory to the Administrative Agent, as to the financial condition and solvency (as described in Section 5.24) of the Borrower, individually, and the Loan Parties, taken as a whole from the chief financial officer of the Borrower.

(e) Any fees and expenses required to be paid on or before the Closing Date shall have been paid, including those fees and expenses set forth in the Engagement Letter and each Fee Letter.

(f) The Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent and the Arrangers to the extent invoiced at least three Business Days prior to or on the Closing Date, plus such additional amounts of fees, charges and disbursements of counsel to the Administrative Agent and the Arrangers as shall constitute its reasonable estimate of fees, charges and disbursements of counsel to the Administrative Agent incurred or to be incurred by it through the closing proceedings to the extent invoiced at least three Business Days prior to or on the Closing Date (provided, that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(g) Since December 31, 2018, no changes or developments shall have occurred that either individually or in the aggregate constitutes or has had or could reasonably be expected to constitute or have a Material Adverse Effect.

(h) The representations and warranties of the Borrower and each other Loan Party contained in ARTICLE V or any other Loan Document shall be true and correct in all material respects (or, if any such representation or warranty is by its terms qualified by concepts of materiality or reference to Material Adverse Effect, such representation or warranty shall be true and correct in all respects), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, if any such representation or warranty is by its terms qualified by concepts of materiality or reference to Material Adverse Effect, such representation or warranty shall be true and correct in all respects) as of such earlier date.

(i) Prior to, or substantially concurrently with, the borrowing of the Loans on the Closing Date, the Borrower shall have repaid (i) all outstanding principal, together with all accrued and unpaid interest, in respect of the Term Loans (under and as defined in the Existing Credit Agreement), and (ii) all accrued and unpaid interest. commitment and letter of credit fees in respect of the Revolving Credit Loans (under and as defined in the Existing Credit Agreement) and Letters of Credit (under and as defined in the Existing Credit Agreement).

(j) Upon the reasonable request of any Lender made at least 10 days prior to the Closing Date, the Borrower shall have provided to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act, in each case at least 3 days prior to the Closing Date and (y) at least 5 days prior to the Closing Date, any Loan Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered, to each Lender that so requests, a Beneficial Ownership Certification in relation to such Loan Party.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02 Conditions to all Credit Extensions. Other than as may be expressly set forth in Section 2.16 in connection with the establishment of any Incremental Facilities, the obligation of each Lender and the L/C Issuer to honor any Request for Credit Extension (other than a Request for Credit Extension requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans, but including, for the avoidance of doubt, any Request for Credit Extension requesting a Borrowing on the Closing Date) is subject to the satisfaction (or waiver by the Required Lenders) of the following conditions precedent:

(a) The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects (or, if any such representation or warranty is by its terms qualified by concepts of materiality or reference to Material Adverse Effect, such representation or warranty shall be true and correct in all respects) on and as of the date of such Credit Extension, (i) except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, if any such representation or warranty is by its terms qualified by concepts of materiality or reference to Material Adverse Effect, such representation or warranty shall be true and correct in all respects) as of such earlier date, (ii) except that, for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01 and (iii) except for any additional items that will be disclosed on updated Schedules delivered on the next scheduled delivery date, as to which the Borrower has notified the Administrative Agent in writing.

(b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and 4.02(b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent, the L/C Issuer and the Lenders that:

5.01 Existence, Qualification and Power. Each of the Loan Parties (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, accreditations, authorizations, consents and approvals to (i) own or lease its assets and carry on its business as presently conducted, except where a failure to have such power and authority or to have such governmental licenses, accreditations, authorizations, consents and approvals, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification except in such jurisdictions where failure to so qualify or be in good standing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. There is no existing default under any Organization Document of any Loan Party.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action. The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party, and the consummation of the transactions contemplated hereby with respect to each Loan Party, do not and will not: (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or (except for the Liens created under the Loan Documents) the creation of any Lien under, or require any payment to be made under (i) any material Contractual Obligation to which such Person or such Person’s Affiliate is a party or affecting such Person or the properties of such Person or any of its subsidiaries or (ii) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law. Each Loan Party and each Subsidiary thereof is in compliance with all Contractual Obligations referred to in clause (b)(i), except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. No Subsidiary of the Borrower is in violation of any Law which could be reasonably likely to have a Material Adverse Effect.

5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing, registration, qualification or accreditation with, any Governmental Authority (including, without limitation, exchange control) or any other Person (including any party to any contract or agreement to which the Borrower or any of its Subsidiaries or any of their respective Affiliates is a party) is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document (other than those that have been obtained), (b) the validity or enforceability of any Loan Documents against the Loan Parties (except such filings or notices as are necessary in connection with the perfection or enforcement of the Liens created by such Loan Documents), or (c) the consummation of the transactions contemplated hereby, other than (i) the filing of financing statements in the UCC filing offices of each jurisdiction referred to in Schedule 3.1(a)(i) to the Security Agreement, (ii) the filing of intellectual property security agreements in the U.S. Patent and Trademark Office and the U.S. Copyright Office, and (iii) those listed on Schedule 5.03 hereto, all of which have been obtained.

5.04 Binding Effect. This Agreement has been, and each other Loan Document when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document to which any Loan Party is a party when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each such Person in accordance with its terms, subject to equitable principles and Debtor Relief Laws.

5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements furnished to the Administrative Agent and each Lender (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present the financial condition of the Borrower and its Consolidated Subsidiaries as of the date thereof, and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (iii) show all material indebtedness and other material liabilities (to the extent required to be shown by GAAP), direct or contingent, of the Borrower and its Consolidated Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) [intentionally omitted].

(c) [intentionally omitted].

(d) Since the date of the most recent audited financial statements delivered pursuant to Section 6.01(a), there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(e) The financial statements delivered to the Administrative Agent and each Lender pursuant to Sections 6.01(a) and 6.01(b), (i) will be prepared in accordance with GAAP, except as otherwise noted therein and except as otherwise permitted by Section 6.01(a) and 6.01(b) and (ii) will fairly present the financial condition of the Borrower and its Consolidated Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP, subject to the absence of footnotes, required formatting, and to normal year-end audit adjustments.

5.06 Litigation. To the knowledge of the Borrower, there are no actions, suits, proceedings, investigations, litigations, claims, disputes or proceedings, pending or threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their respective properties or revenues or orders, decrees, judgments, rulings, injunctions, writs, temporary restraining orders or other orders of any nature issued by any court or Governmental Authority that (a) purport to affect, pertain to or enjoin or restrain the execution, delivery or performance of the Loan Documents, or any of the transactions contemplated hereby or thereby, (b) either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (c) purport to affect the legality, validity or enforceability of the Loan Documents or the consummation of the transactions contemplated hereby and thereby.

5.07 No Default. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08 Subsidiaries and Equity Investments. As of the date hereof, the Borrower has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.08 (including the jurisdiction of organization, classes of Equity Interests, options, warrants, rights of subscription, conversion and exchangeability and other similar rights, ownership and ownership percentages thereof), and neither the Borrower nor any of its Subsidiaries has equity investments in any other corporation or entity other than (x) those specifically disclosed in Part (b) of Schedule 5.08 and (y) Minority Equity Interests. The outstanding shares of Equity Interests shown on Part (a) of Schedule 5.08 have been validly issued, fully-paid and are non-assessable and owned free and clear of Liens.

5.09 [Reserved]

5.10 Ownership of Personal Property; Liens. Except as could not reasonably be expected to have a Material Adverse Effect, each of the Borrower and its Subsidiaries has good title to all of its respective personal properties and assets, free and clear of any Liens, except for Permitted Liens. Each of the Borrower and its Subsidiaries has obtained all permits, licenses, franchises or other certifications, accreditations, consents, approvals and authorizations, governmental or private, necessary to the ownership of such properties and assets and the conduct of its business, except where any failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.11 Intellectual Property; Licenses; Etc. Except as could not reasonably be expected to have a Material Adverse Effect, each of the Borrower and its Subsidiaries owns, or possesses the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that is reasonably necessary for the operation of its businesses as presently conducted, without conflict with the rights of any other Person. To the knowledge of the Borrower and except as could not reasonably be expected to have a Material Adverse Effect, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any of its Subsidiaries infringes upon any rights held by any other Person. To the knowledge of the Borrower, no claim or litigation regarding any of the foregoing is pending or threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.12 Real Estate; Lease.

(a) Except as could not reasonably be expected to have a Material Adverse Effect, each of the Borrower and its Subsidiaries has (i) good and marketable fee title to all of its owned Real Property Assets and (ii) good and valid title to the leasehold estates in all of the leased Real Property Assets, in each case free and clear of all Liens except Permitted Liens.

(b) Except as could not reasonably be expected to have a Material Adverse Effect, all permits, licenses, franchises or other certifications, accreditations, consents, approvals and authorizations, governmental or private, with respect to the Real Property Assets, necessary to enable the Borrower and its Subsidiaries to lawfully occupy and use such property for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect. Except as could not reasonably be expected to have a Material Adverse Effect, all the Real Property Assets are in compliance in all material respects with all applicable legal requirements, including the Americans with Disabilities Act of 1990.

(c) Except as could not reasonably be expected to have a Material Adverse Effect, all easements, cross easements, licenses, air rights and rights-of way or other similar property interests, if any, necessary for the full utilization of the improvements for their intended purposes have been obtained and are in full force and effect.

5.13 Environmental Matters. Except as disclosed on Schedule 5.13,

(a) Except as could not reasonably be expected to have a Material Adverse Effect, (i) each of the facilities and properties owned, leased or operated by any of the Borrower and its Subsidiaries (the “Subject Properties”), (ii) all operations at the Subject Properties are in compliance with all applicable Environmental Laws, (iii) there is no violation of any Environmental Law by the Borrower or any of its Subsidiaries with respect to the Subject Properties or the businesses operated by them (the “Businesses”), and (iv) there are no conditions relating to the Businesses or Subject Properties that could give rise to liability under any applicable Environmental Laws.

(b) None of the Borrower or any of its Subsidiaries has received any written notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Subject Properties or the Businesses, other than those that have been resolved or those which could not reasonably be expected to have a Material Adverse Effect, nor does the Borrower or any of its Subsidiaries have knowledge that any such notice will be received or is being threatened with respect to any matter the resolution of which could reasonably be expected to have a Material Adverse Effect.

(c) Hazardous Materials have not been transported or disposed of from the Subject Properties, or generated, treated, stored or disposed of at, on or under any of the Subject Properties or any other location, in each case by or on behalf of any of the Borrower or its Subsidiaries in violation of, or in a manner that would be reasonably likely to give rise to liability under, any applicable Environmental Law and which could reasonably be expected to have a Material Adverse Effect.

5.14 Security Documents.

(a) The Security Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable first priority security interest (subject to Permitted Liens) in the Collateral identified therein owned by each Loan Party who is a party thereto, and, based upon the financing statements listed on Schedule 5.14 hereto (as such schedule may be supplemented or otherwise modified from time to time) and filed with the filing offices indicated on such Schedule, constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral that may be perfected by filing, recording or registering a financing statement under the UCC, in each case prior and superior in right to any other Lien on any Collateral other than Permitted Liens.

(b) The Pledge Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Pledged Equity Interests and Pledged Notes (each as defined in the Pledge Agreement) identified therein, and, when such Pledged Equity Interests which are certificated securities and such Pledged Notes are delivered to the Administrative Agent (and so long as they continue to be properly held by the Administrative Agent), the Pledge Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the pledgors thereunder in such Pledged Equity Interests and Pledged Notes (each as defined in the Pledge Agreement), in each case subject to no other Lien.

5.15 Insurance. Each of the Borrower and its Subsidiaries maintains, with financially sound and reputable insurance companies not Affiliates of the Borrower or any of its Subsidiaries, insurance (including liability insurance and casualty insurance), with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar businesses and owning similar properties in localities where the Borrower or any of its Subsidiaries operates, of such types and in such amounts, with such deductibles and covering such risks, as are customarily carried under similar circumstances by such other Persons (or otherwise required in the Collateral Documents) or with self-insurance programs in the ordinary course of business that are customary for companies in similar businesses and of similar size.

5.16 [Reserved].

5.17 Taxes. Except as could not reasonably be expected to have a Material Adverse Effect, each of the Borrower and its Subsidiaries has timely filed all U.S. federal, state and other material tax returns and reports required to be filed, and have timely paid all U.S. federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, whether or not shown on any tax return, except those that are being contested in good faith by appropriate actions or proceedings reasonably conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Borrower or any of its Subsidiaries that would, if made, have a Material Adverse Effect. As of the Closing Date, neither any Loan Party nor any Subsidiary thereof is a party to any tax sharing agreement.

5.18 ERISA Compliance.

(a) Except as could not reasonably be expected to have a Material Adverse Effect: (i) each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws; (ii) each Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter (or, to the extent that such Plan qualifies as a prototype or volume submitter plan, as classified by the Code, ERISA and applicable guidance promulgated thereunder, an advisory opinion letter) from the IRS to the effect that the form of such Plan is qualified or acceptable under Section 401 of the Code, or an application for such a letter is currently being processed by the IRS with respect thereto, and, to the knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such tax-qualified status; and (iii) each of the Borrower and its Subsidiaries and each of their respective ERISA Affiliates have made all required contributions to each Pension Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Pension Plan.

(b) There are no pending or, to the knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) Except as could not reasonably be expected to have a Material Adverse Effect: (i) no ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither the Borrower nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC (other than for the payment of premiums due and not delinquent under Section 4007 of ERISA); (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d) Neither the Borrower or any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan on the Closing Date, other than those listed on Schedule 5.18 hereto.

5.19 Purpose of Loans and Letters of Credit. The proceeds of any Loans borrowed on the Closing Date are to be used solely for the Transactions set forth in the recitals to this Agreement. The proceeds of any Revolving Credit Loans borrowed from time to time after the Closing Date are to be used for the purposes set forth in the recitals to this Agreement, to finance transactions permitted by Section 7.04, to refinance Indebtedness permitted by Section 7.03, to provide for working capital and for other general corporate purposes of the Borrower and its Subsidiaries.

5.20 Margin Regulations; Investment Company Act.

(a) (i) None of the Borrower or any of its Subsidiaries is engaged and will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock, and (ii) no proceeds of any Loans or drawings under any Letter of Credit will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock in violation of the provisions of Regulation U issued by the FRB.

(b) None of the Borrower or any of its Subsidiaries is or is required to be registered as an “investment company” under the Investment Company Act of 1940. Neither the making of the Loans, nor the issuance of the Letters of Credit or the application of the proceeds or repayment thereof by the Borrower, nor the consummation of other transactions contemplated hereunder, will violate any provision of any such Act or any rule, regulation or order of the SEC.

5.21 Disclosure. As of the Closing Date, each of the Borrower and its Subsidiaries has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, are material to the business of the Borrower and its Subsidiaries or could reasonably be expected to result in a Material Adverse Effect. No written report, financial statement, certificate or other information furnished by or, to the knowledge of Borrower, on behalf of the Borrower or any of its Subsidiaries to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement and the other Loan Documents or delivered hereunder or thereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.22 Compliance with Laws. Each of the Borrower and its Subsidiaries is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate actions or proceedings reasonably conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.23 Labor Matters. Except as would not reasonably be expected to have a Material Adverse Effect:

(a) There are no strikes or lockouts against the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower, threatened.

(b) The hours worked by and payments made to employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, local or foreign Law dealing with such matters in any case where a Material Adverse Effect would reasonably be expected to occur as a result of the violation thereof.

(c) All payments due from the Borrower or any of its Subsidiaries, or for which any claim may be made against the Borrower or any of its Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower or such Subsidiary to the extent required by GAAP.

(d) Except as set forth on Schedule 5.23 none of the Borrower or any of its Subsidiaries is a party to a collective bargaining agreement.

Set forth on Schedule 5.23 is a summary of all material labor matters to the knowledge of the Borrower pending before any Governmental Authority or threatened by or against the Borrower or any of its Subsidiaries, and none of such labor matters, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.24 Solvency. Immediately after giving effect to the initial Credit Extension made on the Closing Date and any other transactions occurring on the Closing Date, (a) the fair value of the assets of the Borrower, individually, and the Loan Parties, taken as a whole, will exceed its or their respective debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of the Borrower, individually, and of the Loan Parties, taken as a whole, will be greater than the amount that will be required to pay the probable liability of its or their respective debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, and (c) neither the Borrower, individually, nor the Loan Parties, taken as a whole, will have unreasonably small capital with which to conduct its or their respective business in which Borrower is or the Loan Parties are engaged as such business is now conducted and is proposed to be conducted following the Closing Date. For purposes of this Section 5.24(b), the amount of any contingent liabilities of the Borrower, individually, and all the Loan Parties, taken as a whole (including liabilities in respect of litigation, guaranties and pension plans) shall be calculated as the amount that can reasonably be expected to become an actual or matured liability as determined by such Loan Party in good faith in light of all of the facts and circumstances at such time.

5.25 [Intentionally Omitted].

5.26 Nature of Business. As of the Closing Date, the Borrower and its Subsidiaries, other than inactive Subsidiaries that are Excluded Subsidiaries, are engaged in the business of developing, manufacturing and marketing medical devices, implants and biomaterials for use in surgery or other medical treatment, or activities related, ancillary or complementary thereto.

5.27 Sanctions. Neither the Borrower, nor any of its Subsidiaries, nor, to the knowledge of the Borrower and its Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is a Person that is, or is owned or controlled by any Persons that are (i) the subject or target of any Sanctions or (ii) located, organized or resident in a Designated Jurisdiction.

5.28 Anti-Corruption Laws. The Borrower and its Subsidiaries have conducted their businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions, to the extent applicable to the Borrower and its Subsidiaries (“Anti-Corruption Laws”), in all material respects and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws. No part of the proceeds of any Credit Extension will be used for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Corruptions Laws.

5.29 EEA Financial Institutions. No Loan Party is an EEA Financial Institution.

5.30 Use of Proceeds. The use of proceeds on the Closing Date will not violate OFAC, the Foreign Corrupt Practices Act of 1977 or any applicable anti-money laundering rules and regulations.

5.31 USA PATRIOT Act; Beneficial Ownership Certification. To the extent applicable, each of the Borrower and its Subsidiaries is in compliance, in all material respects, with the USA PATRIOT Act. As of the Closing Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent indemnification obligations and obligations and liabilities under Secured Cash Management Services Agreements and Secured Swap Contracts) hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (other than Letters of Credit which have been Cash Collateralized in at least the Minimum Collateral Amount), the Borrower shall, and shall (except in the case of the covenants set forth in Section 6.01, 6.02, 6.03 and 6.14) cause each Subsidiary to:

6.01 Financial Statements. Deliver to the Administrative Agent (for further distribution to each Lender):

(a) as soon as available, but in any event within one hundred (100) days after the end of each fiscal year thereafter of the Borrower and its Consolidated Subsidiaries (or, if earlier, the date that is five (5) days after the reporting date for such information required by the SEC, including after giving effect to any extension pursuant to Rule 12b-25 of the Securities Exchange Act of 1934), commencing with the fiscal year ended December 31, 2019, a consolidated (but not consolidating) balance sheet of the Borrower and its Consolidated Subsidiaries as at the end of such fiscal year, and the respective related consolidated (but not consolidating) statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated balance sheet and statements to be audited and accompanied by (i) a report and opinion of a Registered Public Accounting Firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws and shall not be subject to any “going concern” or like qualification or exception (except to the extent relating to impending debt maturities occurring within 12 months of such audit) or any qualification or exception as to the scope of such audit and (ii) if required by applicable law, an attestation report of such Registered Public Accounting Firm as to the Borrower’s internal controls pursuant to Section 404 of Sarbanes-Oxley; and

(b) as soon as available, but in any event within fifty-five (55) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower and its Consolidated Subsidiaries (or, if earlier, the date that is five (5) days after the reporting date for such information required by the SEC, including after giving effect to any extension pursuant to Rule 12b-25 of the Securities Exchange Act of 1934), commencing with the fiscal quarter ending March 31, 2020, a consolidated (but not consolidating) balance sheet of the Borrower and its Consolidated Subsidiaries as at the end of such fiscal quarter, and the related consolidated (but not consolidating) statements of income or operations for such fiscal quarter and the portion of such fiscal year then ended, as well as shareholders’ equity and cash flows for the portion of such fiscal year then ended, setting forth in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, as the case may be, or in the case of the balance sheet, the end of the previous fiscal year, all in reasonable detail, such consolidated balance sheet and statements to be certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Consolidated Subsidiaries on a consolidated (but not consolidating) basis in accordance with GAAP, subject only to normal year-end audit adjustments, formatting requirements, and the absence of footnotes.

As to any information contained in materials furnished pursuant to Section 6.02(d), the Borrower shall not be separately required to furnish such information under Sections 6.01(a) or 6.01(b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in Sections 6.01(a) and 6.01(b) above at the times specified therein.

6.02 Certificates; Other Information. Deliver to the Administrative Agent (for further distribution to each Lender), in form and detail reasonably satisfactory to the Administrative Agent (in consultation with the Lenders):

(a) [intentionally omitted];

(b) within five (5) Business Days of the delivery of the financial statements referred to in Sections 6.01(a) and 6.01(b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower. In connection with the delivery by the Borrower of each Compliance Certificate pursuant to this Section 6.02(b), the Borrower shall deliver to the Administrative Agent supplements to Schedules 5.03, 5.08, 5.14 and 5.23 and the supplements required by Section 4.14 of the Security Agreement and Section 4.1(b) of the Pledge Agreement, together with a statement of a Responsible Officer executing the Compliance Certificate, certifying that, as of the date thereof, after giving effect to the supplements to such Schedules and such report delivered therewith, the representations and warranties in ARTICLE V hereof are true and correct in all material respects, except those representations and warranties made as of a date certain which remain true and correct in all material respects as of such date;

(c) [intentionally omitted].

(d) promptly after the same are available to the public, (i) copies of management discussion and analysis in relationship to the financial statements delivered pursuant to Sections 6.01(a) and 6.01(b), (ii) copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower or any of its Subsidiaries, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower or any of its Subsidiaries may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto, and (iii) upon the request of the Administrative Agent, all written reports and information concerning material matters to and from the United States Environmental Protection Agency, or any state or local agency responsible for environmental matters, the United States Occupational Health and Safety Administration, or any state or local agency responsible for health and safety matters, or any successor or other agencies or authorities concerning environmental, health or safety matters;

(e) within forty-five (45) days following the end of each fiscal year of the Borrower, commencing with the fiscal year ended December 31, 2019, an annual consolidated business plan and forecasts and budget of the Borrower and its Subsidiaries containing, among other things, summary pro forma financial information for the next fiscal year with respect to each fiscal quarter;

(f) promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation; and

(g) promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any of its Subsidiaries, or compliance with the terms of the Loan Documents, as the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Sections 6.01(a), Section 6.01(b) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender, the L/C Issuer and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that, (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent, the L/C Issuer or any Lender upon receipt by Borrower of a written request from the Administrative Agent, the L/C Issuer or such Lender, and (ii) the Borrower shall notify the Administrative Agent, the L/C Issuer and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies, of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (i) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuer and the Lenders to treat the Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent the Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (iv) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

6.03 Notices. Promptly notify the Administrative Agent upon knowledge of an Executive Officer of any Loan Party:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) any dispute, action, litigation, investigation, proceeding or suspension between the Borrower or any of its Subsidiaries and any Governmental Authority, or (ii) the commencement of, or any material development in, any action, litigation, investigation or proceeding affecting the Borrower or any of its Subsidiaries, including pursuant to any applicable Environmental Laws;

(c) of the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and

(d) of any material change in accounting policies or financial reporting practices by any Loan Party that are not generally applicable to other companies (other than certain updated schedules and other currently delivered information).

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Payment of Obligations. Pay and discharge, as the same shall become due and payable, all its obligations and liabilities, including (a) all Federal, state and other tax liabilities, fees, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate actions or proceedings reasonably conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary, (b) all lawful claims which, if unpaid, would by Law become a Lien (other than a Permitted Lien) upon its property, and (c) all Indebtedness (other than Indebtedness the non-payment of which would not result in an Event of Default under Section 8.01(e)), as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, except, in each case of this Section 6.04, where the failure to do so, which individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain, in full force and effect its legal existence, legal structure, legal name and good standing under the Laws of the jurisdiction of its incorporation or organization, except in a transaction permitted by Sections 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses, approvals and franchises in each case which are necessary or desirable in the normal conduct of its business, except in a transaction permitted by Sections 7.04 and 7.05; (c) preserve or renew all of its registered patents, trademarks, trade names and service marks; and (d) do all things necessary to maintain, renew, extend or continue in effect all Licenses which may at any time and from time to time be necessary for the Borrower or any of its Subsidiaries to operate its business in compliance with all Laws, except, in each case of this Section 6.05 (other than clause (a) above with respect to the Loan Parties), where the failure to do so, which individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect, ordinary wear and tear and Casualty and Condemnation excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07 Maintenance of Insurance; Certain Proceeds. Maintain with financially sound and reputable insurance companies, insurance (including liability insurance and casualty insurance), with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar businesses and owning similar properties in localities where such Borrower or such Subsidiary operates, of such types and in such amounts, with such deductibles and covering such risks, as are customarily carried under similar circumstances by such other Persons (or otherwise required in the Collateral Documents) or with self-insurance programs in the ordinary course of business that are customary for companies in similar businesses and of similar size. The Administrative Agent shall be an additional insured or loss payee (loss payee status only applying to first party losses greater than $20,000,000) with respect to any such insurance providing coverage in respect of any Collateral, and the Borrower or the insurance company will give the Administrative Agent thirty (30) days (or ten (10) days in the case of non-payment of premiums) prior written notice before any such policy or policies shall be materially altered or canceled.

6.08 Compliance with Laws.

(a) Comply in all material respects with the requirements of all Laws (other than Environmental Laws) and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate actions or proceedings reasonably conducted or (b) the failure to comply therewith could not be reasonably expected to have a Material Adverse Effect.

(b) The Borrower represents and covenants that it will not, directly or knowingly indirectly, use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, to fund any activities of or business with any Person, or in any country, region or territory, that, at the time of such funding, is the subject of Sanctions, except to the extent permissible for a Person required to comply with Sanctions.

(c) The Borrower represents and covenants that it will not directly or knowingly indirectly use the proceeds of any Credit Extension in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Law.

6.09 Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP (or applicable local standards) consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower and its Subsidiaries, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower and its Subsidiaries.

6.10 Inspection Rights. No more than once per year, permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of Administrative Agent and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice; provided, further, that notwithstanding anything to the contrary herein, neither the Borrower nor any Subsidiary shall be required to disclose, permit the inspection, examination or making of copies of or excerpts from, or any discussion of, any document, information, or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent (or any Lender (or its respective representatives or contractors)) is prohibited by applicable law, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) with respect to which any Loan Party owes confidentiality obligations (to the extent not created in contemplation of such Loan Party’s Obligations under this Section 6.10) to any third party. Administrative Agent and such representatives and contractors shall comply with any safety or confidentiality rules adopted by Borrower.

6.11 Further Assurances with Respect to Additional Loan Parties.

(a) (i) Notify the Administrative Agent at the time that any Person becomes a direct or indirect Subsidiary of a Loan Party or ceases to constitute an Excluded Subsidiary, (ii) promptly thereafter (and in any event within sixty (60) days), cause such Person, unless such Person is an Excluded Subsidiary, to execute and deliver a Joinder Agreement and such other documents as the Administrative Agent shall deem necessary, (iii) promptly thereafter (and in any event within sixty (60) days), unless such Person is an Excluded Subsidiary, pledge and maintain a pledge of one hundred percent (100%) of the Equity Interests of such Subsidiary (subject to no Liens), and (iv) promptly thereafter (and in any event within sixty (60) days), unless such Person is an Excluded Subsidiary, deliver, and cause such Person to deliver, to the Administrative Agent documents of the types referred to in clauses 4.01(a)(iii), 4.01(a)(iv), 4.01(a)(vi), 4.01(a)(viii), 4.01(a)(ix), 4.01(a)(x), 4.01(a)(xi), 4.01(a)(xii), and 4.01(a)(xiii) of Section 4.01(a) and favorable opinions of counsel to the Borrower and such Subsidiary (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in subsection (a) of Section 4.01), all in form, content and scope reasonably satisfactory to the Administrative Agent. It is understood and agreed that Property acquired (x) in a Permitted Acquisition that secures Indebtedness permitted pursuant to Section 7.03(g)(x) or (y) with purchase money Indebtedness permitted pursuant to Section 7.03(g)(y) (collectively, “Liened Property”), that is not permitted to be pledged pursuant to the agreements governing such permitted Indebtedness, is not required to be Collateral for the Obligations until the date that is thirty (30) days following the date the Indebtedness that the Liened Property secures is repaid, refinanced or otherwise replaced.

(b) If at the time of delivery of a Compliance Certificate in accordance with Section 6.02(b) the Consolidated EBITDA for the four consecutive fiscal quarters then ended of all Excluded Subsidiaries that are Domestic Subsidiaries exceeds ten percent (10.0%) of the Consolidated EBITDA for such period of the Borrower and its Domestic Subsidiaries, the Borrower shall deliver notice to the Administrative Agent within five (5) Business Days of such date designating one or more Domestic Subsidiaries qualified as Excluded Subsidiaries pursuant to clause (d) of the definition thereof that will be removed as Excluded Subsidiaries so that the Consolidated EBITDA of all remaining Excluded Subsidiaries that are Domestic Subsidiaries does not exceed ten percent (10.0%) of the Consolidated EBITDA for such period of the Borrower and its Domestic Subsidiaries; provided that the Borrower shall be deemed to have complied with this proviso if after removing all Subsidiaries qualified as Excluded Subsidiaries pursuant to clause (d) of the definition thereof as Excluded Subsidiaries, the remaining Excluded Subsidiaries still exceed ten percent (10.0%) of the Consolidated EBITDA for such period of the Borrower and its Domestic Subsidiaries. In addition, Borrower, at its option at any time from time to time, may deliver notice to the Administrative Agent that it is designating a Domestic Subsidiary as an Excluded Subsidiary or discontinuing the designation of a Domestic Subsidiary as an Excluded Subsidiary so long as, after giving effect to such designations or discontinuation of designations, the Consolidated EBITDA for the consecutive four quarter period most recently ended of all Excluded Subsidiaries that are Domestic Subsidiaries does not exceed ten percent (10.0%) of the Consolidated EBITDA for such period of the Borrower and its Domestic Subsidiaries, calculated on a Pro Forma Basis as of such date. The removal of the designation of any Domestic Subsidiary as an Excluded Subsidiary at any time in accordance herewith (and, to the extent such removal of designation must be effective to permit the designation of another Domestic Subsidiary as an Excluded Subsidiary in accordance herewith, such designation) only shall become effective on the date that the Borrower has complied with Section 6.11(a) with respect to such Domestic Subsidiary. For the avoidance of doubt, designation of a Domestic Subsidiary as an Excluded

Subsidiary in accordance herewith may be used to effect a cure of any Default or Event of Default arising solely with respect to such Domestic Subsidiary (so long as the event giving rise to such Default or Event of Default would not constitute, and the designation of such Domestic Subsidiary as an Excluded Subsidiary would not otherwise give rise to, a Default or Event of Default with respect to Excluded Subsidiaries).

6.12 Further Assurances with Respect to Collateral. Execute, any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), which may be required under any applicable Law, or which the Administrative Agent or the Required Lenders may reasonably request, to comply with the terms of this Agreement and the other Loan Documents, including causing, to the fullest extent permitted by Law, (i) the Collateral to be subject to a first priority security interest in favor of the Administrative Agent (subject to the Permitted Liens) and (ii) the pledge of the Equity Interests of the Borrower and its Subsidiaries which is subject to a pledge pursuant to the Pledge Agreement, in each case to secure all the Obligations, all at the expense of the Borrower. The Borrower also agrees to provide to the Administrative Agent, from time to time upon the Administrative Agent’s reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the validity, perfection and priority of the Liens created or intended to be created by the Loan Documents. It is understood and agreed that Liened Property that is not permitted to be pledged pursuant to the agreements governing such permitted Indebtedness is not required to be Collateral for the Obligations until the date that is thirty (30) days following the date the Indebtedness that the Liened Property secures is repaid, refinanced or otherwise replaced.

In no event shall (A) control agreements or similar arrangements be required with respect to any Collateral (including, without limitation, deposit or securities accounts), (B) any Loan Party be required to (1) take any action or grant or perfect any security interest in any asset located outside of the U.S. or conduct any foreign lien search, (2) execute any foreign law guarantee, security agreement, pledge agreement, mortgage, deed or charge or (3) make any foreign intellectual property filing, conduct any foreign intellectual property search or prepare any foreign intellectual property schedule with respect to any assets of any Loan Party or (C) any Loan Party be required to seek any landlord lien waiver, bailee letter, estoppel, warehouseman waiver or other collateral access or similar letter or agreement.

6.13 Post-Closing Actions. The Borrower agrees that it will, or will cause its relevant Subsidiaries to, complete each of the actions described on Schedule 6.13 as soon as commercially reasonable and by no later than the date set forth in Schedule 6.13 with respect to such action or such later date as the Administrative Agent may reasonably agree.

6.14 Use of Proceeds. Use the proceeds of the Loans solely for the purposes set forth in Section 5.19.

6.15 Environmental.

(a) Upon the reasonable written request of the Administrative Agent following the occurrence of any event or the discovery of any condition that the Administrative Agent or the Required Lenders reasonably believe has caused (or could be reasonably expected to cause) the representations and warranties set forth in Section 5.13 to be untrue in any material respect, furnish or cause to be furnished to the Administrative Agent, at the Borrower’s expense, a report of an environmental assessment of reasonable scope, form and depth, (including, where required by applicable Laws, invasive soil or groundwater sampling) by a consultant reasonably acceptable to the Administrative Agent as to the nature and extent of the presence of Hazardous Materials on the applicable Subject Property and as to the compliance by the Borrower and its Subsidiaries with Environmental Laws at such Subject Property;

provided that if Borrower is in the process of working with a Governmental Authority to address such event or condition, Borrower shall provide Administrative Agent with copies of all assessments, reports and other materials being provided to such Governmental Authority in lieu of the environmental assessments required above.

(b) Conduct and complete all investigations, studies, sampling, and testing and all remedial, removal, and other actions necessary to address all Hazardous Materials on, from or affecting any of the Subject Properties to the extent necessary to be in compliance with all Environmental Laws and with the validly issued orders and directives of all Governmental Authorities with jurisdiction over such Subject Properties to the extent any failure could have a Material Adverse Effect.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent indemnification obligations and obligations and liabilities under Secured Cash Management Service Agreements and Secured Swap Contracts) hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (other than Letters of Credit which have been Cash Collateralized in at least the Minimum Collateral Amount), the Borrower shall not, directly or indirectly, nor shall it permit any Subsidiary to, directly or indirectly:

7.01 Liens. Create, incur or assume any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following (with such Liens described below being referred to herein as “Permitted Liens”):

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the Closing Date and listed on Schedule 7.01 and any renewals or extensions thereof; provided that (i) the property covered thereby is not broadened, (ii) the amount secured or benefited thereby is not increased, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(k);

(c) Liens for taxes, fees, assessments or other governmental charges that (i) do not exceed, $40,000,000 in the aggregate at any time or (ii) are not yet due or which are not delinquent or remain payable without penalty, or to the extent non-payment thereof is permitted by Section 6.04; provided, that, no notice of lien has been filed or recorded under the Code or other applicable Law;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s or other like Liens arising in the ordinary course of business that are not delinquent or which are being contested in good faith and by appropriate actions or proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto and for which adequate reserves with respect thereto are maintained on the books of the applicable person in accordance with GAAP;

(e) pledges or deposits made by the Borrower or any of its Subsidiaries in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness, excluding balancing payments), commercial letters of credit, letters of credit for the account of a Foreign Subsidiary (where the amount of such deposits do not exceed, when added to the amount of all Guarantees issued and outstanding at such time pursuant to Section 7.03(c)(i)(B), $40,000,000), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property of the Borrower or any of its Subsidiaries which do not materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i) Liens securing Indebtedness permitted under Section 7.03(d), Section 7.03(g) and Section 7.03(l);

(j) Liens arising from precautionary UCC financing statement filings with respect to operating leases entered into by the Borrower or any of its Subsidiaries in the ordinary course of business;

(k) customary rights of lien and setoff with respect to deposits with banks or other depository institutions and with respect to securities and cash held by brokers and dealers;

(l) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(m) landlords’ liens on fixtures located on premises leased by the Borrower or a Subsidiary in the ordinary course of business;

(n) Liens arising from any conditional sale or other title retention agreement arising in the ordinary course of business;

(o) Liens solely on any cash earnest money deposits made by the Borrower or any Subsidiary in connection with any letter of intent or purchase agreement in respect of any Investment by the Borrower or any Subsidiary permitted hereunder;

(p) any interest or title of a lessor or secured by a lessor’s interest under any lease;

(q) pledges or deposits made by the Borrower or any of its Subsidiaries in the ordinary course of business to secure financing of insurance premiums;

(r) licensing (including sublicensing) of intellectual property in the ordinary course of business;

(s) Liens in respect of Permitted Receivables Financings that extend only to the receivables subject thereto, the agreements governing the receivables included in such Permitted Receivables Financings, the rights under any such agreements, the proceeds thereof and the accounts of any Special Purpose Receivables Subsidiary into which such proceeds are paid;

(t) other Liens securing Indebtedness in an aggregate principal amount at any time outstanding not to exceed the greater of (i) $107,500,000 and (ii) 25% of Consolidated EBITDA of the Borrower and its consolidated Subsidiaries;

(u) Liens on assets constituting Collateral securing Indebtedness issued or incurred in accordance with Section 2.17, Section 7.03(j), or Section 7.03(s) and permitted to be secured thereunder and any Permitted Refinancing in respect thereof; provided that, in the case of any Permitted Refinancing, such Liens are limited to the same assets constituting Collateral to the same extent as the Indebtedness being refinanced; and

(v) (i) Liens that are pari passu with the Liens securing the Obligations; provided that the Consolidated Senior Secured Net Leverage Ratio as of the last day of the most recently ended Reference Period does not exceed 3.50 to 1.00 on a Pro Forma Basis (or, to the extent such Liens are incurred in connection with a Permitted Acquisition, the Consolidated Senior Secured Net Leverage Ratio as of the last day of the most recently ended Reference Period does not exceed the greater of 3.50 to 1.00 and the Consolidated Senior Secured Net Leverage Ratio immediately prior to such Permitted Acquisition, in each case on a Pro Forma Basis) and (ii) Liens that are junior to the Liens securing the Obligations; provided that the Consolidated Total Leverage Ratio as of the last day of the most recently ended Reference Period does not exceed 4.50 to 1.00 on a Pro Forma Basis (or, to the extent such Liens are incurred in connection with a Permitted Acquisition, the Consolidated Total Leverage Ratio as of the last day of the most recently ended Reference Period does not exceed the greater of 4.50 to 1.00 and the Consolidated Total Leverage Ratio immediately prior to such Permitted Acquisition, in each case on a Pro Forma Basis); provided, further, that in each case any Indebtedness secured by such Liens shall be subject to customary intercreditor terms reasonably agreed between the Borrower and the Administrative Agent.

7.02 Investments. Make any Investments in any Person, except:

(a) Investments held in the form of cash or Cash Equivalents;

(b) Investments made prior to the Closing Date set forth in Schedule 7.02 and any renewals or extensions thereof;

(c) advances to directors, officers, employees and consultants of the Borrower or any other Subsidiary for payroll, travel and to cover similar matters, each of which is expected at the time of such advance to be treated as an expense for accounting purposes and that are made in the ordinary course of business and loans to directors, officers, employees and consultants of the Borrower or any Subsidiary Guarantor in the ordinary course of business as presently conducted, such advances and loans in an aggregate principal amount not to exceed $5,000,000 in the aggregate at any one time outstanding; provided, however that any such advances or loans to directors or executive officers shall only be permitted to the extent allowable under Sarbanes-Oxley;

(d) Investments by any Loan Party in and to the Borrower or any other Loan Party in the form of contributions to capital or loans or advances; provided that (i) immediately before and after giving effect thereto, no Event of Default exists or would result therefrom, (ii) each such item of intercompany Indebtedness shall be unsecured and (iii) each such item of intercompany Indebtedness owed to the Borrower from another Loan Party shall be evidenced by an Intercompany Note which shall be pledged as security for the Obligations of the holder thereof under the Loan Documents and delivered to the Administrative Agent pursuant to the terms of the Collateral Documents;

(e) Investments by any Excluded Subsidiary in and to the Borrower or any other Subsidiary of the Borrower;

(f) other than Investments permitted pursuant to clause (g) below, Investments by any Loan Party in and to Excluded Subsidiaries in an amount not to exceed the greater of (i) $43,000,000 and (ii) 10% of Consolidated EBITDA of the Borrower and its consolidated Subsidiaries in the aggregate in each fiscal year; provided, that, within any fiscal year if any portion of an Investment made pursuant to this clause (f) is repaid to a Loan Party, then such repaid amount may be reinvested under this clause (f) during such fiscal year as long as the amount of Investments in all Excluded Subsidiaries in such fiscal year does not exceed the greater of (x) $43,000,000 and (y) 10% of Consolidated EBITDA of the Borrower and its consolidated Subsidiaries;

(g) Investments that constitute Permitted Acquisitions (including Investments in Foreign Subsidiaries for the purpose of effecting a Permitted Acquisition) and Investments in Minority Equity Interests;

(h) Investments in Swap Contracts permitted under Section 7.03(d);

(i) Guarantees permitted by Section 7.03;

(j) Investments made as a result of the receipt of non-cash consideration from a Disposition that was made pursuant to and in compliance with this Agreement; provided, however, that at no time shall Investments of this type exceed $40,000,000 in the aggregate (it being understood that earn-outs negotiated in the ordinary course of business as part of a Disposition shall not be considered “non-cash consideration” for purposes of this Section 7.02(j));

(k) Extensions of credit to customers in the ordinary course of business;

(l) Investments made out of the proceeds of an issuance of Qualified Equity Interests of the Borrower substantially concurrent with such issuance; provided, that, (A) the Property acquired (or the Property of the Person acquired) in such transaction shall be used or useful in the same or similar line of business as the Loan Parties on the Closing Date, including activities ancillary, related or complementary thereto, (B) after giving effect to such transaction on a Pro Forma Basis, the total equity and debt investments of the Borrower and its Domestic Subsidiaries in the Foreign Subsidiaries (other than any such investments made in connection with the Codman Acquisition) does not exceed fifty percent (50%) of the aggregate book value of the total assets of the Borrower and its Domestic Subsidiaries, all as determined in accordance with GAAP, (C) in the case of an Acquisition of the Equity Interests of another Person, (i) the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition and (ii) with respect to any Acquisition in excess of $50,000,000, the Borrower shall have delivered to the Administrative Agent, a Compliance Certificate signed by a Responsible Officer of the Borrower demonstrating compliance with Section 7.17 after giving effect to the transaction on a Pro Forma Basis, and reaffirming that the representations are true and correct in all material respects as of the date of the purchase agreement executed in connection with such Acquisition, (D) at the time of the execution and delivery of the purchase agreement related to such Acquisition, no Event of Default has occurred and is continuing or would result therefrom, and after giving effect to such Acquisition, no Event of Default under Sections 8.01(f), 8.01(g) or 8.01(i) has occurred and is continuing or would result therefrom; (E) the Borrower and its Consolidated Subsidiaries shall be in compliance on a Pro Forma Basis with Section 7.17 after giving effect to such transaction, (F) the transaction shall not involve the acquisition of an interest in a general partnership or joint venture or have a requirement that any Loan Party be a general or joint venture partner, and (G) the Loan Parties shall, and shall cause the party that is the subject of the transaction to, execute and deliver such joinder and pledge agreements, security agreements and intercompany notes and take such other actions as may be necessary for compliance with the provisions of Sections 6.11 and 6.12;

(m) Investments of a nature not contemplated in the foregoing subsections in an amount not to exceed the greater of (i) $150,000,000 and (ii) 33% of Consolidated EBITDA of the Borrower and its consolidated Subsidiaries in the aggregate at any time outstanding;

(n) Investments made by Excluded Subsidiaries;

(o) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments (including equity interests) received (i) in connection with the bankruptcy workout, recapitalization or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with or judgments against, customers and suppliers arising in the ordinary course of business, (ii) upon the foreclosure with respect to any secured Investment, (iii) as a result of the settlement, compromise or resolution of litigation, arbitration or other disputes or (iv) in settlement of debts created in the ordinary course of business;

(p) Investments in the form of milestone or other upfront payments made in the ordinary course in connection with the right to receive royalty or other recurring payments;

(q) Investments made in the ordinary course of business into suppliers or customers of the Borrower or any Subsidiary;

(r) Permitted Bond Hedge Transactions and any transactions pursuant to an accelerated share repurchase program that constitute Investments;

(s) additional Investments; provided that after giving pro forma effect to such Investments (x) the Consolidated Total Leverage Ratio does not exceed 4.00 to 1.00 and (y) no Event of Default shall have occurred and be continuing or would result therefrom;

(t) Investments in joint ventures in an amount not to exceed the greater of (i) $107,500,000 and (ii) 25% of Consolidated EBITDA of the Borrower and its consolidated Subsidiaries in the aggregate at any time outstanding;

(u) Investments made in connection with the consummation of the Codman Acquisition (including, without limitation, Non-Principal Country Payments and Investments in Excluded Subsidiaries in connection with the Codman Acquisition); and

(v) Investments arising as a result of Permitted Receivables Financings.

7.03 Indebtedness. Create, incur or assume any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness listed on Schedule 7.03 that is outstanding on the Closing Date;

(c) Guarantees of the Borrower or any of its Subsidiaries in respect of Indebtedness of the Borrower or any of its Subsidiaries otherwise permitted hereunder; provided that (i) Loan Parties may (A) issue Guarantees under this clause only in respect of Indebtedness of other Loan Parties and (B) issue Guarantees of Indebtedness of Excluded Subsidiaries that does not exceed, when added to the amount of all deposits to secure letters of credit for the account of a Foreign Subsidiary under Section 7.01(f), $40,000,000 in the aggregate at any time outstanding, and (ii) Excluded Subsidiaries may issue Guarantees of Indebtedness of other Subsidiaries so long as such Indebtedness is permitted hereunder;

(d) obligations (contingent or otherwise) existing or arising under any Swap Contract; provided that (i) such obligations are (or were) entered into by such Person for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(e) intercompany Indebtedness constituting an Investment that is permitted under Section 7.02(b), 7.02(d), 7.02(e), 7.02(f), 7.02(g), 7.02(l), 7.02(m) or 7.02(u);

(f) unsecured Indebtedness of any Loan Party; provided that (i) after giving effect to such Indebtedness, the Consolidated Total Leverage Ratio calculated on a Pro Forma Basis shall be less than or equal to the then current maximum ratio set forth in Section 7.17(a), (ii) the scheduled maturity date of such Indebtedness is no earlier than three (3) months after the Maturity Date and such Indebtedness does not contain any provisions providing for a holder put right or mandatory repurchase obligation of any Loan Party prior to such date (other than customary asset sale and change of control repurchase obligations or, with respect to Convertible Indebtedness, customary fundamental change obligations), (iii) the financial covenants and other negative covenants in the definitive documentation for such Indebtedness shall be no more materially restrictive (taken as a whole) than the financial and other negative covenants set forth herein in the reasonable determination of the Borrower, (iv) the other terms and conditions of the definitive documentation for such Indebtedness, taken as a whole, shall be customary for definitive documentation of Indebtedness of similarly situated issuers of similar forms of Indebtedness at such time in the reasonable determination of the Borrower, and (v) no Default has occurred and is continuing or could reasonably be expected to result therefrom;

(g) so long as (i) no Event of Default has occurred and is continuing or would result therefrom and (ii) the Borrower and its Consolidated Subsidiaries shall be in compliance on a Pro Forma Basis with Section 7.17 after giving effect to such transaction, secured Indebtedness in an aggregate principal amount not to exceed the greater of (A) $150,000,000 or (B) 33% of Consolidated EBITDA of the Borrower and its consolidated Subsidiaries at any time outstanding; provided that such Indebtedness is not contractually senior in right of payment to the payment of the Indebtedness arising under this Agreement and the Loan Documents and either (x) was assumed or existed in connection with a Permitted Acquisition and the Liens securing such Indebtedness do not at any time encumber any Property other than the Property acquired in such Permitted Acquisition, or (y) is purchase money Indebtedness (including Capitalized Leases or Off-Balance Sheet Obligations) so long as (i) such Indebtedness is created and any Lien attaches to such Property concurrently with or within forty-five (45) days of the acquisition thereof, and (ii) such Lien does not at any time encumber any Property other than the Property financed by such Indebtedness;

(h) so long as (i) no Event of Default has occurred and is continuing or would result therefrom and (ii) the Borrower and its Consolidated Subsidiaries shall be in compliance on a Pro Forma Basis with Section 7.17 after giving effect to such transaction, unsecured Indebtedness (including reimbursement obligations under letters of credit and obligations in respect of performance bonds and completion guarantees) of the Loan Parties in an aggregate principal amount not to exceed the greater of (x) $150,000,000 and (y) 33% of Consolidated EBITDA of the Borrower and its consolidated Subsidiaries at any time outstanding; provided, that such Indebtedness is not contractually senior in right of payment to the payment of the Indebtedness arising under this Agreement and the Loan Documents;

(i) Indebtedness arising from any agreement entered into by the Borrower or any Subsidiary providing for customary indemnification, purchase price adjustment, contingent consideration or similar obligations, in each case, incurred or assumed in connection with an Acquisition or Disposition permitted hereunder;

(j) Indebtedness in the form of notes that are (at the option of the Borrower) unsecured or secured by the Collateral on a pari passu or junior lien basis (“Incremental Notes”) in an amount not to exceed, together with any Incremental Facilities incurred pursuant to Section 2.16, the Incremental Amount; provided that such Incremental Notes (i) do not mature prior to the latest final maturity date of, or have a shorter weighted average life than, any class of then outstanding Loans under the Facilities, (ii) have covenants and defaults no more restrictive (excluding pricing and optional prepayment and redemption terms), when taken as a whole, than those under the Facilities (except for covenants or other provisions (x) applicable only to periods after the latest final maturity of any Class of then outstanding Loans under the Facilities or (y) reasonably satisfactory to the Administrative Agent), (iii) do not require mandatory prepayments to be made except to the extent required to be applied pro rata to the Term Loans and any first lien secured Incremental Notes, (iv) to the extent secured, shall not be secured by any lien on any asset of the Borrower or any Subsidiary that does not also secure the Facilities, or be guaranteed by any person other than the Subsidiary Guarantors and (v) to the extent secured, shall be subject to customary intercreditor terms reasonably agreed between the Borrower and the Administrative Agent;

(k) Indebtedness representing a refinancing, refunding, renewal or extension of Indebtedness (x) permitted by clauses (b), (f) or (j) above or clauses (l) or (u) below; provided, that (i) the principal amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension (except in an amount not to exceed all fees, costs and other expenses incurred in connection with such refinancing, refunding, renewal or extension), (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness shall be consistent with market conditions at the time such refinancing, refunding, renewal or extension is consummated, (iii) with respect to any debt incurred pursuant to Section 7.03(f), the maturity date is no earlier than three (3) months after the Maturity Date, (iv) with respect to any Indebtedness that refinances, replaces, refunds, renews or extends Indebtedness incurred pursuant to Section 7.03(j) or (u), the stated maturity is no earlier than the maturity date of the Indebtedness being refinanced and (v) with respect to any Indebtedness incurred pursuant to Section 7.03(f) above as long as the conditions to the incurrence thereof as set forth in clause (f) remain true and correct at the time of and after giving effect to such refinancing, renewal or extension, and (y) permitted by clause (h) above, as long as the conditions to the incurrence thereof remain true and correct at the time of and after giving effect to such refinancing, renewal or extensions;

(l) Indebtedness of Excluded Subsidiaries in an aggregate principal amount not to exceed $100,000,000 at any time outstanding;

(m) obligations (including in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business) in respect of bids, tenders, trade contracts, governmental contracts and leases, construction contracts, statutory obligations, surety, stay, customs, bid, and appeal bonds, performance and return of money bonds, performance and completion guarantees, agreements with utilities and other obligations of a like nature (including those to secure health, safety and environmental obligations), in each case in the ordinary course of business and either (i) consistent with past practices or (ii) reasonably necessary for the operation of the business of the Borrower and its Subsidiaries;

(n) Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;

(o) customary Indebtedness under or in respect of Cash Management Services Agreements entered into in the ordinary course of business:

(p) Indebtedness representing deferred compensation, severance, pension and health and welfare retirement benefits or the equivalent to current or former officers, directors, managers, employees, members of management and consultants of the Borrower and the Subsidiaries incurred in the ordinary course of business;

(q) Indebtedness arising in connection with judgments against Borrower or its Subsidiaries to the extent such judgment is not an Event of Default hereunder; provided however, such Indebtedness under this clause (q) shall not exceed the Threshold Amount;

(r) Permitted Warrant Transactions that constitute Indebtedness;

(s) Refinancing Notes permitted by Section 2.17;

(t) Indebtedness in connection with Permitted Receivables Financings, and

(u) Convertible Indebtedness in an aggregate principal amount not to exceed $575,000,000; provided that such Convertible Indebtedness shall not have a stated maturity prior to February 3, 2025.

7.04 Fundamental Changes and Acquisitions.

(a) Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as (x) no Default or Event of Default has occurred and is continuing or would result therefrom (except that in the case of a Permitted

Acquisition, no Default or Event of Default has occurred and is continuing as of the date the applicable purchase agreement became effective, and as of the date of the consummation of such Permitted Acquisition no Event of Default under Sections 8.01(a), 8.01(f), 8.01(g) or 8.01(i) shall have occurred and be continuing or would result therefrom), and (y) the Borrower and its Consolidated Subsidiaries shall be in compliance with Section 7.17 after giving effect to such transaction on a Pro Forma Basis:

(i) the Borrower may merge or consolidate with any of its Wholly-Owned Subsidiaries; provided that (A) the Borrower shall be the continuing or surviving Person, and (B) the Loan Parties shall cause to be delivered such documents, instruments and certificates as to cause the Loan Parties to be in compliance with the terms of Sections 6.11 and 6.12;

(ii) any Wholly-Owned Subsidiary of the Borrower may be party to a transaction of merger or consolidation with a Wholly-Owned Subsidiary of the Borrower; provided that (A) if one of such Subsidiaries is a Loan Party, such Loan Party shall be the continuing or surviving Person, and (B) the Loan Parties shall cause to be delivered such documents, instruments and certificates as to cause the Loan Parties to be in compliance with the terms of Sections 6.11 and 6.12;

(iii) a Subsidiary may be a party to a transaction of merger or consolidation with a Person other than the Borrower or any Subsidiary of the Borrower; provided that (A) the surviving entity shall be such Subsidiary of the Borrower, and (B) the transaction shall otherwise constitute a Permitted Acquisition;

(iv) the Borrower may be a party to a transaction of merger or consolidation with a Person other than a Subsidiary of the Borrower in order to effect an Acquisition; provided, that, (A) the surviving entity shall be the Borrower and (B) such Acquisition shall otherwise comply with clauses (a), (b), (c), (d), (e) and (f) of the definition of “Permitted Acquisitions.”

(v) a Subsidiary may enter into a Disposition permitted under Sections 7.05(d), (e), (f), (k) and (p);

(vi) the Borrower may enter into a Disposition permitted under Sections 7.05(d), (e), (f), (k) and (p);

(vii) an Excluded Subsidiary may be voluntarily dissolved or liquidated into any other Subsidiary;

(viii) a Loan Party (other than the Borrower) may be voluntarily dissolved or liquidated into any other Loan Party;

(ix) any domestic Excluded Subsidiary may merge or consolidate into any other domestic Excluded Subsidiary;

(x) any Foreign Subsidiary may merge or consolidate into any other Foreign Subsidiary; and

(xi) any Subsidiary of the Borrower may transfer a Foreign Subsidiary to any other Subsidiary of the Borrower.

(b) Make or permit any Subsidiary to make any Acquisition other than (i) a Permitted Acquisition, (ii) an Acquisition permitted by Section 7.04(a), (iii) an Investment permitted by Sections 7.02(l) or 7.02(m) that constitutes an Acquisition or (iv) the acquisition of intellectual property in the ordinary course of business that constitutes an Acquisition.

7.05 Dispositions. Make any Disposition (other than any Casualty or Condemnation), except:

(a) Dispositions of surplus, obsolete, used or worn out property, whether now owned or hereafter acquired, that, in the reasonable judgment of the Borrower, is no longer used or useful in its business (or in the business of any of its Subsidiaries) or is otherwise economically impracticable to maintain;

(b) Dispositions of inventory or equipment in the ordinary course of business;

(c) Dispositions of real property in the ordinary course of business to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably applied to the purchase price of similar replacement property within 180 days of such Disposition;

(d) Dispositions of property (i) by the Borrower or a Subsidiary of the Borrower to the Borrower or a Subsidiary Guarantor and (ii) by an Excluded Subsidiary to the Borrower or another Subsidiary;

(e) Dispositions that constitute Investments permitted by Section 7.02 or Restricted Payments permitted by Section 7.06 and Dispositions made in connection with transactions permitted by Section 7.04;

(f) other Dispositions (including charitable donations) for fair market value (other than charitable donations made pursuant thereto) as long as the aggregate proceeds of all such Dispositions made pursuant to this clause (f) by the Borrower and its Subsidiaries during the term of this Agreement does not exceed, in the aggregate, an amount equal to the greater of (x) $32,250,000 and (y) 7.5% of Consolidated EBITDA of the Borrower and its Subsidiaries as of the date of such Disposition;

(g) licensing (including sublicensing) of intellectual property in the ordinary course of business,

(h) the lease or sublease of real property in the ordinary course of business;

(i) exchanges of Cash Equivalents for other Cash Equivalents;

(j) assignments of contract rights in the ordinary course of business;

(k) Dispositions of Minority Equity Interests;

(l) the settlement or early termination of any Permitted Bond Hedge Transaction and/or any Permitted Warrant Transaction in accordance with its terms;

(m) the write-off, discount, sale or Disposition of defaulted or past due receivables and similar obligations in the ordinary course of business and not as part of an accounts receivable financing transaction;

(n) abandon, allow to lapse, or fail to maintain intellectual property that is not material to the business;

(o) Dispositions of Receivables Assets or interests therein to a Special Purpose Receivables Subsidiary;

(p) Dispositions for fair market value; provided that at least 75.0% of the consideration for such Disposition shall consist of cash and Cash Equivalents (provided that for purposes of the 75.0% consideration requirement the amount of any Indebtedness or other liabilities (other than Indebtedness or other liabilities that are subordinated to the Obligations, that are owed to the Borrower or a Subsidiary or that are secured by the assets disposed of) of the Borrower or any Subsidiary (as shown on such person’s most recent balance sheet or in the notes thereto) that are assumed by the transferee of any such assets and for which the Borrower and its Subsidiaries shall have been validly released by all applicable creditors, (y) any Equity Interests received by the Borrower or any Subsidiary from such transferee that are converted by such person into Cash Equivalents within 180 days following the closing of the applicable sale or disposition and (z) any Designated Non-Cash Consideration received in respect of such sale or disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (z) not to exceed the greater of $21,500,000 million and 5.0% of Consolidated EBITDA of the Borrower and its Subsidiaries for the most recently ended four fiscal quarter period of for which internal financial statements are available, in each case, shall be deemed to be Cash Equivalents); provided, further that, the value of retained licenses, licenses back to the Borrower or any Subsidiary (as a licensee) and covenants not-to-sue with respect to software or intellectual property that are incidental to such sale or other disposition and received in the ordinary course for such transactions shall be excluded in determining whether 75.0% of the consideration consists of cash and Cash Equivalents; and

(q) Dispositions pursuant to an accelerated share repurchase program and any stock buybacks using the proceeds of Convertible Indebtedness.

7.06 Restricted Payments. Declare or make any Restricted Payment, except that:

(a) the Borrower or any of its Subsidiaries may declare and pay dividends and distributions payable solely in Qualified Equity Interests of the Borrower or such Subsidiary;

(b) any Subsidiary of the Borrower may declare and pay dividends (i) to the Borrower or any Subsidiary of the Borrower or (ii) on a pro rata basis to its equity holders;

(c) the Borrower may make payments to employees in the ordinary course of business related to equity-based compensation issued to employees in accordance with GAAP;

(d) the Borrower may at any time, and from time to time after the Closing Date, make Restricted Payments (i) in an aggregate amount not to exceed $125,000,000 in any fiscal year; or (ii) so long as no Default shall have occurred and be continuing at the time thereof or would result therefrom, if, after giving effect thereto as of the date of such Restricted Payment, the Borrower’s Consolidated Total Leverage Ratio is less than 4.00 to 1.00; provided, that, in either case, it is understood that the Borrower may make Restricted Payments in the form of (1) the repurchase, redemption or retirement of any outstanding Equity Interest of the Borrower with the proceeds of subordinated indebtedness, the issuance of which is permitted pursuant to Sections 7.03(f), (h) and (k), (2) the withholding, repurchase, redemption or retirement of any restricted Qualified Equity Interests issued to employees, directors and consultants of the Loan

Parties, pursuant to the Borrower’s equity incentive plans approved by the Borrower’s Board of Directors and withheld by the Borrower to satisfy tax obligations of such employees, directors and/or consultants at the time such tax obligation arises or otherwise at the time the forfeiture and transferability restrictions cease, and (3) a purchase of Permitted Bond Hedge Transactions as provided in subclause (i) below, and in the case of each of clauses (1), (2), and (3) above, without regard to, and without decreasing the availability of, the baskets set forth in subclauses (i) and (ii) above;

(e) the Borrower may issue or sell (x) Qualified Equity Interests so long as such issuance or sale does not result in a Change of Control and (y) so long as immediately before and after giving effect to any of the following the Loan Parties shall be in compliance with Section 7.17, other Equity Interests to the extent permitted by Section 7.03(f), (h), (k), (l) or (m);

(f) the Borrower and its Subsidiaries may issue Qualified Equity Interests in connection with a transaction permitted by Section 7.04 or 7.05;

(g) so long as immediately before and after giving effect to any of the following the Loan Parties shall be in compliance with Section 7.17, the Borrower may repurchase or refinance (x) its outstanding Equity Interests out of the proceeds of a substantially concurrent issue of, or an exchange for, Qualified Equity Interests and (y) Equity Interests or Indebtedness issued pursuant to Section 7.03(f), (h), (k) or (l) with the proceeds of the issuance of Qualified Equity Interests or other Indebtedness permitted by Section 7.03;

(h) so long as immediately before and after giving effect to any of the following the Loan Parties shall be in compliance with Section 7.17, the Borrower may repurchase or refinance Equity Interests that evidence Indebtedness issued pursuant to Sections 7.03(f), (h) or (k);

(i) the Borrower may purchase Permitted Bond Hedge Transactions, enter into any related Permitted Warrant Transactions in connection with the issuance of Convertible Indebtedness permitted hereunder and make any payments and/or issue common stock in connection with the settlement or early termination of any such Permitted Bond Hedge Transactions or Permitted Warrant Transactions in accordance with its terms, provided that if such settlement or early termination is elected in the discretion of the Borrower, immediately before and after giving effect to any of the foregoing the Loan Parties shall be in compliance with Section 7.17;

(j) the Borrower may issue common stock upon conversion of any Convertible Indebtedness;

(k) the Borrower or any Subsidiary may make cash payments in lieu of issuing fractional shares in connection with any exercise of stock options or warrants otherwise permitted hereunder;

(l) the Subsidiaries may make Restricted Payments to any direct or indirect parent thereof the proceeds of which are used solely to purchase, repurchase, retire, redeem or otherwise acquire the Equity Interests of such direct or indirect parent or of the Borrower (including related stock appreciation rights or similar securities) held by any future, present or former employee, director, officer, manager or consultant or the Borrower any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, or any stock subscription or shareholder agreement; and

(m) solely in connection with the issuance of any Convertible Indebtedness permitted hereunder, the Borrower may make Restricted Payments in the form of repurchases of common Equity Interests of the Borrower in an aggregate amount not to exceed $150,000,000.

7.07 [Reserved].

7.08 Change in Nature of Business. Make any material change in the nature of its business as carried on at the Closing Date; provided that (i) the Borrower and its Subsidiaries may engage in activities ancillary, related or complementary to the business currently carried on at the Closing Date and (ii) any Special Purpose Receivables Subsidiary may engage in Permitted Receivables Financings.

7.09 Transactions with Affiliates. Engage in any transaction or series of transactions with Affiliates (other than the Borrower and its Subsidiaries or any person that becomes a Subsidiary as a result of such transaction), involving aggregate consideration in excess of $25,000,000 unless such transaction is (i) otherwise permitted (or required) under this Agreement or (ii) on terms that are substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided, that this Section 7.09 shall not restrict (i) customary indemnities of officers and directors consistent with Law, payment of reasonable fees to directors and the customary issuance of directors’ shares, (ii) transactions contemplated in connection with the Codman Acquisition, (iii) any issuance of securities, or other payments, awards or grants in cash or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans approved by the Board of Directors of the Borrower, (iv) transactions for the purchase or sale of goods, equipment, products, parts and services entered into in the ordinary course of business, (v) any transaction in respect of which the Borrower delivers to the Administrative Agent a letter addressed to the Board of Directors of the Borrower from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is in the good faith determination of the Borrower qualified to render such letter, which letter states that (x) such transaction is on terms that are substantially no less favorable to the Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate or (y) such transaction is fair to the Borrower or such Subsidiary, as applicable, from a financial point of view, (vi) transactions between the Borrower or any of its Subsidiaries and any person, a director of which is also a director of the Borrower; provided, however, that (A) such director abstains from voting as a director of the Borrower on any matter involving such other person and (B) such person is not an Affiliate of the Borrower for any reason other than such director’s acting in such capacity, (vii) intercompany transactions undertaken in good faith for the purpose of improving the consolidated Tax efficiency of the Borrower and its Subsidiaries and not for the purpose of circumventing any covenant set forth herein, and (viii) transactions with customers, clients or suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business.

7.10 Limitations on Restricted Actions. Enter into or create or otherwise cause to exist (other than by Law) or become effective any agreement or arrangement that limits the ability (i) of any Subsidiary of the Borrower to make Restricted Payments to any Loan Party, (ii) of the Borrower or any of its Subsidiaries to act as a guarantor and pledge its assets pursuant to the Loan Documents or (iii) of any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit (A) any negative pledge incurred or provided in favor of any holder of Liens permitted under Section 7.01 (but such negative pledge must be limited to the asset that is the subject of such Permitted Lien) and in favor of any holder of Indebtedness permitted under Section 7.03(g) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness, (B) restrictions incurred or assumed in connection with the Acquisition of a Foreign Subsidiary, (C) customary non-assignment provisions in licenses, sublicenses, leases and subleases entered into in the ordinary course of business and consistent with past practices or (D) restrictions not more restrictive on the Borrower or any Subsidiary than the terms of this Agreement; provided, this Section 7.10 shall not prohibit any restrictions contained in any Permitted Receivables Document with respect to any Special Purpose Receivables Subsidiary.

7.11 Sale-Leasebacks; Off-Balance Sheet Obligation. Enter into any Sale and Leaseback Transaction or Off-Balance Sheet Obligation, unless such Sale and Leaseback Transaction or Off-Balance Sheet Obligation constitutes Indebtedness permitted by Section 7.03(g).

7.12 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose, in each case in violation of the provisions of Regulation U issued by the FRB.

7.13 [Intentionally Omitted].

7.14 [Intentionally Omitted].

7.15 Fiscal Year. Change its fiscal year unless such change is not adverse in any respect to the Lenders.

7.16 [Intentionally Omitted].

7.17 Financial Covenants.

(a) Maximum Consolidated Total Leverage Ratio. Permit the Consolidated Total Leverage Ratio of the Borrower and its Consolidated Subsidiaries as of the last day of any consecutive four fiscal quarter period ending on the dates identified below to be greater than the ratio set forth below opposite such date:

Four Fiscal Quarters Ending	Maximum Consolidated Total Leverage Ratio
First fiscal quarter ending after the Closing Date through June 30, 2022	5.00 to 1.00
September 30, 2022 through June 30, 2023	4.50 to 1.00
September 30, 2023 and the last day of each fiscal quarter thereafter	4.00 to 1.00

Notwithstanding the foregoing, at the election of the Borrower, up to two times during the term of this Agreement, the maximum Consolidated Total Leverage Ratio set forth in the grid above may be increased to accommodate a Permitted Acquisition, as determined by the Borrower and as designated in the Compliance Certificate or earlier notice given by the Borrower in connection with such Permitted Acquisition (including for determining any ratios, baskets, representations and warranties or test any Default or Event of Default blocker pursuant to Section 1.08); provided, however, such increase will not otherwise go into effect until the closing of such Permitted Acquisition; provided, further, that (i) such increase shall only apply for a period of twelve months from and after such Permitted Acquisition and immediately upon the expiration of such twelve month period, the required maximum Consolidated Total Leverage Ratio shall revert to the level set forth above for the measurement period in which such step down occurs; (ii) in no event shall the maximum Consolidated Total Leverage Ratio after giving effect to any such step-up exceed 5.00 to 1.00; and (iii) the maximum amount that any Consolidated Total Leverage Ratio covenant level may step-up during any Consolidated Total Leverage Ratio measurement period is 0.50.

(b) Minimum Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio of the Borrower and its Consolidated Subsidiaries as of the last day of any period of four consecutive fiscal quarters (commencing with March 31, 2020) to be less than 3.00 to 1.00.

7.18 Independent Covenants. All covenants contained in ARTICLE VI and ARTICLE VII of this Agreement shall be given independent effect so that if a particular action or condition is not permitted by one covenant, the fact that such action or condition would be permitted by another covenant shall not avoid the occurrence of a Default if such action is taken or condition exists.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal (other than the principal payments of the Term Loans required under Section 2.07 (other than with respect to any principal payment of the Term Loan on the Maturity Date)) of any Loan or any L/C Obligation or deposit any funds as Cash Collateral in respect of L/C Obligations, or (ii) within three Business Days after the same becomes due, any principal of the Term Loans required under Section 2.07 (other than any principal payment of the Term Loan on the Maturity Date), any interest on any Loan or on any L/C Obligation, or any commitment or other fee due hereunder, or (iii) within five Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. The Borrower or any other Loan Party fails to perform or observe any term, covenant or agreement contained in any Sections 6.03, 6.05(a) (except with respect to Excluded Subsidiaries), 6.11(a), 6.14, or ARTICLE VII or any Subsidiary Guarantor fails to perform or observe any term, covenant or agreement contained in Section 4.1 of the Subsidiary Guaranty (after giving effect to any grace or cure period applicable to the events referenced in such Section 4.1) or during the continuation of any Event of Default, the Borrower or any other Loan Party fails to perform or observe any term, covenant or agreement contained in Section 6.10; or

(c) Other Defaults. The Borrower or any other Loan Party fails to perform or observe any other covenant or agreement (not specified in Sections 8.01(a) or 8.01(b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the first to occur of (i) the date that any Loan Party obtains actual knowledge of such breach or (ii) the date that the Administrative Agent delivers notice to Borrower or other Loan Party of such breach; provided, that, if Borrower or such other Loan Party has commenced a cure for such failure during the initial 30-day cure period and is diligently and continuously pursuing such cure, such initial 30-day cure period may be extended for up to 90 days (including the initial 30 day cure period); or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein or in any other Loan Document shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. (i) (A) Any Loan Party fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) in respect of any Indebtedness or Guarantee of a Loan Party (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) any default or other event occurs in respect of any Indebtedness or Guarantee of a Loan Party (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, the effect of which default or other event is to cause (or permit) the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable; provided, however, that, for the avoidance of doubt, conversions of Convertible Indebtedness as a result of a conversion trigger event that does not constitute or arise from a default under the definitive documentation for such Convertible Indebtedness will not constitute such a default or other event; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which any Loan Party is the Defaulting Party (as defined in such Swap Contract) or (B) except for the Permitted Swap Termination, any Termination Event (as defined in such Swap Contract) under such Swap Contract as to which any Loan Party is an Affected Party (as defined in such Swap Contract) and, in either event, the Swap Termination Value owed by such Loan Party as a result thereof is greater than the Threshold Amount; or

(f) Insolvency Proceedings, Etc. Any Loan Party (i) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes a general assignment for the benefit of creditors or (ii) applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) [Reserved]; or

(h) Judgments. There is entered against any Loan Party a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent (x) not covered by independent third-party insurance as to which the insurer does not dispute coverage or (y) the full amount of which judgment is not reserved by the Borrower in cash), and (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 60 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower or any of its Subsidiaries under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any of its Subsidiaries or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or the Borrower, any of its Subsidiaries or any of their respective Affiliates contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document, or in the case of any material Lien granted pursuant to any Collateral Document (including any Lien granted after the Closing Date in accordance with Sections 6.11 or 6.12) in favor of the Administrative Agent, such Lien ceases to have the priority purported to be granted under such Collateral Document or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect (except to the extent resulting from the Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non appealable judgment).

(k) Subsidiary Guaranty. The Subsidiary Guaranty given by any Subsidiary Guarantor (including any Person that becomes a Subsidiary Guarantor after the Closing Date in accordance with Section 6.11) that is a Material Subsidiary or any material provision thereof shall cease to be in full force and effect, or any Subsidiary Guarantor (including any Person that becomes a Subsidiary Guarantor after the Closing Date in accordance with Section 6.11) that is a Material Subsidiary or any Person acting by or on behalf of such Subsidiary Guarantor shall deny or disaffirm such Subsidiary Guarantor’s material obligations under the Subsidiary Guaranty; or

(l) Change of Control. There occurs any Change of Control.

8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the Commitments of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such Commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties;

(c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount); and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents, including, without limitation, all rights and remedies existing under the Collateral Documents and all rights and remedies against any Subsidiary Guarantor;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Loan Party under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02) or if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all Obligations then due hereunder, any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.14 and 2.15, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under ARTICLE III hereof and Section 2.5 of the Subsidiary Guaranty) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest, Letter of Credit Fees and Commitment Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer and amounts payable under ARTICLE III hereof and Section 2.5 of the Subsidiary Guaranty), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees, Commitment Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, ratably (i) to payment of that portion of the Obligations constituting unpaid principal of the Loans and the L/C Borrowings, ratably among the Lenders in proportion to the respective amounts described in this subclause (i) to this clause Fourth held by them and (ii) to payment of that portion of the Obligations constituting amounts owing under or in respect of Secured Swap Contracts and Secured Cash Management Services Agreements, ratably among the Swap Banks and Cash Management Banks in proportion to the respective amounts described in this subclause (ii) to this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.03 and 2.14; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Sections 2.03(c) and 2.14, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied in the order set forth above.

Notwithstanding the foregoing, Obligations arising under Secured Cash Management Services Agreements and Secured Swap Contracts shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Swap Bank, as the case may be. Each Cash Management Bank or Swap Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of ARTICLE IX for itself and its Affiliates as if a “Lender” party hereto. In addition, Excluded Swap Obligations with respect to any Subsidiary Guarantor shall not be paid with amounts received from such Subsidiary Guarantor or its assets.

ARTICLE IX

ADMINISTRATIVE AGENT

9.01 Appointment and Authority.

(a) Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Swap Bank and a potential Cash Management Bank) and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this ARTICLE IX and ARTICLE X (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(c) shall not have any duty to disclose, and shall not be liable for the failure to disclose, any credit or other information relating to the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates, that is communicated to, obtained or in the possession of, the Administrative Agent, Arranger or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein; and

(d) shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by a final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or an L/C Issuer.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in ARTICLE IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its subagents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section 9.06 shall also constitute its resignation as L/C Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition of Defaulting Lender, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person, remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with notice on the Removal Effective Date.

9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and each L/C Issuer expressly acknowledges that none of the Administrative Agent nor the Arranger has made any representation or warranty to it, and that no act by the Administrative Agent or the Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party of any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent or the Arranger to any Lender or L/C Issuer as to any matter, including whether the Administrative Agent or the Arranger have disclosed material information in their (or their Related Parties’) possession. Each Lender and each L/C Issuer represents to the Administrative Agent and the Arranger that it has, independently and without reliance upon the Administrative Agent, the Arranger, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arranger, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Each Lender and each L/C Issuer represents and warrants that, as of the date it became or becomes a Lender and/or an L/C Issuer, (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender or L/C Issuer for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender or L/C Issuer, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and each L/C Issuer agrees not to assert a claim in contravention of the foregoing. Each Lender and each L/C Issuer represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such L/C Issuer, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Book Managers, Arrangers, Syndication Agent or Co-Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(h) and (i), 2.09, and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer or in any such proceeding.

9.10 Collateral and Guaranty Matters. Each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Swap Bank) and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Secured Cash Management Services Agreements and Secured Swap Contracts as to which the applicable Cash Management Bank or Swap Bank shall be responsible for making their own arrangements) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which Cash Collateral or other arrangements reasonably satisfactory to the Administrative Agent and the L/C Issuer shall have been made), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document to a Person that is not a Loan Party, (iii) if approved, authorized or ratified in writing in accordance with Section 10.01, (iv) that does not constitute (or ceases to constitute) and is not required to be Collateral, and (v) if the property subject to such Lien is owned by a Subsidiary Guarantor, upon the release of the Subsidiary Guarantor from its Obligations otherwise in accordance with the Loan Documents; and

(b) to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty and release the pledge of its assets, stock and indebtedness if such Person (i) ceases to be a Subsidiary as a result of a transaction permitted hereunder or (ii) becomes an Excluded Subsidiary.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or any release pursuant to this Section 9.10.

9.11 Secured Cash Management Services Agreements and Secured Swap Contracts. Except as otherwise expressly set forth herein, no Cash Management Bank or Swap Bank that obtains the benefit of the provisions of Section 8.03, the Subsidiary Guaranty or any Collateral by virtue of the provisions hereof or of the Subsidiary Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) (or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or of the Subsidiary Guaranty or any Collateral Document) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this ARTICLE IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Services Agreements and Secured Swap Contracts unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Swap Bank, as the case may be.

9.12 ERISA Representations.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

ARTICLE X

MISCELLANEOUS

10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document (except for the Fee Letters), and no consent to any departure by the Borrower or any other Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) [intentionally omitted];

(b) waive any condition set forth in Section 4.02 as to any Credit Extension under a particular Facility without the written consent of the Required Revolving Lenders or the Required Term Lenders, as the case may be;

(c) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(d) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder (other than mandatory prepayments under clauses (i) and (ii) of Section 2.05(b), late fees and default interest) or under such other Loan Document without the written consent of each Lender entitled to such payment or extend the expiration date of any Letter of Credit beyond the Maturity Date of the Revolving Facility;

(e) reduce or subordinate the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document (other than late fees or default interest) without the written consent of each Lender or L/C Issuer entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(f) change (i) Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each affected Lender or (ii) the order of application of any reduction in the Commitments or any prepayment of Loans among the Facilities from the application thereof set forth in the applicable provisions of Section 2.05(b) or 2.06(b), respectively, in any manner that materially and adversely affects the Lenders under a Facility without the written consent of the Required Facility Lenders under such Facility;

(g) change any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(h) release all or substantially all of the value of the Subsidiary Guaranty, or release all or substantially all of the Collateral in any transaction or series of related transactions except as specifically permitted by the Loan Documents without the written consent of each Lender, except to the extent the release of any Subsidiary from the Subsidiary Guaranty is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone); or

(i) impose any greater restriction on the ability of any Lender under a Facility to assign any of its rights or obligations hereunder without the written consent of the Required Facility Lenders under such Facility;

provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it, (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement, (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document, (iv) each of the Fee Letters and the Engagement Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the respective parties thereto, and (v) Section 10.06(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender, or all Lenders or each affected Lender, may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended or the principal amount owed to such Lender reduced, or the final maturity thereof extended, without the consent of such Lender, (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender, or all Lenders or each affected Lender, that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender and (z) no such amendment, waiver or consent shall modify the voting rights of any Defaulting Lender hereunder without the consent of each such Defaulting Lender. Upon delivery by the Borrower of each Compliance Certificate of a Responsible Officer certifying supplements to the Schedules to this Agreement pursuant to Section 6.02(b), the schedule supplements attached to each such certificate shall be incorporated into and become a part of and supplement Schedules 5.03, 5.08, and 5.23 hereto, as applicable, and the Administrative Agent may attach such schedule supplements to such Schedules, and each reference to such Schedules shall mean and be a reference to such Schedules, as supplemented pursuant thereto.

Notwithstanding anything to the contrary contained in this Section 10.01 or any other provision of this Agreement or any other Loan Document, (i) guarantees, collateral security agreements, pledge agreements and related documents (if any) executed by the Loan Parties in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be amended, supplemented and/or waived with the consent of the Administrative Agent at the request of the Borrower without the input or need to obtain the consent of any other Lenders to (x) comply with applicable Law, (y) to cure ambiguities, omissions or defects or (z) to cause such guarantees, collateral security agreements, pledge agreement or other document to be consistent with this Agreement and the other Loan

Documents, (ii) the Borrower and the Administrative Agent may, without the input or consent of any other Lender (other than the relevant Lenders providing Loans under such Sections), effect amendments to this Agreement and the other Loan Documents as may be necessary in the reasonable opinion of the Borrower and the Administrative Agent to effect the provisions of Section 2.16 (or any other provision specifying that any waiver, amendment or modification may be made with only the consent or approval of the Administrative Agent) and (iii) if the Administrative Agent and the Borrower have jointly identified any ambiguity, mistake, defect, inconsistency, obvious error or any error or omission of a technical nature or any necessary or desirable technical change, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision.

10.02 Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to ARTICLE II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic messaging service, or through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities Laws.

(e) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and reasonable disbursements of an external counsel for the Administrative Agent (which shall be the only counsel Borrower shall be required to reimburse with respect to the initial preparation of the Loan) and any special or local counsel to the Administrative Agent (on behalf of the Lenders), if necessary), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, any Lender (after the occurrence of a Default) or the L/C Issuer (including the fees, charges and reasonable disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, penalties and related reasonable, out-of-pocket expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee) (other than those provided for under Section 10.04(a)(i)); provided, that, as long as no Default exists Borrower shall engage and pay for defense counsel that is reasonably acceptable to the Required Lenders in connection with claims brought by third parties and Lenders may engage separate counsel under such circumstances at their own expense (it being understood that upon the occurrence of an Event of Default, all counsel shall be at the cost and expense of Borrower), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. Without limiting the provisions of Section 3.01(e), this Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsections (a) or (b) of this Section 10.04 to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. Without impairing, limiting, or conditioning the Borrower’s obligations under Section 10.04(b), to the fullest extent permitted by applicable Law, no party hereto shall assert, and hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section 10.04 shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section 10.04 shall survive the resignation of the Administrative Agent and the L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder (except pursuant to a transaction expressly permitted hereunder) without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f), or (iv) to an SPC in accordance with the provisions of Section 10.06(g) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section 10.06 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 10.06(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section 10.06, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the “Trade Date,” shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Facility, or $1,000,000, in the case of any assignment in respect of the Term Facility, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section 10.06 and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) any Revolving Credit Commitment or Revolving Credit Loan if such assignment is to a Person that is not a Revolving Credit Lender, an Affiliate of such Revolving Credit Lender or an Approved Fund with respect to such Revolving Credit Lender, or (ii) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;

(C) the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D) the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment; and the Eligible Assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person (or a holding company, investments vehicle, investment vehicle or trust for, or owned and operated by or for the primary benefit of a natural Person).

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section 10.06, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment); provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person (or a holding company, investments vehicle, investment vehicle or trust for, or owned and operated by or for the primary benefit of a natural Person), a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to Section 10.06(e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b). To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated

interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error.

(e) Limitations On Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.12(b)(ii). Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the Laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee in the amount of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(h) Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Revolving Credit Loans pursuant to Section 10.06(b), Bank of America may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Borrower, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, (i) that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be and (ii) no Lender shall be required to accept the appointment as a successor L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.07, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.16(c) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.07 or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or (i) on a confidential basis to any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the Closing Date, such information either consists of customer lists or customer or product-specific sales information or is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the L/C Issuer, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13 Replacement of Lenders. If (i) any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (ii) a Lender gives any notice under Section 3.02, (iii) any Lender fails to consent to a proposed consent, amendment or waiver that requires consent of all the Lenders or all the affected Lenders and with respect to which Required Lenders shall have granted their consent, so long as a result of the replacement of such Lender, the consent of all Lenders or all affected Lenders would be obtained, (iv) any Lender is a Defaulting Lender, or (v) any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

(b) SUBMISSION TO JURISDICTION. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16 USA PATRIOT Act Notice. Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

10.17 Time of the Essence. Time is of the essence of the Loan Documents.

10.18 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers and the Lenders, are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, each Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent, the Arranger, nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent, any Arranger, nor any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by Law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, any Arranger or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.19 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other Loan Notices, Swing Line Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

10.20 Keepwell. Each Loan Party that is a Qualified ECP Guarantor at the time the Subsidiary Guaranty or the grant of the security interest under the Loan Documents, in each case, by any Loan Party, becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Loan Party with respect to such Swap Obligation as may be needed by such Loan Party from time to time to honor all of its obligations under the Subsidiary Guaranty and the other Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under the Subsidiary Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. Each Qualified ECP Guarantor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Loan Party for all purposes of the Commodity Exchange Act.

10.21 Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Solely to the extent any Lender or L/C Issuer that is an EEA Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or L/C Issuer that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or L/C Issuer that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

The provisions of this Section 10.21 are intended to comply with, and shall be interpreted in light of, Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union.

10.22 Acknowledgement Regarding Any Supported QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 11.22, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION, a Delaware corporation, as the Borrower

By:	/s/ Peter J. Arduini
Name: Peter J. Arduini
Title: President, Chief Executive Officer

SIXTH AMENDED AND RESTATED CREDIT AGREEMENT

Signature Page

BANK OF AMERICA, N.A., as
Administrative Agent

By:	/s/ Kevin L. Ahart
Name: Kevin L. Ahart
Title: Vice President

BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swing Line Lender

By:	/s/ Joseph L. Corah
Name: Joseph L. Corah
Title: Director

SIXTH AMENDED AND RESTATED CREDIT AGREEMENT

Signature Page

Bank of the West, as a Lender

By:	/s/ Harry Yergey
Name: Harry Yergey
Title: Managing Director

By:	/s/ Jeff Toner
Name: Jeff Toner
Title: Director

SIXTH AMENDED AND RESTATED CREDIT AGREEMENT

Signature Page

BBVA USA, as a Lender

By:	/s/ Jay Tweed
Name: Jay Tweed
Title: Senior Vice President

SIXTH AMENDED AND RESTATED CREDIT AGREEMENT

Signature Page

Capital One, N.A., as a Lender

By:	/s/ Anuj Dhingra
Name: Anuj Dhingra
Title: Duly Authorized Signatory

SIXTH AMENDED AND RESTATED CREDIT AGREEMENT

Signature Page

CITIBANK, N.A., as a Lender

By:	/s/ Marni McManus
Name: Marni McManus
Title: Vice President

SIXTH AMENDED AND RESTATED CREDIT AGREEMENT

Signature Page

Citizens Bank, N.A., as a Lender

By:	/s/ Benjamin Sileo
Name: Benjamin Sileo
Title: Vice President

SIXTH AMENDED AND RESTATED CREDIT AGREEMENT

Signature Page

DNB Capital LLC, as a Lender

By:	/s/ Thomas Tangen
Name: Thomas Tangen
Title: Senior Vice President, Head of Healthcare

By:	/s/ Birgitta Perezic
Name: Birgitta Perezic
Title: First Vice President

SIXTH AMENDED AND RESTATED CREDIT AGREEMENT

Signature Page

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Annie Carr
Name: Annie Carr
Title: Authorized Signatory

SIXTH AMENDED AND RESTATED CREDIT AGREEMENT

Signature Page

The Huntington National Bank, as a Lender

By:	/s/ Joseph D. Hricovsky
Name: Joseph D. Hricovsky
Title: Senior Vice President

SIXTH AMENDED AND RESTATED CREDIT AGREEMENT

Signature Page

HANCOCK WHITNEY BANK, as a Lender

By:	/s/ Joshua N. Livingston
Name: Joshua N. Livingston
Title: Duly Authorized Signatory

SIXTH AMENDED AND RESTATED CREDIT AGREEMENT

Signature Page

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Lauren Sun
Name: Lauren Sun
Title: Executive Director

SIXTH AMENDED AND RESTATED CREDIT AGREEMENT

Signature Page

KeyBank National Association, as a Lender

By:	/s/ David A. Wild
Name: David A. Wild
Title: Senior Vice President

SIXTH AMENDED AND RESTATED CREDIT AGREEMENT

Signature Page

MIZUHO BANK, LTD., as a Lender

By:	/s/ Tracy Rahn
Name: Tracy Rahn
Title: Executive Director

SIXTH AMENDED AND RESTATED CREDIT AGREEMENT

Signature Page

MORGAN STANLEY BANK, N.A., as a Lender

By:	/s/ Julie Lilienfeld
Name: Julie Lilienfeld
Title: Authorized Signatory

SIXTH AMENDED AND RESTATED CREDIT AGREEMENT

Signature Page

MUFG Bank, Ltd., as a Lender

By:	/s/ Kevin Wood
Name: Kevin Wood
Title: Director

SIXTH AMENDED AND RESTATED CREDIT AGREEMENT

Signature Page

People’s United Bank, National Association, as a Lender

By:	/s/ James Riley
Name: James Riley
Title: Senior Vice President

SIXTH AMENDED AND RESTATED CREDIT AGREEMENT

Signature Page

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Cheryl L. Sekelsky
Name: Cheryl L. Sekelsky
Title: Vice President

SIXTH AMENDED AND RESTATED CREDIT AGREEMENT

Signature Page

Santander Bank, N.A., as a Lender

By:	/s/ Donna Cleary
Name: Donna Cleary
Title: Senior Vice President

SIXTH AMENDED AND RESTATED CREDIT AGREEMENT

Signature Page

The Bank of Nova Scotia, as a Lender

By:	/s/ Robb Gass
Name: Robb Gass
Title: Managing Director

SIXTH AMENDED AND RESTATED CREDIT AGREEMENT

Signature Page

TD Bank, N.A., as a Lender

By:	/s/ Jason Siewert
Name: Jason Siewert
Title: Senior Vice President

SIXTH AMENDED AND RESTATED CREDIT AGREEMENT

Signature Page

TRUIST BANK (as successor by merger to SunTrust Bank), as a Lender

By:	/s/ Anton Brykalin
Name: Anton Brykalin
Title: Vice President

SIXTH AMENDED AND RESTATED CREDIT AGREEMENT

Signature Page

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Teddy Koch
Name: Teddy Koch
Title: Director

SIXTH AMENDED AND RESTATED CREDIT AGREEMENT

Signature Page

[SCHEDULES OMITTED]

EXHIBIT A

FORM OF LOAN NOTICE

Date: [     ]

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Sixth Amended and Restated Credit Agreement, dated as of February 3, 2020 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among INTEGRA LIFESCIENCES HOLDINGS CORPORATION, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

The undersigned hereby requests (select one):

☐	A Borrowing of [Revolving Credit] [Term] Loans

☐	A [conversion] [continuation] of [Revolving Credit] [Term] Loans

1.	On __________________ (a Business Day).

2.	In the amount of $_________________.

3.	Comprised of ______________________.

[Type of Loan requested: Base Rate Loan or Eurodollar Rate Loan]

4.	For Eurodollar Rate Loans: with an Interest Period of ____________ months.

The Revolving Credit Borrowing, if any, requested herein complies with the proviso to the first sentence of Section 2.01(b) of the Agreement.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION, a Delaware corporation

By:
Name:
Title:

A-2

Form of Loan Notice

EXHIBIT B

FORM OF SWING LINE LOAN NOTICE

Date: [    ]

To:	Bank of America, N.A., as Swing Line Lender
Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Sixth Amended and Restated Credit Agreement, dated as of February 3, 2020 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among INTEGRA LIFESCIENCES HOLDINGS CORPORATION, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

The undersigned hereby requests a Swing Line Loan:

1.	On _________________________ (a Business Day).

2.	In the amount of $_________.[1]

The Swing Line Borrowing requested herein complies with the requirements of the proviso to the first sentence of Section 2.04(b) of the Agreement.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION, a Delaware corporation

By:
Name:
Title:

[1]	Minimum of $500,000 or a whole multiple of $100,000 in excess thereof.

B-1

EXHIBIT C-1

FORM OF TERM NOTE

[     ]

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to _______________ or registered assigns permitted by the Agreement (as hereinafter defined) (the “Lender”), in accordance with the provisions of the Agreement, the principal amount of the Term Loan made by the Lender to the Borrower under that certain Sixth Amended and Restated Credit Agreement, dated as of February 3, 2020 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among the Borrower, the lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

The Borrower promises to pay interest on the unpaid principal amount of the Term Loan made by the Lender from the date of the Term Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Term Note is one of the Term Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Term Note is also entitled to the benefits of the Subsidiary Guaranty and is secured by the Collateral. If one or more of the Events of Default specified in the Agreement occurs and is continuing, all amounts then remaining unpaid on this Term Note shall become under certain circumstances, or may be declared to be, immediately due and payable all as provided in the Agreement. Term Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Term Note and endorse thereon the date, amount and maturity of its Term Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Term Note.

C-1-1

THIS TERM NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION, a Delaware corporation

By:
Name:
Title:

C-1- 2

Form of Term Note

EXHIBIT C-2

FORM OF REVOLVING CREDIT NOTE

[ ]

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to _______________ or registered assigns permitted by the Agreement (as hereinafter defined) (the “Lender”), in accordance with the provisions of the Agreement, the principal amount of each Revolving Credit Loan from time to time made by the Lender to the Borrower under that certain Sixth Amended and Restated Credit Agreement, dated as of February 3, 2020 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among the Borrower, the lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

The Borrower promises to pay interest on the unpaid principal amount of each Revolving Credit Loan from the date of such Revolving Credit Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. Except as otherwise provided in Section 2.04(f) of the Agreement with respect to Swing Line Loans, all payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Revolving Credit Note is one of the Revolving Credit Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Revolving Credit Note is also entitled to the benefits of the Subsidiary Guaranty and is secured by the Collateral. If one or more of the Events of Default specified in the Agreement occurs and is continuing, all amounts then remaining unpaid on this Revolving Credit Note shall become under certain circumstances, or may be declared to be, immediately due and payable all as provided in the Agreement. Revolving Credit Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Revolving Credit Note and endorse thereon the date, amount and maturity of its Revolving Credit Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Revolving Credit Note.

C-2-1

Form of Revolving Credit Note

THIS REVOLVING CREDIT NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION, a Delaware corporation

By:
Name:
Title:

C-2-2

Form of Revolving Credit Note

REVOLVING CREDIT LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	Maturity Date	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

C-2-3

Form of Revolving Credit Note

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date: ________

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Sixth Amended and Restated Credit Agreement, dated as of February 3, 2020 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among INTEGRA LIFESCIENCES HOLDINGS CORPORATION, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto (the “Lenders”) and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

The undersigned Responsible Officer hereby certifies, solely in his/her capacity as an officer of the Borrower, as of the date hereof that he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. I have reviewed the most recent year-end audited financial statements, complete and correct copies of which are attached hereto as Schedule 1, required by Section 6.01(a) of the Agreement for the fiscal year of the Borrower and its Consolidated Subsidiaries ended as of the above date, together with the reports and opinions of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. I have reviewed the unaudited financial statements, complete and correct copies of which are attached hereto as Schedule 1, required by Section 6.01(b) of the Agreement for the fiscal quarter of the Borrower and its Consolidated Subsidiaries ended as of the above date.

2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower and its Consolidated Subsidiaries during the accounting period covered by the attached financial statements.

3. A review of the activities of the Borrower and its Consolidated Subsidiaries during the accounting period covered by the attached financial statements has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower and its Consolidated Subsidiaries performed and observed all their Obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned during such fiscal period, the Borrower and its Consolidated Subsidiaries performed and observed each covenant and condition of the Loan Documents applicable to it and no Default under the financial covenants set forth in the Loan Documents occurred or is continuing.]

Form of Compliance Certificate

-or-

[the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

[4. Attached as Schedule 3 to this Certificate are (a) supplements to Schedules 5.03, 5.08 and 5.23 of the Agreement and (b) supplements required by Section 4.14 of the Security Agreement and Section 4.1(b) of the Pledge Agreement.]

5. [After giving effect to the supplements to Schedules 5.03, 5.08 and 5.23 of the Agreement, supplements required by Section 4.14 of the Security Agreement and Section 4.1(b) of the Pledge Agreement delivered herewith,] the representations and warranties contained in Article V of the Agreement are true and correct in all material respects, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date.

6. The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate in all material respects on and as of the date of this Certificate.

7. All future synergies, cost savings and restructuring charges included in the calculation of Consolidated EBITDA either (a) have been determined by the Company to be permitted to be included as pro forma adjustments under Article 11 of Regulation S-X or (b) are otherwise permitted under clause (b) of the definition of “Permitted Cost Savings” found in the Credit Agreement.

8. [select one:] [The Consolidated EBITDA during the four consecutive fiscal quarters most recently ended of all Domestic Subsidiaries that are designated as Excluded Subsidiaries does not exceed ten percent (10.0%) of the Consolidated EBITDA during such period of the Borrower and its consolidated Domestic Subsidiaries] – or – [There are no Subsidiaries designated as Excluded Subsidiaries pursuant to clause (d) of the definition of “Excluded Subsidiaries” found in the Credit Agreement].

Form of Compliance Certificate

IN WITNESS WHEREOF, the undersigned Responsible Officer has executed this Certificate solely in his/her capacity as an officer of the Borrower as of ________, _____.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION, a Delaware corporation

By:
Name:
Title: Responsible Officer

Form of Compliance Certificate

For the Quarter/Year ended                      (“Statement Date”)

SCHEDULE 1

to the Compliance Certificate

Financial Certificates

Form of Compliance Certificate

For the Quarter/Year ended                      (“Statement Date”)

SCHEDULE 2

to the Compliance Certificate

[SEE ATTACHED SPREADSHEET]

Form of Compliance Certificate

SCHEDULE 3

to the Compliance Certificate

Supplements to Schedules 5.03, 5.08 and 5.23

Form of Compliance Certificate

EXHIBIT E

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swing Line Loans included in such facilities5) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

[1]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.
[5]	Include all applicable subfacilities.

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower:	Integra LifeSciences Holdings Corporation, a Delaware corporation

4.	Administrative Agent:	Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Sixth Amended and Restated Credit Agreement, dated as of February 3, 2020, among Integra LifeSciences Holdings Corporation (the “Borrower”), the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

6.	Assigned Interest[s]:

(a)	Revolving Credit Facility:

Assignor[s][6]	Assignee[s][7]	Aggregate Amount of Commitments/ Revolving Credit Loans for all Lenders	Amount of Commitments/ Revolving Credit Loans Assigned	Percentage Assigned of Commitments/ Revolving Credit Loans[8]	CUSIP Number
		$	$	%
		$	$	%
		$	$	%

[6]	List each Assignor, as appropriate.
[7]	List each Assignee, as appropriate.
[8]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

(b)	Term Facility:

Assignor[s][9]	Assignee[s][10]	Aggregate Amount of Term Loans for all Lenders	Amount of Term Loans Assigned	Percentage Assigned of Term Loans[11]	CUSIP Number
		$	$	%
		$	$	%
		$	$	%

[7. Trade Date: __________________]12

Effective Date: _______, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Name:
Title:

[9]	List each Assignor, as appropriate.
[10]	List each Assignor, as appropriate.
[11]	Set for, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[12]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

[Consented to and][13] Accepted:

BANK OF AMERICA, N.A., as
Administrative Agent, L/C Issuer and Swing Line Lender

By:
Name:
Title:

[Consented to:][14]
[BORROWER]

By:
Name:
Title:

[13]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[14]	To be added to the extent the consent of the Borrower and/or other parties (e.g. L/C Issuer and Swing Line Lender) is required by the terms of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.06(b)(iii) and (v) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section __ thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

Annex 1-1

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by electronic transmission shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Annex 1-2

EXHIBIT F

FORM OF SUBSIDIARY GUARANTY AGREEMENT

See attached.

F-1

Form of Subsidiary Guaranty Agreement

AMENDED AND RESTATED

SUBSIDIARY GUARANTY AGREEMENT16

This AMENDED AND RESTATED SUBSIDIARY GUARANTY AGREEMENT, dated as of August 10, 2010 as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), is made by each of the Persons (such capitalized term and all other capitalized terms not otherwise defined herein to have the meanings provided for in Article I) listed on the signature pages hereof (such Persons, together with the Additional Guarantors (as defined in Section 5.6) are collectively referred to as the “Guarantors” and individually as a “Guarantor”), in favor of BANK OF AMERICA, N.A., as administrative and collateral agent (in such capacity, the “Administrative Agent”) for each of the Secured Parties.

W I T N E S S E T H:

WHEREAS, the Guarantors have entered into that certain Subsidiary Guaranty Agreement dated as of December 22, 2005 (as amended, supplemented or modified from time to time prior to the date hereof, the “Existing Guaranty Agreement”), pursuant to which the Guarantors have guaranteed the payment and performance of the obligations of Integra LifeSciences Holdings Corporation, a Delaware corporation (the “Borrower”) under that certain Credit Agreement (the “Existing Credit Agreement”) dated as of December 22, 2005, among the Borrower, the lenders from time to time party thereto and the Administrative Agent (the “Existing Guaranty”); and

WHEREAS, the Borrower has requested that the Existing Credit Agreement be amended by that certain Amended and Restated Credit Agreement, dated as of the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the various financial institutions as are, or may from time to time become, parties thereto and the Administrative Agent; and

WHEREAS, each of the Guarantors is a Subsidiary of the Borrower and will receive substantial direct and indirect benefits from the Credit Agreement and the Credit Extensions and other financial accommodations to be made or issued thereunder;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce the Lenders to continue to make Credit Extensions (including the initial Credit Extension) to the Borrower pursuant to the Credit Agreement, each Guarantor agrees, for the benefit of each Secured Party, as follows:

ARTICLE I

DEFINITIONS

1.01 Definitions. The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall have the following meanings (such definitions to be equally applicable to the singular and plural forms thereof):

“Additional Guarantors” is defined in Section 5.6(b).

“Administrative Agent” is defined in the preamble.

[16]	Conformed copy to reflect Amendment No. 1 dated as of March 31, 2017.

“Agreement” is defined in the preamble.

“Borrower” is defined in the first recital.

“Credit Agreement” is defined in the first recital.

“Excluded Subsidiary Guarantors” means those Subsidiary Guarantors (as defined in the Existing Guaranty Agreement) that are party to the Existing Guaranty Agreement and that are classified as Excluded Subsidiaries in the Credit Agreement as of the Closing Date.

“Existing Credit Agreement” is defined in the first recital.

“Existing Guaranty” is defined in the first recital.

“Existing Guaranty Agreement” is defined in the first recital.

“Guaranteed Obligations” is defined in Section 2.1.

“Guarantor” and “Guarantors” are defined in the preamble.

“Indemnitee” is defined in Section 5.4(a).

“Loan Documents” is defined in the Credit Agreement.

“Obligations” is defined in the Credit Agreement.

“Other Taxes” is defined in the Credit Agreement.

“Post Petition Interest” is defined in Section 2.4(b)(ii).

“Subordinated Obligations” is defined in Section 2.4(b).

“Taxes” is defined in the Credit Agreement.

“Termination Date” means the date on which the latest of the following events occurs:

(a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Agreement (other than contingent indemnification obligations);

(b) the termination or expiration of the Availability Period; and

(c) the termination or expiration of all Letters of Credit and all Secured Swap Contracts.

1.02 Credit Agreement Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Agreement, including its preamble and recitals, have the meanings provided in the Credit Agreement.

1.03 Other Interpretive Provisions. The rules of construction in Sections 1.02 to 1.06 of the Credit Agreement shall be equally applicable to this Agreement.

ARTICLE II

GUARANTY

2.01 Guaranty; Limitation of Liability.

(a) Each Guarantor hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of each other Loan Party now or hereafter existing (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, all reasonable fees, charges and disbursements of counsel) incurred by the Administrative Agent or any other Secured Party in enforcing any rights under this Agreement, any Loan Document or any other agreement in respect of any Guaranteed Obligation. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to any Secured Party under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.

(b) Each Guarantor, and by its acceptance of this Agreement, the Administrative Agent and each other Secured Party, hereby confirms that it is the intention of all such Persons that this Agreement and the Obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Debtor Relief Laws, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar Law to the extent applicable to this Agreement and the Obligations of each Guarantor hereunder. To effectuate the foregoing intention, the Administrative Agent, the other Secured Parties and the Guarantors hereby irrevocably agree that the Obligations of each Guarantor under this Agreement at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor under this Agreement not constituting a fraudulent transfer or conveyance.

(c) Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Secured Party under this Agreement or any other guaranty, such Guarantor will contribute, to the maximum extent permitted by Law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Secured Parties under or in respect of the Loan Documents.

2.02 Guaranty Absolute. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any Law now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Secured Party with respect thereto. The Obligations of each Guarantor under or in respect of this Agreement are independent of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Agreement, irrespective of whether any action is brought against the Borrower or any other Loan Party or whether the Borrower or any other Loan Party is joined in any such action or actions. This Agreement is an absolute and unconditional guaranty of payment when due, and not of collection, by each Guarantor jointly and severally with any other Guarantor of the Guaranteed Obligations. The liability of each Guarantor under this Agreement shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;

(c) any taking, exchange, release or non-perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d) any manner of application of Collateral or any other collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral or any other collateral for all or any of the Guaranteed Obligations or any other Obligations of any Loan Party under the Loan Documents or any other assets of any Loan Party or any of its Subsidiaries;

(e) any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower or any other Loan Party or its assets or any resulting release or discharge of any Guaranteed Obligation;

(f) the existence of any claim, setoff or other right which any Guarantor may have at any time against any Loan Party, the Administrative Agent, any Lender or any other Person, whether in connection herewith or any unrelated transaction;

(g) any invalidity or unenforceability relating to or against the Borrower or any other Loan Party for any reason of the whole or any provision of any Loan Document, or any provision of applicable Law purporting to prohibit the payment or performance by the Borrower of the Guaranteed Obligations;

(h) any failure of any Secured Party to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to such Secured Party (each Guarantor waiving any duty on the part of the Secured Parties to disclose such information);

(i) the failure of any other Person to execute or deliver this Agreement or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or

(j) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Secured Party that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Secured Party or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or any other Loan Party or otherwise, all as though such payment had not been made.

2.03 Waivers and Acknowledgments.

(a) Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Agreement and any requirement that any Secured Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any Collateral.

(b) Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Agreement and acknowledges that this Agreement is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c) Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Secured Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person or any Collateral and (ii) any defense based on any right of setoff or counterclaim against or in respect of the Obligations of such Guarantor hereunder.

(d) Each Guarantor acknowledges that the Administrative Agent may, without notice to or demand upon such Guarantor and without affecting the liability of such Guarantor under this Agreement, foreclose under any mortgage by nonjudicial sale, and each Guarantor hereby waives any defense to the recovery by the Administrative Agent and the other Secured Parties against such Guarantor of any deficiency after such nonjudicial sale and any defense or benefits that may be afforded by applicable Law.

(e) Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of any Secured Party to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party or any of its Subsidiaries now or hereafter known by such Secured Party.

(f) Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 2.2 and this Section 2.3 are knowingly made in contemplation of such benefits.

2.04 Subordination.

(a) Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower, any other Guarantor or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s Obligations under or in respect of this Agreement or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution (pursuant to Section 2.1(c) or otherwise) or indemnification and any right to participate in any claim or remedy of any Secured Party against the Borrower, any other Guarantor or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower, any other Guarantor or any other insider guarantor, directly or indirectly, in cash or other property or by setoff or in any other manner, payment or security on account of such claim, remedy or right, unless and until the Termination Date has occurred.

(b) Each Guarantor hereby agrees that any and all debts, liabilities and other obligations owed to such Guarantor by each other Loan Party, including pursuant to Section 2.1(c) (collectively, the “Subordinated Obligations”), are hereby subordinated to the prior payment in full in cash of the Obligations of such other Loan Party under the Loan Documents to the extent and in the manner hereinafter set forth in this Section 2.4(b):

(i) Except during the continuance of an Event of Default (including the commencement and continuation of any proceeding under any Debtor Relief Law relating to any other Loan Party), each Guarantor may receive regularly scheduled payments from any other Loan Party on account of the Subordinated Obligations. After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Debtor Relief Law relating to any other Loan Party), however, unless the Administrative Agent otherwise agrees, no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

(ii) In any proceeding under any Debtor Relief Law relating to any other Loan Party, each Guarantor agrees that the Secured Parties shall be entitled to receive payment in full in cash of all Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Debtor Relief Law, whether or not constituting an allowed claim in such proceeding (“Post Petition Interest”)) of each other Loan Party before such Guarantor receives payment of any Subordinated Obligations of such other Loan Party.

(iii) After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Debtor Relief Law relating to any other Loan Party), each Guarantor shall, if the Administrative Agent so requests, collect, enforce and receive payments on account of any Subordinated Obligations due to such Guarantor from any other Loan Party as trustee for the Secured Parties and deliver such payments to the Administrative Agent for application to the Guaranteed Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Agreement.

(iv) After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Debtor Relief Law relating to any other Loan Party), the Administrative Agent is authorized and empowered (but without any obligation to so do), in its discretion, (A) in the name of any Guarantor, to collect and enforce, and to submit claims in respect of, Subordinated Obligations due to such Guarantor and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and (B) to require any Guarantor (1) to collect and enforce, and to submit claims in respect of, Subordinated Obligations due to such Guarantor and (2) to pay any amounts received on such obligations to the Administrative Agent for application to the Guaranteed Obligations (including any and all Post Petition Interest).

(v) In the event of any conflict between the provisions of this Section 2.4(b) and the provisions of Annex A of any Pledged Note (as defined in the Pledge Agreement), the provisions of such Annex A shall govern.

(c) If any amount shall be paid to any Guarantor in violation of this Section 2.4 at any time prior to the Termination Date, such amount shall be received and held in trust for the benefit of the Secured Parties, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Agreement, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Agreement thereafter arising.

(d) If the Termination Date shall have occurred, the Administrative Agent will, at any Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Agreement.

2.05 Payments Free and Clear of Taxes, Etc

(a) Any and all payments made by any Guarantor under or in respect of this Agreement or any other Loan Document shall be made, in accordance with Section 3.01 of the Credit Agreement, free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if any Guarantor shall be required by any Laws to deduct any Taxes (including Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.5), each of the Administrative Agent, Lender or the L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Guarantor shall make such deductions, and (iii) such Guarantor shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with Law.

(b) Other Taxes that arise from any payment made by or on behalf of such Guarantor under or in respect of this Agreement or any other Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Agreement and the other Loan Documents to the relevant Governmental Authority in accordance with Law.

(c) Each Guarantor shall indemnify the Administrative Agent, each Lender and the L/C Issuer, within (ten) 10 days after demand therefor, for the full amount of Indemnified Taxes or Other Taxes (including any Indemnified Taxes or Other Taxes imposed or asserted or attributable to amounts payable under this Section 2.5) paid by the Administrative Agent, such Lender or L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate certifying the amount of such payment or liability delivered to a Guarantor by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Guarantor to a Governmental Authority, such Guarantor shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Guarantor hereby makes each representation and warranty made in the Loan Documents by the Borrower with respect to such Guarantor and each Guarantor hereby further represents and warrants as follows:

3.01 No Conditions Precedent. There are no conditions precedent to the effectiveness of this Agreement that have not been satisfied or waived.

3.02 Independent Credit Analysis. Such Guarantor has, independently and without reliance upon any Secured Party and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and each other Loan Document to which it is or is to be a party, and such Guarantor has established adequate means of obtaining from each other Loan Party on a continuing basis information pertaining to, and is now and on a continuing basis will be completely familiar with, the business, condition (financial or otherwise), operations, performance, properties and prospects of such other Loan Party.

ARTICLE IV

COVENANTS

4.01 Performance of Loan Documents. Each Guarantor covenants and agrees that until the Termination Date, such Guarantor will perform and observe, and cause each of its Subsidiaries to perform and observe, all of the terms, covenants and agreements set forth in the Loan Documents on its or their part to be performed or observed or that the Borrower has agreed to cause such Guarantor or such Subsidiaries to perform or observe.

ARTICLE V

MISCELLANEOUS PROVISIONS

5.01 Loan Document. This Agreement is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof.

5.02 No Waiver; Remedies. No failure on the part of any Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by the Law.

5.03 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Secured Party and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (in whatever currency) at any time owing by, such Secured Party or any such Affiliate to or for the credit or the account of any Guarantor against any and all of the Obligations of such Guarantor now or hereafter existing under this Agreement or any other Loan Documents to such Secured Party, irrespective of whether or not such Secured Party shall have made any demand under this Agreement or any other Loan Document and although such Obligations of such Guarantor may be contingent or unmatured or are owed to a branch or office of such Secured Party different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Secured Party and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Secured Party or their respective Affiliates may have. Each Secured Party agrees to notify such Guarantor and the Administrative Agent promptly after any such setoff and application; provided, that the failure to give such notice shall not affect the validity of such setoff and application.

5.04 Indemnification.

(a) Without limitation on any other Obligations of any Guarantor or remedies of the Secured Parties under this Agreement, each Guarantor shall indemnify the Administrative Agent (and any sub-agent thereof), each other Secured Party, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee; provided, that, as long as no Default exists, the Guarantors shall engage and pay for defense counsel that is reasonably acceptable to the Administrative Agent in connection with claims brought by third parties and the other Secured Parties may engage separate counsel under such circumstances at their own expense (it being understood that upon the occurrence of an Event of Default, all counsel shall be at the cost and expense of Guarantors), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of any failure of any Guaranteed Obligations to be the legal, valid and binding obligations of any Loan Party enforceable against such Loan Party in accordance with their terms; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(b) Each Guarantor hereby also agrees that none of the Indemnitees shall have any liability (whether direct or indirect, in contract, tort or otherwise) to any of the Guarantors or any of their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact, and each Guarantor hereby agrees not to assert any claim against any Indemnitee on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of or otherwise relating to the Loans, the actual or proposed use of the proceeds of the Credit Extensions, the Loan Documents or any of the transactions contemplated by the Loan Documents.

(c) All amounts due under this Section 5.4 shall be payable not later than ten Business Days after demand therefor.

(d) Without prejudice to the survival of any of the other agreements of any Guarantor under this Agreement or any of the other Loan Documents, the agreements and obligations of each Guarantor contained in Section 2.1(a) (with respect to enforcement expenses), the last sentence of Section 2.2, Section 2.5 and this Section 5.4 shall survive the payment in full of the Guaranteed Obligations and all of the other amounts payable under this Agreement.

5.05 Continuing Guaranty. This Agreement is a continuing agreement and shall: (a) remain in full force and effect until the Termination Date, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Secured Parties and their successors, transferees and assigns.

5.06 Amendments, etc.; Additional Guarantors; Successors and Assigns.

(a) No amendment to or waiver of any provision of this Agreement nor consent to any departure by any Guarantor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent and, with respect to any such amendment, by the Guarantors, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b) Upon the execution and delivery by any Person of a Joinder Agreement in substantially the form of Exhibit G to the Credit Agreement, such Person shall be referred to as an “Additional Guarantor” and shall be and become a Guarantor, and each reference in this Agreement to “Guarantor” shall also mean and be a reference to such Additional Guarantor.

(c) This Agreement shall be binding upon each Guarantor and its successors, transferees and assigns and shall inure to the benefit of the Administrative Agent and each other Secured Party and their respective successors, transferees and assigns; provided, however, that no Guarantor may assign its obligations hereunder without the prior written consent of the Administrative Agent.

5.07 Addresses for Notices. All notices and other communications provided for hereunder shall be in writing and mailed, delivered or transmitted by telecopier to each party hereto at the address set forth in Section 10.02 of the Credit Agreement (with any notice to a Guarantor being delivered to such Guarantor in care of the Borrower). All such notices and other communications shall be deemed to be given or made at the times provided in Section 10.02 of the Credit Agreement.

5.08 Section Captions. Section captions used in this Agreement are for convenience of reference only, and shall not affect the construction of this Agreement.

5.09 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

5.10 Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

5.11 Governing Law, Etc

(a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b) EACH GUARANTOR IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND

EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY OTHER SECURED PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY GUARANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) EACH GUARANTOR IRREVOCABLY AND UNCONDITI-ONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 5.7. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

5.12 Right to Trial by Jury. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

5.13 Entire Agreement. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES OR BY PRIOR OR CONTEMPORANEONS WRITTEN AGREEMENTS. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

5.14 Release of Guarantor. Upon any Disposition of all of the outstanding Equity Interests of any Guarantor (whether direct or indirect) permitted by Section 7.05 of the Credit Agreement, the Administrative Agent will, pursuant to Section 9.10 of the Credit Agreement, at the Borrower’s expense and without any representations, warranties or recourse of any kind whatsoever, execute and deliver to the Borrower such documents as the Borrower shall reasonably request to evidence the release of such Guarantor from its obligations hereunder.

5.15 Amendment and Restatement.

(a) The Guarantors and the Administrative Agent on behalf of the Secured Parties hereby agree that upon the effectiveness of this Agreement, the terms and provisions of the Existing Guaranty Agreement which in any manner govern or evidence the obligations arising hereunder, the rights and interests of the Secured Parties and any terms, conditions or matters related to any thereof, shall be and hereby are amended and restated in their entirety by the terms, conditions and provisions of this Agreement, and the terms and provisions of the Existing Guaranty Agreement, except as otherwise expressly provided herein, shall be superseded by this Agreement.

(b) Notwithstanding this amendment and restatement of the Existing Guaranty Agreement, including anything in this Section 5.15 except as set forth in Section 5.15(c) below, (i) all of the indebtedness, liabilities and obligations owing by the Guarantors under the Existing Guaranty Agreement shall continue as obligations hereunder and thereunder and shall be and remain secured by this Agreement, (ii) the Existing Guaranty shall continue hereunder, and (iii) this Agreement is given as a substitution of, and not as a payment of the indebtedness, liabilities and obligations of the Guarantors under the Existing Guaranty Agreement and neither the execution and delivery of this Agreement nor the consummation of any other transaction contemplated hereunder is intended to constitute a novation of the Existing Guaranty Agreement or the Existing Guaranty created thereunder.

(c) Effective as of the Closing Date, the Administrative Agent, on behalf of the Secured Parties, hereby unconditionally releases the Excluded Subsidiary Guarantors from the Existing Guaranty.

[Signature Pages Follow]

IN WITNESS WHEREOF, each Guarantor has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION, a Delaware corporation
INTEGRA LIFESCIENCES CORPORATION, a Delaware corporation

By:
	Name:	John B. Henneman, III
	Title:	Executive Vice President, Finance and
Administration & Chief Financial
Officer

ENDOSOLUTIONS, INC., a Delaware corporation
INTEGRA LUXTEC, INC., a Massachusetts corporation
INTEGRA NEUROSCIENCES
(INTERNATIONAL), INC., a Delaware corporation
INTEGRA RADIONICS, INC., a Delaware corporation
ISOTIS ORTHOBIOLOGICS, INC., a Washington corporation
J. JAMNER SURGICAL INSTRUMENTS, INC., a Delaware corporation
MILTEX, INC., a Delaware corporation

By:
	Name:	John B. Henneman, III
	Title:	Vice President and Treasurer

MINNESOTA SCIENTIFIC, INC., a Minnesota corporation

By:
	Name:	John B. Henneman, III
	Title:	Vice President and
Chief Financial Officer

SUBSIDIARY GUARANTY AGREEMENT

Signature Page

THEKEN SPINE, LLC, a Minnesota corporation

By:	INTEGRA LIFESCIENCES
CORPORATION, its sole member

By:
	Name:	John B. Henneman, III
	Title:	Executive Vice President, Finance and
Administrative & Chief Financial Officer

SUBSIDIARY GUARANTY AGREEMENT

Signature Page

ACKNOWLEDGED AND ACCEPTED:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

SUBSIDIARY GUARANTY AGREEMENT

Signature Page

EXHIBIT G

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT (this “Agreement”), dated as of ________________________, 20____, is by and between _________________________, a __________________(the “Subsidiary”), and Bank of America, N.A., in its capacity as Administrative Agent under that certain Sixth Amended and Restated Credit Agreement, dated as of February 3, 2020 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Integra LifeSciences Holdings Corporation, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer. Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement.

The Borrower is required by Section 6.11 of the Credit Agreement to cause each Person that becomes a direct or indirect subsidiary of a Loan Party to execute and deliver a Joinder Agreement in the form hereof.

Accordingly, the applicable Subsidiary hereby agrees as follows with the Administrative Agent, for the benefit of the Lenders:

ARTICLE I

JOINDERS

1.1. Subsidiary Guaranty. The Subsidiary hereby (a) acknowledges, agrees and confirms that, by its execution of this Agreement, the Subsidiary will be deemed to be a party to the Subsidiary Guaranty and a “Guarantor” (as such term is defined in the Subsidiary Guaranty) for all purposes of the Credit Agreement and the Subsidiary Guaranty, and shall have all of the obligations of a Guarantor thereunder as if it had executed the Subsidiary Guaranty, (b) jointly and severally together with the other Guarantors thereunder, guarantees to each Lender and the Administrative Agent, as provided in the Subsidiary Guaranty, the prompt payment and performance of the Guaranteed Obligations (as defined in the Subsidiary Guaranty) in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof, and (c) makes each representation and warranty set forth in Article III of the Subsidiary Guaranty as to itself to the same extent as each other Guarantor thereunder and hereby agrees to be bound as a Guarantor by all of the terms and provisions of the Subsidiary Guaranty to the same extent as all other Guarantors thereunder.

1.2. Security Agreement. The Subsidiary hereby (a) acknowledges, agrees and confirms that, by its execution of this Agreement, the Subsidiary will be deemed to be a party to the Security Agreement, and a “Grantor” (as such term is defined in the Security Agreement) for all purposes of the Credit Agreement and the Security Agreement, and shall have all the obligations of a Grantor thereunder as if it had executed the Security Agreement, (b) assigns and pledges to the Administrative Agent for its benefit and the benefit of the Secured Parties, and hereby grants to the Administrative Agent for its benefit and the benefit of the Secured Parties, as collateral for the Secured Obligations (as such term is defined in the Security Agreement), a pledge and assignment of, and a security interest in, all of the right, title and interest of the undersigned in and to its Collateral, whether now owned or hereafter acquired, subject to all of the terms and provisions of the Security Agreement, as if such Collateral of the undersigned had been subject to the Security Agreement on the date of its original execution, (c) attaches hereto supplements to Schedules I and II to the Security Agreement, and certifies that such supplements have been prepared by the Subsidiary in substantially the form of the Schedules to the Security Agreement and are accurate and complete as of the date first above written, and (d) makes each representation and warranty set forth in Article III of the Security Agreement as to itself and as to its Collateral to the same extent as each other Grantor and hereby agrees to be bound as a Grantor by all of the terms and provisions of the Security Agreement to the same extent as all other Grantors.

Form of Joinder Agreement

1.3. Pledge Agreement. The Subsidiary hereby (a) acknowledges, agrees and confirms that, by its execution of this Agreement, the Subsidiary will be deemed to be a party to the Pledge Agreement, and a “Pledgor” (as such term is defined in the Pledge Agreement) for all purposes of the Pledge Agreement and shall have all the obligations of a Pledgor thereunder as if it had executed the Pledge Agreement, (b) assigns and pledges to the Administrative Agent for its benefit and the benefit of the Secured Parties, and hereby grants to the Administrative Agent for its benefit and the benefit of the Secured Parties, as collateral for the Secured Obligations (as such term is defined in the Pledge Agreement), a pledge and assignment of, and a security interest in, all of the right, title and interest of the undersigned in and to its Collateral, whether now owned or hereafter acquired, subject to all of the terms and provisions of the Pledge Agreement, as if such Collateral of the undersigned had been subject to the Pledge Agreement on the date of its original execution, (c) attaches hereto a supplement to Schedule I to the Pledge Agreement, and certifies that such supplement has been prepared by the Subsidiary in substantially the form of Schedule I to the Pledge Agreement and is accurate and complete as of the date first above written, and (d) makes each representation and warranty set forth in Article III of the Pledge Agreement as to itself and as to its Collateral to the same extent as each other Pledgor and hereby agrees to be bound as a Pledgor by all of the terms and provisions of the Pledge Agreement to the same extent as all other Pledgors.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

The Subsidiary hereby represents and warrants that:

(a) This Agreement has been duly authorized, executed and delivered by the Subsidiary and constitutes a legal, valid and binding obligation of the Subsidiary, enforceable against the Subsidiary in accordance with its terms; and

(b) No Default has occurred and is continuing on the date hereof.

ARTICLE III

EFFECTIVENESS

This Agreement shall become effective on the date when the last of the following conditions shall have been satisfied:

(a) The Administrative Agent shall have received the following (in each case in form and substance satisfactory to the Administrative Agent, in its reasonable discretion):

(i) duly executed counterparts of this Agreement;

(ii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of duly authorized officers of the Subsidiary as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each duly authorized officer authorized to act on behalf of the Subsidiary in connection with this Agreement and the other Loan Documents to which the Subsidiary is a party;

Form of Joinder Agreement

(iii) such documents and certifications as the Administrative Agent may reasonably require to evidence that the Subsidiary is duly organized or formed, validly existing and in good standing in its jurisdiction of organization, including, certified copies of its Organization Documents, certificates of good standing and/or qualification to engage in business and tax clearance certificates;

(iv) favorable opinions of counsel for the Subsidiary, addressed to the Administrative Agent and each Lender, in form and substance reasonably acceptable to the Administrative Agent;

(v) a certificate signed by a Responsible Officer of the Borrower (x) attaching copies of all consents, licenses and approvals of Governmental Authorities, shareholders and other Persons required in connection with the execution, delivery and performance of this Agreement by the Subsidiary and the validity against the Subsidiary of this Agreement and required in connection with this Agreement and the transactions contemplated thereby (including, without limitation, the expiration, without imposition of conditions, of all applicable waiting periods in connection with the transactions contemplated by this Agreement), and such consents, licenses and approvals shall be in full force and effect, or (y) stating that no such consents, licenses or approvals are so required;

(vi) original certificates evidencing all of the issued and outstanding shares of Capital Stock or other equity or other ownership interests, if any, required to be pledged by the Subsidiary pursuant to the terms of the Pledge Agreement, which certificates shall be accompanied by undated stock powers duly executed in blank by each relevant pledgor in favor of the Administrative Agent;

(vii) the original Intercompany Notes and all other notes and instruments required to be pledged by the Subsidiary pursuant to the terms of the Pledge Agreement, if any, duly endorsed in blank by the Subsidiary in favor of the Administrative Agent;

(viii) (A) certified copies of Uniform Commercial Code Requests for Information or Copies (Form UCC-1) or similar search reports certified by a party acceptable to the Administrative Agent, dated a date reasonably near (but prior to) the date hereof, listing all effective UCC financing statements, tax liens and judgment liens which name the Subsidiary as the debtor, together with copies of such financing statements (none of which (other than financing statements filed pursuant to the terms hereof in favor of the Administrative Agent) shall cover any of the Collateral) except to the extent permitted by Section 7.01 of the Credit Agreement;

(ix) acknowledgment copies of UCC financing statements (or delivery in proper form for filing) naming the Subsidiary as the debtor and the Administrative Agent as the secured party, and which such UCC financing statements have been filed, or have been delivered for filing under the UCC of all jurisdictions as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the first priority security interest (subject to Liens permitted by Section 7.01 of the Credit Agreement) of the Administrative Agent pursuant to the Security Agreement;

(x) evidence that all other action that the Administrative Agent may deem necessary or desirable in order to perfect and protect the first priority liens and security interests created under the Collateral Documents (subject to the Liens permitted by Section 7.01 of the Credit Agreement) has been taken (including, without limitation, receipt of duly executed payoff letters and UCC-3 termination statements); and

Form of Joinder Agreement

(xi) evidence of appointment of Corporation Service Company as agent for service of process in accordance with Section 5.12(b) of the Subsidiary Guaranty.

(b) No Default or Event of Default shall have occurred and be continuing at the time of the execution and delivery hereof or would occur immediately after giving effect to the execution and delivery of this Agreement and the performance by the Subsidiary of its obligations hereunder.

ARTICLE IV

MISCELLANEOUS

4.1. Integration; Confirmation. On and after the date hereof, each of the Subsidiary Guaranty, the Security Agreement, the Pledge Agreement, and the respective Schedules thereto shall be supplemented as expressly set forth herein; all other terms and provisions of each of the Subsidiary Guaranty, the Security Agreement, the Pledge Agreement, the other Loan Documents and the respective Schedules thereto shall continue in full force and effect and unchanged and are hereby confirmed in all respects.

4.2. Loan Document. This Agreement is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof.

4.3. Expenses. The Subsidiary agrees to pay all reasonable out-of-pocket expenses of the Administrative Agent, including all reasonable fees, charges and reasonable disbursements of counsel for the Administrative Agent, in connection with the preparation, execution and delivery of this Agreement or any document or agreement contemplated hereby.

4.4. Addresses for Notices. All notices and other communications provided for hereunder shall be in writing and mailed, delivered or transmitted by telecopier to each party hereto at the address set forth in Section 10.02 of the Credit Agreement (with any notice to the Subsidiary being delivered to the Subsidiary in care of the Borrower). All such notices and other communications shall be deemed to be given or made at the times provided in Section 10.02 of the Credit Agreement.

4.5. Section Captions. Section captions used in this Agreement are for convenience of reference only, and shall not affect the construction of this Agreement.

4.6. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

4.7. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

4.8. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

Form of Joinder Agreement

IN WITNESS WHEREOF, the Subsidiary has caused this Agreement to be duly executed by its authorized officers, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[SUBSIDIARY]

By:
Name:
Title:

Form of Joinder Agreement

Acknowledged and accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

Form of Joinder Agreement

[ATTACH SUPPLEMENTS TO SCHEDULES I AND II TO SECURITY AGREEMENT]

Form of Joinder Agreement

[ATTACH SUPPLEMENTS TO SCHEDULE I TO PLEDGE AGREEMENT]

Form of Joinder Agreement

EXHIBIT H

FORM OF PLEDGE AGREEMENT

See attached.

H-1

Form of Pledge Agreement

AMENDED AND RESTATED

PLEDGE AGREEMENT1

This AMENDED AND RESTATED PLEDGE AGREEMENT, dated as of August 10, 2010 (as amended, restated, amended and restated, supplemented or modified from time to time, this “Agreement”), is made by INTEGRA LIFESCIENCES HOLDINGS CORPORATION, a Delaware corporation (the “Borrower”), and each of the other Persons (such capitalized term and all other capitalized terms not otherwise defined herein to have the meanings provided for in Article I) listed on the signature pages hereof (such other Persons, together with the Additional Pledgors (as defined in Section 7.2(b)), and the Borrower, are collectively referred to as the “Pledgors” and individually as a “Pledgor”), in favor of BANK OF AMERICA, N.A., as administrative and collateral agent (in such capacity, the “Administrative Agent”) for each of the Secured Parties.

W I T N E S S E T H:

WHEREAS, the Pledgors have entered into that certain Pledge Agreement dated as of December 22, 2005 (as amended, supplemented or modified from time to time prior to the date hereof, the “Existing Pledge Agreement”), pursuant to which the Pledgors granted to the Secured Parties a security interest (the “Existing Security Interest”) in all right, title or interest in or to any and all of certain assets and properties of the Debtor as more specifically set forth therein; and

WHEREAS, pursuant to that certain Amended and Restated Credit Agreement, dated as of the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the various financial institutions as are, or may from time to time become, parties thereto and the Administrative Agent, the L/C Issuer and Swing Line Lender, the Secured Parties have agreed to continue to make Credit Extensions and other financial accommodations available to or for the benefit of the Pledgors;

WHEREAS, as a condition precedent to the making of the initial Credit Extension under the Credit Agreement, each Pledgor is required to execute and deliver this Agreement; and

WHEREAS, each Pledgor has duly authorized the execution, delivery and performance of this Agreement;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce the Lenders to make Credit Extensions (including the initial Credit Extension) to the Borrower pursuant to the Credit Agreement, each Pledgor agrees, for the benefit of each Secured Party, as follows:

ARTICLE I

DEFINITIONS

1.01 Definitions. The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall have the following meanings (such definitions to be equally applicable to the singular and plural forms thereof):

“Additional Pledgors” is defined in Section 7.2(b).

1 Conformed copy to reflect Amendment No. 1 dated as of March 31, 2017.

H-1

Form of Pledge Agreement

“Administrative Agent” is defined in the preamble.

“Agreement” is defined in the preamble.

“Borrower” is defined in the preamble.

“Credit Agreement” is defined in the second recital.

“Collateral” is defined in Section 2.1.

“Distributions” means all Equity Interest dividends, other dividends, including liquidating dividends, Equity Interests resulting from (or in connection with the exercise of) splits, reclassifications, warrants, options, non-cash dividends and all other distributions (whether similar or dissimilar to the foregoing) on or with respect to any Pledged Equity Interests or other Equity Interests constituting Collateral, but shall not include Dividends.

“Dividends” means cash dividends and cash distributions with respect to any Pledged Equity Interests made in the ordinary course of business and not as a liquidating dividend.

“Domestic Subsidiary” means a Subsidiary that is organized under the laws of a political subdivision of the United States.

“Equity Interests” is defined in the Credit Agreement.

“Excluded Subsidiary Collateral” means all Collateral (as defined in the Existing Pledge Agreement) in which the Administrative Agent, on behalf of the Secured Parties, was granted a security interest by a Pledgor under the Existing Pledge Agreement that is an Excluded Subsidiary other than a Pledged Excluded Subsidiary as of the Closing Date under the Credit Agreement.

“Existing Pledge Agreement” is defined in the first recital.

“Existing Security Interest” is defined in the first recital.

“Foreign Subsidiary” means a Subsidiary that is not organized under the laws of a political subdivision of the United States.

“Indemnitee” is defined in Section 6.5.

“Lender” is defined in the Credit Agreement.

“LLC Agreement” means the limited liability company agreement, operating agreement and other organizational document of a Securities Issuer which is a limited liability company, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Parent” is defined in the preamble.

“Partnership Agreement” means the partnership agreement and other organizational document of a Securities Issuer which is a partnership, as the same way be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Person” is defined in the Credit Agreement.

“Pledged Equity Interests” means all Pledged Shares, Pledged Partnership Interests and Pledged Membership Interests.

“Pledged Membership Interests” is defined in Section 2.1(c).

“Pledged Notes” is defined in Section 2.1(a). The form of the original Pledged Notes hereunder is attached as Exhibit A hereto.

“Pledged Partnership Interests” is defined in Section 2.1(c).

“Pledged Shares” is defined in Section 2.1(b).

“Pledgor” and “Pledgors” is defined in the preamble.

“Proceeds” is defined in the Security Agreement.

“Security Agreement” is defined in the Credit Agreement.

“Secured Obligations” is defined in the Security Agreement.

“Secured Party” is defined in the Credit Agreement.

“Securities Act” is defined in Section 6.2.

“Securities Issuer” means any Person listed on Schedule I hereto (as such Schedule may be supplemented from time to time pursuant to Section 4.1(b) hereto) that has issued or may issue a Pledged Equity Interest or a Pledged Note.

“Termination Date” is defined in the Security Agreement.

“UCC” is defined in the Credit Agreement.

1.02 Credit Agreement Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Agreement, including its preamble and recitals, have the meanings provided in the Credit Agreement.

1.03 UCC Definitions Unless otherwise defined herein or the context otherwise requires, terms for which meanings are provided in the UCC are used in this Agreement, including its preamble and recitals, with such meanings.

1.04 Other Interpretive Provisions. The rules of construction in Sections 1.02 to 1.06 of the Credit Agreement shall be equally applicable to this Agreement.

ARTICLE II

PLEDGE

2.01 Grant of Security Interest. Each Pledgor hereby pledges, assigns, charges, mortgages, delivers, and transfers to the Administrative Agent the ratable benefit of each of the Secured Parties, and hereby grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a continuing security interest in all of its right, title and interest in and to the following property of such Pledgor, whether now or hereafter existing or acquired (collectively, the “Collateral”):

(a) all promissory notes of each Securities Issuer identified in Item A of Schedule I hereto (as such Schedule may be supplemented from time to time pursuant to Section 4.1(b)) opposite the name of such Pledgor and all other promissory notes of any such Securities Issuer issued from time to time to such Pledgor, as such promissory notes are amended, modified, supplemented, restated or otherwise modified from time to time and together with any promissory note of any Securities Issuer taken in extension or renewal thereof or substitution therefor (such promissory notes being referred to herein as the “Pledged Notes”);

(b) all issued and outstanding shares of capital stock of each Securities Issuer which is a corporation (or similar type of issuer) identified in Item B of Schedule I hereto (as such Schedule may be supplemented from time to time pursuant to Section 4.1(b)) opposite the name of such Pledgor and all additional shares of capital stock of any such Securities Issuer from time to time acquired by such Pledgor in any manner, and the certificates representing such shares of capital stock (such shares of capital stock being referred to herein as the “Pledged Shares”);

(c) all Equity Interests of each Securities Issuer which is a limited liability company or partnership identified in Item C or Item D, respectively, of Schedule I hereto (as such Schedule may be supplemented from time to time pursuant to Section 4.1(b)) opposite the name of such Pledgor and all additional Equity Interests of any such Securities Issuer from time to time acquired by such Pledgor in any manner, including, in each case, (i) the LLC Agreement or Partnership Agreement, as the case may be, of such Securities Issuer, (ii) all rights (but not obligations) of such Pledgor as a member or partner thereof, as the case may be, and all rights to receive Dividends and Distributions from time to time received, receivable, or otherwise distributed thereunder, (iii) all claims of such Pledgor for damages arising out of or for breach of or default under such LLC Agreement or Partnership Agreement, (iv) the right of such Pledgor to terminate such LLC Agreement or Partnership Agreement, to perform and exercise consensual or voting rights thereunder, and to compel performance and otherwise exercise all remedies thereunder, (v) all rights of such Pledgor, whether as a member or partner thereof, as the case may be, to all property and assets of such Securities Issuer (whether real property, inventory, equipment, accounts, general intangibles, securities, instruments, chattel paper, documents, choses in action, financial assets, or otherwise) and (vi) all certificates or instruments, if any, evidencing such Equity Interests (such Equity Interests being referred to herein, in the case of membership interests, as the “Pledged Membership Interests” and, in the case of partnership interests, as the “Pledged Partnership Interests”);

(d) all Dividends, Distributions, principal, interest, and other payments and rights with respect to any of the items listed in clauses (a), (b), and (c) above; and

(e) all Proceeds of any and all of the foregoing Collateral.

Notwithstanding the foregoing, (x) Minority Equity Interests, (y) Equity Interests in Excluded Subsidiaries (other than Pledged Excluded Subsidiaries (as defined in the Security Agreement), if any, and (z) Equity Interests in a Person that is not a Loan Party or wholly-owned Subsidiary, to the extent and for so long as the pledge of the Equity Interests of such Person (I) is prohibited or restricted by Law or would require the consent of any Governmental Authority to such pledge, unless such consent has been obtained, in each case, except to the extent such prohibition or restriction is ineffective under the Uniform Commercial Code of any applicable jurisdiction or other applicable law (other than proceeds thereof, the assignment of which is deemed effective under the applicable Uniform Commercial Code notwithstanding such prohibition or restriction) or (II) is not permitted by the terms of the Organization Documents or joint venture agreements of the issuer of such Equity Interests except to the extent such prohibition or restriction is ineffective under the Uniform Commercial Code of any applicable jurisdiction or other applicable law (other than proceeds thereof, the assignment of which is deemed effective under the applicable Uniform Commercial Code notwithstanding such prohibition or restriction), in each case shall not constitute Collateral.

2.02 Security for Secured Obligations. The Collateral of each Pledgor under this Agreement secures the prompt payment in full of all Secured Obligations of such Pledgor.

2.03 Delivery of Collateral. All certificates or instruments, if any, representing or evidencing any Collateral, including all Pledged Equity Interests and all Pledged Notes, shall be delivered to and held by or on behalf of the Administrative Agent pursuant hereto, shall be in suitable form for transfer by delivery, and shall be accompanied by all necessary instruments of transfer or assignment, duly executed in blank.

2.04 Dividends on Pledged Equity Interests and Payments on Pledged Notes. So long as no Event of Default has occurred and is continuing, any Dividend or payment in respect of any Pledged Note may be paid directly to the applicable Pledgor. If any Event of Default has occurred and is continuing, then any such Dividend or payment shall be paid directly to the Administrative Agent.

2.05 Continuing Security Interest; Transfer of Credit Extensions. This Agreement shall create a continuing security interest in the Collateral and shall remain in full force and effect until the Termination Date, be binding upon each Pledgor and its successors, transferees and assigns, and inure, together with the rights and remedies of the Administrative Agent hereunder, to the benefit of the Administrative Agent and each other Secured Party. Without limiting the generality of the foregoing, any Secured Party may assign or otherwise transfer (in whole or in part) any Credit Extension held by it to any other Person, and such other Person shall thereupon become vested with all the rights and benefits in respect thereof granted to such Secured Party under any Loan Document (including this Agreement) or otherwise, subject, however, to any contrary provisions in such assignment or transfer.

2.06 Security Interest Absolute. All rights of the Administrative Agent and the security interests granted to the Administrative Agent hereunder, and all obligations of each Pledgor hereunder, shall be, absolute and unconditional, irrespective of any of the following conditions, occurrences or events:

(a) any lack of validity or enforceability of any Loan Document;

(b) the failure of any Secured Party to assert any claim or demand or to enforce any right or remedy against any Loan Party, the Borrower, any other Pledgor or any other Person under the provisions of any Loan Document, or otherwise or to exercise any right or remedy against any other guarantor of, or collateral securing, any Secured Obligation;

(c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations or any other extension, compromise or renewal of any Secured Obligation, including any increase in the Secured Obligations resulting from the extension of additional credit to any Pledgor or otherwise;

(d) any reduction, limitation, impairment or termination of any Secured Obligation for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and each Pledgor hereby waives any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, non-genuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Secured Obligation or otherwise;

(e) any amendment to, rescission, waiver, or other modification of, or any consent to departure from, any of the terms of any Loan Document;

(f) any addition, exchange, release, surrender or non-perfection of any collateral (including the Collateral), or any amendment to or waiver or release of or addition to or consent to departure from any guaranty, for any of the Secured Obligations; or

(g) any other circumstances which might otherwise constitute a defense available to, or a legal or equitable discharge of, any Loan Party, the Borrower, any other Pledgor or otherwise.

2.07 Pledgors Remain Liable. Anything herein to the contrary notwithstanding (a) the exercise by the Administrative Agent of any of its rights hereunder shall not release any Pledgor from any of its duties or obligations under any contracts or agreements included in the Collateral and (b) neither the Administrative Agent nor any other Secured Party shall have any obligation or liability under any such contracts or agreements included in the Collateral by reason of this Agreement, nor shall the Administrative Agent or any other Secured Party be obligated to perform any of the obligations or duties of any Pledgor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

2.08 Subrogation. Until the Termination Date, no Pledgor shall exercise any claim or other rights which it may now or hereafter acquire against any other Pledgor that arises from the existence, payment, performance or enforcement of such Pledgor’s obligations under this Agreement, including any right of subrogation, reimbursement, exoneration or indemnification, any right to participate in any claim or remedy against any other Pledgor or any collateral which the Administrative Agent now has or hereafter acquires, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from any other Pledgor, directly or indirectly, in cash or other property or by setoff or in any manner, payment or security on account of such claim or other rights. If any amount shall be paid to any Pledgor in violation of the preceding sentence, such amount shall be deemed to have been paid for the benefit of the Secured Parties, and shall forthwith be paid to the Administrative Agent to be credited and applied upon the Secured Obligations, whether matured or unmatured. Each Pledgor acknowledges that it will receive direct and indirect benefits for the financing arrangements contemplated by the Loan Documents and that the agreement set forth in this Section is knowingly made in contemplation of such benefits.

2.09 Release; Termination.

(a) Upon any sale, transfer or other disposition (direct or indirect) of any item of Collateral of any Pledgor in accordance with Section 7.05 of the Credit Agreement, the Administrative Agent will, at such Pledgor’s expense and without any representations, warranties or recourse of any kind whatsoever, execute and deliver to such Pledgor such documents as such Pledgor shall reasonably request to evidence the release of such item of Collateral from the pledge, assignment and security interest granted hereby; provided, however, that (i) at the time of such request and such release no Event of Default shall have occurred and be continuing, and (ii) such Pledgor shall have delivered to the Administrative Agent, at least five Business Days prior to the date of the proposed release, a written request for release describing the item of Collateral and the terms of the sale, lease, transfer or other disposition in reasonable detail, including, without limitation, the price thereof and any expenses in connection therewith, together with a form of release for execution by the Administrative Agent (which release shall be in form and substance satisfactory to the Administrative Agent) and a certificate of such Pledgor to the effect that the transaction is in compliance with the Loan Documents and as to such other matters as the Administrative Agent (or the Required Lenders through the Administrative Agent) may reasonably request.

(b) Upon the Termination Date, the pledge, assignment and security interest granted hereby shall terminate and all rights to the Collateral shall revert to the applicable Pledgor. Upon any such termination, the Administrative Agent will, at the applicable Pledgor’s expense and without any representations, warranties or recourse of any kind whatsoever, execute and deliver to such Pledgor such documents as such Pledgor shall reasonably request to evidence such termination and deliver to such Pledgor all certificates and instruments representing or evidencing the Collateral then held by the Administrative Agent.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Pledgor represents and warrants unto each Secured Party, as at the date of each pledge and delivery hereunder (including each pledge and delivery of a Pledged Equity Interest and each pledge and delivery of a Pledged Note) by such Pledgor to the Administrative Agent of any Collateral, as set forth in this Article.

3.01 Ownership; No Liens, etc. Schedule I hereto accurately identifies as of the date hereof and as of each date such Schedule is supplemented pursuant to Section 4.1(b) hereof each of the following:

(i)

all shares of capital stock, membership interests, general and limited partnership interests and other Equity Interests in any Person (other than an Excluded Subsidiary that is not a Pledged Excluded Subsidiary) owned by such Pledgor; and

(ii)

all promissory notes (including Intercompany Notes) and debt securities of any other Person owned by such Pledgor and all outstanding loans and advances for borrowed money made by such Pledgor to any other Person.

(b) Such Pledgor is the legal and beneficial owner of, and has good and marketable title to (and has full right and authority to pledge and assign) such Collateral, free and clear of all Liens, except for this security interest granted pursuant hereto in favor of the Administrative Agent.

3.02 Valid Security Interest. The delivery of such Collateral to the Administrative Agent is effective to create a valid, perfected, first priority security interest in such Collateral and all Proceeds thereof, subject to no other Liens, securing the payment of the Secured Obligations. No filing or other action will be necessary to perfect or protect such security interest.

3.03 As to Pledged Notes. Each Pledged Note has been duly authorized, executed, endorsed, issued and delivered, and is the legal, valid and binding obligation of the relevant Securities Issuer thereof, and is not in default.

3.04 As to Pledged Shares. In the case of any Pledged Share constituting such Collateral, all of such Pledged Shares are duly authorized and validly issued, fully paid, and non-assessable, and constitute 100% of the issued and outstanding voting capital stock and 100% of the non-voting shares of capital stock of each Securities Issuer thereof (or 100% of such lesser percentage as is permitted to be hereafter acquired pursuant to the terms of the Credit Agreement). The Pledgors have no Subsidiaries other than those set forth on Schedule 5.08 of the Credit Agreement.

3.05 As to Pledged Membership Interests and Pledged Partnership Interests, etc.

(a) In the case of any Pledged Membership Interests and Pledged Partnership Interests constituting a part of the Collateral, all of such Pledged Equity Interests are duly authorized and validly issued, fully paid, and non-assessable, and constitute all of the issued and outstanding Equity Interests held by such Pledgor in the applicable Securities Issuer.

(b) Each LLC Agreement and Partnership Agreement to which such Pledgor is a party, true and complete copies of which have been furnished to the Administrative Agent, has been duly authorized, executed, and delivered by such Pledgor, has not been amended or otherwise modified except as permitted by the Credit Agreement, is in full force and effect, and is binding upon and enforceable against such Pledgor in accordance with its terms. There exists no default under any such LLC Agreement or Partnership Agreement by such Pledgor.

(c) Each such LLC Agreement and Partnership Agreement, as the case may be, expressly provides that the Pledged Membership Interests or Pledged Partnership Interests, as the case may be, are not “securities” governed by Article 8 of applicable Uniform Commercial Code (or, if they are, Pledgors have delivered certificates representing such interest).

(d) Such Pledgor’s Equity Interest in the applicable Securities Issuer is set forth in Schedule I hereto, as supplemented from time pursuant to Section 4.1(b), and Schedule I, as so supplemented, accurately reflects whether such Equity Interest is in certificated form.

(e) Such Pledgor had and has the power and legal capacity to execute and carry out the provisions of all such LLC Agreements and Partnership Agreements, as the case may be, to which it is a party. Such Pledgor has substantially performed all of its obligations to date under all such LLC Agreements and Partnership Agreements, as the case may be, and has not received notice of the failure of any other party thereto to perform its obligations thereunder.

(f) The state of organization of each Securities Issuer is as set forth in Schedule I hereto.

3.06 Authorization, Approval, etc. No authorization, approval, or other action by, and no notice to or filing with, any Governmental Authority or any other Person is required (except those which have been obtained) either:

(a) for the pledge by such Pledgor of any Collateral pursuant to this Agreement or for the execution, delivery, and performance of this Agreement by such Pledgor; or

(b) for the exercise by the Administrative Agent of the voting or other rights provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement, except, with respect to the Pledged Equity Interests, as may be required in connection with a disposition of such Pledged Equity Interests by Laws affecting the offering and sale of securities generally.

3.07 Excluded Subsidiaries. At all times during the Term of this Agreement, all Excluded Subsidiaries shall be direct or indirect Subsidiaries of a Subsidiary Guarantor. All Collateral in each Excluded Subsidiary that is a Domestic Subsidiary and that (a) directly owns at least a majority of the Equity Interests in any Foreign Subsidiary or (b) owns any IP Rights that could reasonably be expected to be material to the exercise by the Secured Parties of all or any material portion of their respective rights and remedies under the Loan Documents, including, without limitation, the Disposition of any of the “Collateral” (as defined in the Credit Agreement), has been, or will be no later than the date required under the Credit Agreement, pledged to the Administrative Agent, for the benefit of the Secured Parties, in accordance herewith.

3.08 Loan Documents. Each Pledgor makes each representation and warranty made in each of the Loan Documents by the Parent or the Borrower or any other Loan Party with respect to such Pledgor as if such representation and warranty were expressly set forth herein.

ARTICLE IV

COVENANTS

Each Pledgor covenants and agrees that, until the Termination Date, such Pledgor will, unless the Administrative Agent with the consent of the Required Lenders shall otherwise agree in writing, perform the obligations set forth in this Section.

4.01 Protect Collateral; Further Assurances, etc.

(a) No Pledgor will create or suffer to exist any Lien on the Collateral (except a Lien in favor of the Administrative Agent and Permitted Liens). Each Pledgor will warrant and defend the right and title herein granted unto the Administrative Agent in and to the Collateral (and all right, title, and interest represented by the Collateral) against the claims and demands of all Persons whomsoever except the holders of Permitted Liens.

(b) Promptly following any Investment made by any Pledgor in any other Person (other than an Excluded Subsidiary that is not a Pledged Excluded Subsidiary and other than Minority Equity Interests) after the date hereof which is not described in Schedule I hereto and, in any case, not later than the next date thereafter on which the Borrower is required to deliver a Compliance Certificate pursuant to Section 6.02(b) of the Credit Agreement, the Borrower, on behalf of such Pledgor, shall deliver a supplement to Schedule I hereto which supplement shall accurately describe such Investment, together with a certificate of a Responsible Officer certifying that, as of the date thereof and after giving effect to the supplement to such schedule delivered therewith, the representations and warranties in Article III hereof are true and correct. Following receipt by any Pledgor of any promissory note or certificate evidencing any such Investment made by any Pledgor in any such Person which has not been delivered by such Pledgor to the Administrative Agent in pledge hereunder, such Pledgor shall deliver such promissory note or other certificate to the Administrative Agent, indorsed and accompanied by instruments of transfer or assignment as contemplated by Section 2.3 hereof.

(c) Each Pledgor agrees that at any time, and from time to time, at the expense of such Pledgor, such Pledgor will promptly execute and deliver all further instruments, and take all further action, that may be necessary, or that the Administrative Agent may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable the Administrative Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral.

(d) Each Pledgor will not permit any Securities Issuer of any Pledged Equity Interests pledged by such Pledgor hereunder to issue any certificated Equity Interest unless the same.

4.02 Powers, Control, etc.

(a) Each Pledgor agrees that all certificated Pledged Equity Interests (and all other certificated Equity Interests constituting Collateral) delivered by such Pledgor pursuant to this Agreement will be accompanied by duly executed undated blank powers, or other equivalent instruments of transfer reasonably acceptable to the Administrative Agent.

(b) With respect to any Pledged Equity Interests in which any Pledgor has any right, title or interest and that constitutes an uncertificated security, such Pledgor will cause the applicable Securities Issuer either (i) to register the Administrative Agent as the registered owner of such Pledged Equity Interest or (ii) to deliver a written acknowledgement and agreement to the Administrative Agent (A) to acknowledge the security interest of the Administrative Agent in such Pledged Equity Interest granted hereunder, (B) to confirm that such Securities Issuer has marked the company register for such Pledged Equity Interest or other applicable records to reflect such security interest of the Administrative Agent, (C) to confirm to the Administrative Agent that it has not received notice of any other Lien in such Pledged Equity Interest (and has not agreed to accept instructions from any other Person in respect of such Pledged Equity Interest and will not accept or execute any instructions to transfer ownership of such Pledged Equity Interest unless consented to in writing by the Administrative Agent) and (D) to agree with such Pledgor and the Administrative Agent that, after the occurrence and during the continuation of an Event of Default, such Securities Issuer will comply with instructions with respect to such Pledged Equity Interest originated by the Administrative Agent without further consent of such Pledgor, such acknowledgement and agreement to be in form and substance reasonably satisfactory to the Administrative Agent.

(c) Each Pledgor which is the Securities Issuer of any Pledged Equity Interests in which any other Pledgor has any right, title, or interest, hereby (i) acknowledges the security interest of the Administrative Agent in such Pledged Equity Interests granted by such other Pledgor hereunder, (ii) confirms that it has marked its register for such Pledged Equity Interests or other applicable company records to reflect such security interest of the Administrative Agent, (iii) confirms that it has not received notice of any other Lien in such Pledged Equity Interests (and has not agreed to accept instructions from any other person in respect of such Pledged Equity Interests and will not accept or execute any instructions to transfer ownership of such Pledged Equity Interest unless consented to in writing by the Administrative Agent), (iv) agrees that it will comply with the instructions with respect to such Pledged Equity Interests originated by the Administrative Agent without further consent of such other Pledgor and (v) unless the Partnership Agreement or LLC Agreement, as the case may be, of any such Pledgor already so provides on the date such Pledgor becomes a party to this Agreement, agrees to promptly prepare, execute and deliver to each of its partners or members, as the case may be, any amendment or supplement to such Partnership Agreement or LLC Agreement, as the case may be, as may be necessary to expressly provide that the Equity Interests of such Pledgor are not “securities” governed by Article 8 of the applicable Uniform Commercial Code (or if such Equity Interests are such securities, Pledgor shall deliver certificates therefore) (and each Pledgor which is a partner or member of such Pledgor shall promptly execute and deliver such amendment).

(d) Each Pledgor will, from time to time upon the request of the Administrative Agent, promptly deliver to the Administrative Agent such powers, instruments, and similar documents, satisfactory in form and substance to the Administrative Agent, with respect to the Collateral as the Administrative Agent may reasonably request and will, from time to time upon the request of the Administrative Agent after the occurrence of any Event of Default, promptly transfer any Pledged Equity Interests or other Equity Interests constituting Collateral into the name of any nominee designated by the Administrative Agent.

4.03 Continuous Pledge. Subject to Section 2.4 and 2.9, each Pledgor will, at all times, keep pledged to the Administrative Agent pursuant hereto all Pledged Equity Interests and all other Equity Interests constituting Collateral, all Dividends and Distributions with respect thereto, all Pledged Notes, all interest, principal and other proceeds received by the Administrative Agent with respect to the Pledged Notes, and all other Collateral and other securities, instruments, proceeds, and rights from time to time received by or distributable to such Pledgor in respect of any Collateral.

4.04 Voting Rights; Dividends, etc. Each Pledgor agrees:

(a) after any Event of Default shall have occurred and be continuing, promptly upon receipt thereof by such Pledgor and without any request therefor by the Administrative Agent, to deliver (properly indorsed where required hereby or requested by the Administrative Agent) to the Administrative Agent all Dividends, Distributions, interest, principal, other cash payments, and proceeds of the Collateral, all of which shall be held by the Administrative Agent as additional Collateral for use in accordance with Section 6.4; and

(b) after any Event of Default shall have occurred and be continuing and the Administrative Agent has notified such Pledgor of the Administrative Agent’s intention to exercise its voting power under this clause:

(i) the Administrative Agent may exercise (to the exclusion of such Pledgor) the voting power and all other incidental rights of ownership with respect to any Pledged Equity Interests or other Equity Interests constituting Collateral and such Pledgor hereby grants the Administrative Agent an irrevocable proxy, exercisable under such circumstances, to vote the Pledged Equity Interests and such other Collateral; and

(ii) such Pledgor shall promptly deliver to the Administrative Agent such additional proxies and other documents as may be necessary to allow the Administrative Agent to exercise such voting power.

All Dividends, Distributions, interest, principal, cash payments, and proceeds which may at any time and from time to time be held by any Pledgor but which such Pledgor is then obligated to deliver to the Administrative Agent, shall, until delivery to the Administrative Agent, be held by each Pledgor separate and apart from its other property in trust for the Administrative Agent. The Administrative Agent agrees that until an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given the notice referred to in clause (b) above, each Pledgor shall have the exclusive voting power with respect to any Equity Interests constituting Collateral and the Administrative Agent shall, upon the written request of each Pledgor, promptly deliver such proxies and other documents, if any, as shall be reasonably requested by each Pledgor which are necessary to allow such Pledgor to exercise voting power with respect to any such Equity Interests constituting Collateral; provided, however, that no vote shall be cast, or consent, waiver, or ratification given, or action taken or any action not taken by the Pledgor that would impair any Collateral or violate any provision of the Credit Agreement or any other Loan Document (including this Agreement).

4.05 As to LLC Agreements and Partnership Agreements.

(a) Each Pledgor of a Pledged Membership Interest and/or Pledged Partnership Interests shall at its own expense:

(i)

perform and observe all the terms and provisions of each LLC Agreement and/or Partnership Agreement, as the case may be, to which it is a party and each other contract and agreement included in all the Collateral to be performed or observed by it, maintain such LLC Agreement and/or Partnership Agreement, as the case may be, and each such other contract and agreement in full force and effect, enforce such LLC Agreement and/or Partnership Agreement, as the case may be, and each such other contract and agreement in accordance with its terms, and take all such action to such end as may from time to time be reasonably be requested by the Administrative Agent; and

(ii)

furnish to the Administrative Agent promptly upon receipt thereof copies of all material notices, requests and other documents received by such Pledgor under or pursuant to such LLC Agreement and/or Partnership Agreement, as the case may be, and any other contract or agreement included in the Collateral to which it is a party, and from time to time (A) furnish to the Administrative Agent such information and reports regarding the Collateral as the Administrative Agent may reasonably request, and (B) upon the reasonable request of the Administrative Agent, make to any other party to such LLC Agreement and/or Partnership Agreement, as the case may be, or any such other contract or agreement such demands and requests for information and reports or for action as such Pledgor is entitled to make thereunder.

(b)     No Pledgor of a Pledged Membership Interest and/or Pledged Partnership Interest, as the case may be, shall, except as otherwise permitted by the Credit Agreement:

(i)

cancel or terminate any LLC Agreement, Partnership Agreement or any other contract or agreement included in the Collateral to which it is a party or consent to or accept any cancellation or termination thereof;

(ii)	amend or otherwise modify any such LLC Agreement, Partnership Agreement or any such contract or agreement or give any consent, waiver, or approval thereunder;

(iii)	waive any default under or breach of any such LLC Agreement, Partnership Agreement or any such other contract or agreement; or

(iv)

take any other action in connection with any such LLC Agreement or any such other contract or agreement that would impair the value of the interest or rights of such Pledgor thereunder or that would impair the interest or rights of the Administrative Agent.

4.06 As to Pledged Notes. Each Pledgor will not, without the prior written consent of the Administrative Agent:

(a) enter into any agreement amending, supplementing, or waiving any provision of any Pledged Note (including any underlying instrument pursuant to which such Pledged Note is issued) or compromising or releasing or extending the time for payment of any obligation of the maker thereof; or

(b) take or omit to take any action the taking or the omission of which could result in any impairment or alteration of any obligation of the maker of any Pledged Note or other instrument constituting Collateral.

ARTICLE V

THE ADMINISTRATIVE AGENT

5.01 Appointment as Attorney-in-Fact. Each Pledgor hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Pledgor and in the name of such Pledgor or in its own name, for the purpose of carrying out the terms of this Agreement, to take, upon the occurrence and during the continuation of any Event of Default, any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of this Agreement. Without limiting the generality of the foregoing (and in addition to the powers and rights granted to the Administrative Agent pursuant to Article V of the Security Agreement), each Pledgor hereby gives the Administrative Agent the power and right, on behalf of such Pledgor, without notice to or assent by such Pledgor, to do any or all of the following upon the occurrence and during the continuation of an Event of Default:

(a) in the name of such Pledgor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under or in respect of any Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any and all such moneys due under or in respect of any Collateral whenever payable; and

(b) (i) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct; (ii) ask or demand for, collect, and receive payment of and give receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (iii) receive, collect, sign and indorse any drafts or other instruments, documents and chattel paper in connection with any of the Collateral; (iv) commence and prosecute any suits, actions or proceedings at Law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (v) defend any suit, action or proceeding brought against such Pledgor with respect to any Collateral; (vi) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Administrative Agent may deem appropriate; and (vii) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and do, at the Administrative Agent’s option and such Pledgor’s expense, at any time, or from time to time, all acts and things that the Administrative Agent deems necessary to protect, preserve or realize upon the Collateral and the Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Pledgor might do.

Each Pledgor hereby acknowledges, consents and agrees that the power of attorney granted pursuant to this Section is irrevocable and coupled with an interest.

5.02 Administrative Agent May Perform. If any Pledgor fails to perform any agreement contained herein, the Administrative Agent may itself perform, or cause performance of, such agreement upon notice and expiration of the applicable cure period, and the reasonable expenses of the Administrative Agent incurred in connection therewith shall be payable by such Pledgor pursuant to Section 6.5.

5.03 Administrative Agent Has No Duty.

(a) In addition to, and not in limitation of, Section 2.7, the powers conferred on the Administrative Agent hereunder are solely to protect its interest (on behalf of the Secured Parties) in the Collateral and shall not impose any duty on it to exercise any such powers. Neither the Administrative Agent nor any of its officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Pledgor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof (including the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral). Neither the Administrative Agent nor any of its officers, directors, employees or agents shall be responsible to any Pledgor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

(b) Each Pledgor assumes all responsibility and liability arising from or relating to the use, sale or other disposition of the Collateral. The Secured Obligations shall not be affected by any failure of the Administrative Agent to take any steps to perfect the pledge and security interest granted hereunder or to collect or realize upon the Collateral, nor shall loss or damage to the Collateral release any Pledgor from any of its Secured Obligations.

ARTICLE VI

REMEDIES

6.01 Certain Remedies. If any Event of Default shall have occurred and be continuing:

(a) The Administrative Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the UCC and also may, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by applicable Law referred to below) to or upon any Pledgor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing) in one or more parcels at public or private sale, at any of the Administrative Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Administrative Agent may deem commercially reasonable. Each Pledgor agrees that, to the extent notice of sale shall be required by applicable Law, at least ten (10) days’ prior notice to such Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Administrative Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(b) The Administrative Agent may:

(i)

transfer all or any part of the Collateral into the name of the Administrative Agent or its nominee, with or without disclosing that such Collateral is subject to the lien and security interest hereunder;

(ii)	notify the parties obligated on any of the Collateral to make payment to the Administrative Agent of any amount due or to become due thereunder;

(iii)

enforce collection of any of the Collateral by suit or otherwise, and surrender, release or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any obligations of any nature of any party with respect thereto;

(iv)	indorse any checks, drafts, or other writings in each Pledgor’s name to allow collection of the Collateral;

(v)	take control of any proceeds of the Collateral;

(vi)	execute (in the name, place and stead of each Pledgor) indorsements, assignments, stock powers and other instruments of conveyance or transfer with respect to all or any of the Collateral; and

(vii)

enforce compliance with, and take any and all actions with respect to, a LLC Agreement or Partnership Agreement, as the case may be, to the full extent as though the Administrative Agent were the absolute owner of the Pledged Membership Interests, Pledged Partnership Interests and other Collateral, including the right to receive all distributions and other payments that are made pursuant to such LLC Agreement or Partnership Agreement, as the case may be.

The Administrative Agent shall give the Pledgors ten (10) days’ written notice (which each Pledgor agrees is reasonable notice within the meaning of Section 9-612 of the UCC) of the Administrative Agent’s intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or time within ordinary business hours and at such place or places as the Administrative Agent may fix and state in the notice (if any) of such sale. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Administrative Agent may (in its sole and absolute discretion) determine. The Administrative Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Administrative Agent may, without notice or publication adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Administrative Agent until the sale price is paid by the purchase or purchasers thereof, but the Administrative Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. At any public (or, to the extent permitted by Law, private) sale made pursuant to this Section, the Administrative Agent (for the Secured Parties) may bid for or purchase, free (to the extent permitted by Law) from any right of redemption, stay, valuation or appraisal on the part of any Pledgor (all said rights being also hereby waived and released to the extent permitted by Law), the Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to such Secured Party from any Pledgor as a credit against the purchase price, and the Administrative Agent (for such Secured Party) may upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Pledgor therefor.

6.02 Securities Laws. If the Administrative Agent shall determine to exercise its right to sell all or any of the Collateral pursuant to Section 6.1, each Pledgor agrees that, upon request of the Administrative Agent, such Pledgor will, at its own expense:

(a) execute and deliver, and cause each issuer of the Collateral contemplated to be sold and the directors and officers thereof to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts and things, as may be necessary or, in the opinion of the Administrative Agent, advisable to register such Collateral under the provisions of the Securities Act of 1933, as from time to time amended (the “Securities Act”), and to cause the registration statement relating thereto to become effective and to remain effective for such period as prospectuses are required by Law to be furnished, and to make all amendments and supplements thereto and to the related prospectus which, in the opinion of the Administrative Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto;

(b) use its best efforts to qualify the Collateral under the state securities or “Blue Sky” Laws and to obtain all necessary governmental approvals for the sale of the Collateral, as requested by the Administrative Agent;

(c) cause each such issuer to make available to its security holders, as soon as practicable, an earnings statement that will satisfy the provisions of Section 11(a) of the Securities Act; and

(d) do or cause to be done all such other acts and things as may be necessary to make such sale of the Collateral or any part thereof valid and binding and in compliance with applicable Law.

Each Pledgor further acknowledges the impossibility of ascertaining the amount of damages that would be suffered by the Administrative Agent or the Secured Parties by reason of the failure by such Pledgor to perform any of the covenants contained in this Section 6.2 and, consequently, to the extent permitted under applicable Law, agrees that, if such Pledgor shall fail to perform any of such covenants, it shall pay, as liquidated damages and not as a penalty, an amount equal to the value (as determined by the Administrative Agent) of the Collateral on the date the Administrative Agent shall demand compliance with this Section 6.2.

6.03 Compliance with Restrictions. Each Pledgor agrees that in any sale of any of the Collateral whenever an Event of Default shall have occurred and be continuing, the Administrative Agent is hereby authorized to comply with any limitation or restriction in connection with such sale as it may be advised by counsel is necessary in order to avoid any violation of applicable Law (including compliance with such procedures as may restrict the number of prospective bidders and purchasers, require that such prospective bidders and purchasers have certain qualifications, and restrict such prospective bidders and purchasers to persons who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or resale of such Collateral), or in order to obtain any required approval of the sale or of the purchaser by any Governmental Authority or official, and each Pledgor further agrees that such compliance shall not result in such sale being considered or deemed not to have been made in a commercially reasonable manner, nor shall the Administrative Agent be liable nor accountable to any Pledgor for any discount allowed by reason of the fact that such Collateral is sold in compliance with any such limitation or restriction.

6.04 Application of Proceeds. All cash proceeds received by the Administrative Agent in respect of any sale of, collection from, or other realization upon, all or any part of the Collateral shall be applied (after payment of any amounts payable to the Administrative Agent pursuant to Section 6.2 of the Security Agreement and Section 6.5 below) in whole or in part by the Administrative Agent for the ratable benefit of the Secured Parties against all or any part of the Secured Obligations in accordance with Section 8.03 of the Credit Agreement. Any surplus of such cash or cash proceeds held by the Administrative Agent and remaining after payment in full in cash of all the Secured Obligations and the termination of this Agreement as provided in Section 2.9(b) hereof, shall be paid over to the applicable Pledgor or to whomsoever may be lawfully entitled to receive such surplus.

6.05 Indemnity and Expenses. Each Pledgor agrees to jointly and severally indemnify the Administrative Agent (and any sub-agent thereof), each other Secured Party, and each Related Party of any of the foregoing Person (each such Person being called an “Indemnitee”) against, and hold each such Indemnitee harmless from, any and all losses, claims, damages, liabilities or related, reasonable, out-of-pocket expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee); provided, that, as long as no Default exists Pledgors shall engage and pay for defense counsel that is reasonably acceptable to the Secured Parties in connection with claims brought by third parties and Secured Parties may engage separate counsel under such circumstances at their own expense (it being understood that upon the occurrence of an Event of Default, all counsel shall be at the cost and expense of Pledgors), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or other Loan Party arising out of, in connection with, this Agreement and the other

Loan Documents (including enforcement of this Agreement and the other Loan Documents); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities and related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Loan Party against an Indemnitee for intentional breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. Each Pledgor will, upon demand, pay to the Administrative Agent the amount of any and all reasonable expenses, including its reasonable counsel fees, charges and disbursements, and the reasonable fees and disbursements of any experts and agents, which the Administrative Agent may incur, subject to the foregoing limitations, in connection with the following:

(a) the administration of this Agreement and the other Loan Documents;

(b) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, any of the Collateral;

(c) the exercise or enforcement of any of the rights of the Administrative Agent hereunder or of any Secured Party; or

(d) the failure by any Pledgor to perform or observe any of the provisions hereof.

6.06 Waivers. Each Pledgor hereby waives any right, to the extent permitted by applicable Law, to receive prior notice of or a judicial or other hearing with respect to any action or prejudgment remedy or proceeding by the Administrative Agent to take possession, exercise control over or dispose of any item of Collateral where such action is permitted under the terms of this Agreement or any other Loan Document or by applicable Laws or the time, place or terms of sale in connection with the exercise of the Administrative Agent’s rights hereunder. Each Pledgor waives, to the extent permitted by applicable Laws, any bonds, security or sureties required by the Administrative Agent with respect to any of the Collateral. Each Pledgor also waives any damages (direct, consequential or otherwise) occasioned by the enforcement of the Administrative Agent’s rights under this Agreement or any other Loan Document, including, the taking of possession of any Collateral, all to the extent that such waiver is permitted by applicable Laws. These waivers and all other waivers provided for in this Agreement and the other Loan Documents have been negotiated by the parties and each Pledgor acknowledges that it has been represented by counsel of its own choice and has consulted such counsel with respect to its rights hereunder.

ARTICLE VII

MISCELLANEOUS PROVISIONS

7.01 Loan Document.

(a) This Agreement is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof.

(b) Concurrently herewith each Pledgor is executing and delivering the Security Agreement pursuant to which such Pledgor is granting a security interest to the Administrative Agent in certain properties and assets of such Pledgor (other than the Collateral hereunder). Such security interests shall be governed by the terms of the Security Agreement and not by this Agreement.

7.02 Amendments, etc.; Additional Pledgors; Successors and Assigns.

(a) No amendment to or waiver of any provision of this Agreement nor consent to any departure by any Pledgor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent and, with respect to any such amendment, by the Pledgors, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b) Upon the execution and delivery by any Person of a Joinder Agreement, (i) such Person shall be referred to as an “Additional Pledgor” and shall be and become a Pledgor, and each reference in this Agreement to “Pledgor” shall also mean and be a reference to such Additional Pledgor and (ii) the attachment supplement attached to each Joinder Agreement shall be incorporated into and become a part of and supplement Schedule I hereto, and the Administrative Agent may attach such attachment supplements to Schedule I, and each reference to Schedule I shall mean and be a reference to Schedule I, as supplemented pursuant hereto.

(c) Upon delivery by the Borrower of each certificate of Responsible Officers certifying a supplement to Schedule I pursuant to Section 4.1(b), the schedule supplement attached to each such certificate shall be incorporated into and become part of and supplement Schedule I hereto, and the Administrative Agent may attach such schedule supplement to such Schedule and each reference to such Schedule shall mean and be a reference to such Schedule, as supplemented pursuant hereto.

(d) This Agreement shall be binding upon each Pledgor and its successors, transferees and assigns and shall inure to the benefit of the Administrative Agent and each other Secured Party and their respective successors, transferees and assigns; provided, however, that no Pledgor may assign its obligations hereunder without the prior written consent of the Administrative Agent.

7.03 Addresses for Notices. All notices and other communications provided for hereunder shall be in writing and mailed, delivered or transmitted by telecopier to either party hereto at the address set forth in Section 10.02 of the Credit Agreement (with any notice to a Pledgor other than the Borrower being delivered to such Pledgor in care of the Borrower). All such notices and other communications shall be deemed to be given or made at the times provided in Section 10.02 of the Credit Agreement.

7.04 Section Captions. Section captions used in this Agreement are for convenience of reference only, and shall not affect the construction of this Agreement.

7.05 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

7.06 Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

7.07 Governing Law, etc.

(a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND PERFORMED ENTIRELY WITHIN SUCH STATE, EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK; PROVIDED, THAT THE ADMINISTRATIVE AGENT SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b) EACH PLEDGOR IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY SHALL BE BROUGHT, AT THE ADMINISTRATIVE AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY OTHER SECURED PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY PLEDGOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) EACH PLEDGOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 7.3. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

7.08 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

7.09 Entire Agreement. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES OR BY PRIOR OR CONTEMPORANEOUS WRITTEN AGREEMENTS. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

7.10 Amendment and Restatement.

(a) The Pledgors and the Administrative Agent on behalf of the Secured Parties hereby agree that upon the effectiveness of this Agreement, the terms and provisions of the Existing Pledge Agreement which in any manner govern or evidence the obligations arising hereunder, the rights and interests of the Secured Parties and any terms, conditions or matters related to any thereof, shall be and hereby are amended and restated in their entirety by the terms, conditions and provisions of this Agreement, and the terms and provisions of the Existing Pledge Agreement, except as otherwise expressly provided herein, shall be superseded by this Agreement.

(b) Notwithstanding this amendment and restatement of the Existing Pledge Agreement, including anything in this Section 7.10, except as set forth in Section 7.10(c) below, (i) all of the indebtedness, liabilities and obligations owing by the Pledgors under the Existing Pledge Agreement shall continue as obligations hereunder and thereunder and shall be and remain secured by this Agreement, (ii) the Existing Pledge Interest shall continue as a security interest hereunder, and (iii) this Agreement is given as a substitution of, and not as a payment of the indebtedness, liabilities and obligations of the Pledgors under the Existing Pledge Agreement and neither the execution and delivery of this Agreement nor the consummation of any other transaction contemplated hereunder is intended to constitute a novation of the Existing Pledge Agreement or the Existing Security Interest created thereunder.

(c) Effective as of the Closing Date, the Administrative Agent, on behalf of the Secured Parties, hereby terminates, releases and discharges the Existing Security Interests in the Excluded Subsidiary Collateral.

[Signature Pages Follow]

IN WITNESS WHEREOF, each Pledgor has caused this Agreement to be duly executed and delivered by its respective officer thereunto duly authorized as of the date first above written.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION, a Delaware corporation
INTEGRA LIFESCIENCES CORPORATION, a Delaware corporation

By:
	Name:	John B. Henneman, III
	Title:	Executive Vice President, Finance and
Administration & Chief Financial
Officer

ENDOSOLUTIONS, INC., a Delaware corporation
INTEGRA LUXTEC, INC., a Massachusetts corporation
INTEGRA NEUROSCIENCES (INTERNATIONAL), INC., a Delaware corporation
INTEGRA RADIONICS, INC., a Delaware corporation
ISOTIS ORTHOBIOLOGICS, INC., a Washington corporation
J. JAMNER SURGICAL INSTRUMENTS, INC., a Delaware corporation
MILTEX, INC., a Delaware corporation

By:
	Name:	John B. Henneman, III
	Title:	Vice President and Treasurer

MINNESOTA SCIENTIFIC, INC., a Minnesota corporation

By:
	Name:	John B. Henneman, III
	Title:	Vice President and Chief Financial
Officer

AMENDED AND RESTATED PLEDGE AGREEMENT

Signature Page

THEKEN SPINE, LLC, an Ohio limited liability company

By:	INTEGRA LIFESCIENCES CORPORATION, its sole member

By:
	Name:	John B. Henneman, III
	Title:	Executive Vice President, Finance and
Administration & Chief Financial
Officer

AMENDED AND RESTATED PLEDGE AGREEMENT

Signature Page

ACKNOWLEDGED AND ACCEPTED:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

AMENDED AND RESTATED PLEDGE AGREEMENT

Signature Page

SCHEDULE I TO PLEDGE AGREEMENT

[Omitted]

EXHIBIT A

to

Pledge Agreement

[Date]

INTERCOMPANY

PROMISSORY NOTE

$

FOR VALUE RECEIVED, the undersigned,                 , (the “Maker”) unconditionally promises to pay to the order of                 , the “Payee”) on demand, the principal sum of                  ($                ), or if less, the aggregate unpaid principal amount of each intercompany loan made by the Payee to the Maker. Terms used herein and not otherwise defined herein shall have the meaning assigned to them in the Amended and Restated Credit Agreement, dated as of August 10, 2010 (as amended, restated, supplemented, renewed, extended or modified from time to time, the “Credit Agreement”), among the Payee, the various financial institutions as are, or may from time to time become parties thereto and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The unpaid principal amount of this promissory note (this “Note”) from time to time outstanding shall bear interest at a rate per annum equal to the rate applicable at such time to Base Rate Loans pursuant to Section 2.08 of the Credit Agreement, which the Maker represents to be a lawful and commercially reasonable rate, and all payments of principal of and interest on this Note shall be payable in lawful currency of the United States of America. All such payments shall be made by the Maker to an account established by the Payee at such financial institution as is specified by the Payee to the Maker from time to time and shall be recorded on the grid attached hereto by the holder hereof (including the Administrative Agent (as hereinafter defined), as pledgee). Upon the occurrence and during the continuance of any Event of Default (as hereafter defined), and notice thereof by the Administrative Agent to the Maker, (a) the Maker shall make every payment due under this Note, in same day funds, to such other account as the Administrative Agent shall direct in such notice and (b) the Administrative Agent shall have all rights of the Payee to collect and accelerate, and enforce all rights with respect to, the indebtedness evidenced by this Note.

The Maker may not prepay the unpaid principal of this Note at any time after the occurrence and during the continuance of an Event of Default.

Unless otherwise defined herein or the context otherwise requires, terms used herein have the meanings provided in the Amended and Restated Pledge Agreement, dated as of August 10, 2010 (as amended, supplemented, restated or otherwise modified from time to time, the “Pledge Agreement”), from the Payee and certain other Persons in favor of the Bank of America, N.A., as administrative agent (the “Administrative Agent”) for the Secured Parties referred to therein.

This Note is one of the Pledged Notes referred to in the Pledge Agreement and has been pledged to the Administrative Agent as security for the Secured Obligations.

In addition to, but not in limitation of, the foregoing, the Maker further agrees to pay all expenses, including reasonable attorneys’ fees and legal expenses, incurred by the holder (including the Administrative Agent, as pledgee) of this Note endeavoring to collect any amounts payable hereunder which are not paid when due, whether by acceleration or otherwise.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

THE MAKER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON THIS NOTE. THE MAKER ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PAYEE TO ACCEPT THIS NOTE.

[NAME OF MAKER]

By:
Name:
Title:

ENDORSEMENT

FOR VALUE RECEIVED, the undersigned, as the Payee under that certain Promissory Note dated                  (the “Note”), by [Name of Maker] (together with its successors and permitted assigns, the “Maker”) in favor of the undersigned, does hereby (a) sell, assign and transfer                  unto                  [1](“Assignee”) all right, title and interest of the undersigned in and to the Note and (b) irrevocably direct the Maker to pay all amounts under the Note to the order of Assignee.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION

By:
Name:
Title:
Date: [*]

[1]	To remain blank.

EXHIBIT I

FORM OF SECURITY AGREEMENT

See attached.

I-1

Form of Security Agreement

AMENDED AND RESTATED

SECURITY AGREEMENT19

This AMENDED AND RESTATED SECURITY AGREEMENT, dated as of August 10, 2010 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), is made by INTEGRA LIFESCIENCES HOLDINGS CORPORATION, a Delaware corporation (the “Borrower”), and each of the other Persons (such capitalized term and all other capitalized terms not otherwise defined herein to have the meanings provided for in Article I) listed on the signature pages hereof (such other Persons, together with the Additional Grantors (as defined in Section 7.2(b)) and the Borrower are collectively referred to as the “Grantors” and individually as a “Grantor”), in favor of BANK OF AMERICA, N.A., as administrative and collateral agent (in such capacity, the “Administrative Agent”) for each of the Secured Parties (as defined in the Credit Agreement referred to below).

WITNESSETH:

WHEREAS, certain of the Grantors entered into that certain Security Agreement dated as of December 22, 2005 (as amended, supplemented or modified from time to time prior to the date hereof, the “Existing Security Agreement”), pursuant to which certain of the Grantors granted to the Secured Parties a security interest (the “Existing Security Interest”) in all right, title or interest in or to any and all of certain assets and properties of the Debtor as more specifically set forth therein; and

WHEREAS, pursuant to that certain Amended and Restated Credit Agreement, dated as of the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the various financial institutions as are, or may from time to time become, parties thereto and the Administrative Agent, the Secured Parties have agreed to continue to make Credit Extensions and other financial accommodations available to or for the benefit of the Grantors;

WHEREAS, as a condition precedent to the making of the initial Credit Extension under the Credit Agreement, each Grantor is required to execute and deliver this Agreement; and

WHEREAS, each Grantor has duly authorized the execution, delivery and performance of this Agreement;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce the Lenders to make Credit Extensions (including the initial Credit Extension) to the Borrower pursuant to the Credit Agreement, each Grantor agrees, for the benefit of each Secured Party, as follows:

ARTICLE I

DEFINITIONS

1.01 Definitions. The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall have the following meanings (such definitions to be equally applicable to the singular and plural forms thereof):

[19]	Conformed copy to reflect Amendment No. 1 dated as of March 31, 2017.

“Account” means a right to payment of a monetary obligation, whether or not earned by performance (and shall include invoices, contracts, rights, accounts receivable, notes, refunds, indemnities, interest, late charges, fees, undertakings, and all other obligations and amounts owing to any Grantor from any Person):

(a) for property that has been or is to be sold, leased, licensed, assigned or otherwise disposed of;

(b) for services rendered or to be rendered;

(c) for a policy of insurance issued or to be issued;

(d) for a secondary obligation incurred or to be incurred;

(e) for energy provided or to be provided;

(f) for the use or hire of a vessel under a charter or other contract;

(g) arising out of the use of a credit or charge card or information contained on or for use with the card; or

(h) as winnings in a lottery or other game of chance operated or sponsored by a state, governmental unit of a State, or Person licensed or authorized to operate the game by a State or governmental unit of a State.

“Account Control Agreement” means an account control agreement in substantially the form of Exhibit A-1 or A-2 hereto, as applicable, or otherwise in form and substance reasonably satisfactory to the Administrative Agent, entered into among a Grantor, the Administrative Agent and the bank or Securities Intermediary where a Deposit Account or Securities Account, respectively, of such Grantor is maintained, as such agreement may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Additional Grantors” is defined in Section 7.2(b).

“Administrative Agent” is defined in the preamble.

“Agreement” is defined in the preamble.

“Authenticate” means:

(a) to sign; or

(b) to execute or otherwise adopt a symbol, or encrypt or similarly process a record in whole or in part, with the present intent of the authenticating Person to identify the Person and adopt or accept a record.

“Borrower” is defined in the preamble.

“Chattel Paper” means a record or records that evidence both a monetary obligation and a security interest in specific goods, a security interest in specific goods and software used in the goods, a security interest in specific goods and license of software used in the goods, a lease of specific goods, or a lease of specific goods and license of software used in the goods.

“Collateral” is defined in Section 2.1.

“Collateral Account” means, for each Grantor, a deposit account in the name of the Administrative Agent and subject to the sole dominion and control of the Administrative Agent.

“Collateral License” is defined in Section 4.17.

“Commercial Tort Claim” means a claim arising in tort with respect to which:

(a) the claimant is an organization; or

(b) the claimant is an individual and the claim:

(i) arose in the course of the claimant’s business or profession; and

(ii) does not include damages arising out of personal injury to or the death of an individual.

“Commodity Account” means an account maintained by a Commodity Intermediary in which a Commodity Contract is carried out for a Commodity Customer.

“Commodity Contract” means a commodity futures contract, an option on a commodity futures contract, a commodity option or any other contract that, in each case, is

(a) traded on or subject to the rules of a board of trade that has been designated as a contract market for such a contract pursuant to the federal commodities laws; or

(b) traded on a foreign commodity board of trade, exchange or market, and is carried on the books of a Commodity Intermediary for a Commodity Customer.

“Commodity Customer” means a Person for whom a Commodity Intermediary carries a Commodity Contract on its books.

“Commodity Intermediary” means:

(a) a Person who is registered as a futures commission merchant under the federal commodities laws; or

(b) a Person who in the ordinary course of its business provides clearance or settlement services for a board of trade that has been designated as a contract market pursuant to federal commodities laws.

“Computer Hardware and Software Collateral” means, to the extent assignable:

(a) all computer and other electronic data processing hardware, integrated computer systems, central processing units, memory units, display terminals, printers, features, computer elements, card readers, tape drives, hard and soft disk drives, cables, electrical supply hardware, generators, power equalizers, accessories and all peripheral devices and other related computer hardware;

(b) all software programs (including both source code, object code and all related applications and data files), whether now owned or hereafter acquired by each Grantor, designed for use on the computers and electronic data processing hardware described in clause (a) above;

(c) all licenses and leases of software programs;

(d) all firmware associated therewith;

(e) all documentation (including flow charts, logic diagrams, manuals, guides and specifications) with respect to such hardware, software and firmware described in the preceding clauses (a) through (d); and

(f) all rights with respect to all of the foregoing, including any and all copyrights, licenses, options, warranties, service contracts, program services, test rights, maintenance rights, support rights, improvement rights, renewal rights and indemnifications and any substitutions, replacements, additions, modifications or model conversions of any of the foregoing.

“Control” means the act or condition of gaining or maintaining control of collateral by any appropriate method under the UCC.

“Credit Agreement” is defined in the second recital.

“Deposit Account” means a demand, time, savings, passbook, or similar account (including all bank accounts, collection accounts and concentration accounts, together with all funds held therein and all certificates and instruments, if any, from time to time representing or evidencing such accounts) maintained with a bank.

“Documents” means a document of title or a receipt of the type described in Section 7-201(2) of the UCC.

“Electronic Chattel Paper” means Chattel Paper evidenced by a record or records consisting of information stored in an electronic medium.

“Entitlement Holder” means a Person identified in the records of a Securities Intermediary as the Person having a Security Entitlement against the Securities Intermediary. If a person acquires a Security Entitlement by virtue of Section 8-501(b)(2) or (3) of the UCC, such person is the Entitlement Holder.

“Equipment” means all machinery, equipment in all its forms, wherever located, including all computers, furniture and furnishings, all other property similar to the foregoing (including tools, parts, rolling stock and supplies of every kind and description), components, parts and accessories installed thereon or affixed thereto and all parts thereof, and all fixtures (other than those which Borrower has no right to remove from the applicable property) and all accessories, additions, attachments, improvements, substitutions and replacements thereto and therefor.

“Excluded Subsidiary Collateral” means all Collateral (as defined in the Existing Security Agreement) in which the Administrative Agent, on behalf of the Secured Parties, was granted a security interest by a Grantor under the Existing Security Agreement that is an Excluded Subsidiary as of the Closing Date under the Credit Agreement.

“Existing Security Agreement” is defined in the first recital.

“Existing Security Interest” is defined in the first recital.

“Financial Asset” means:

(a) a Security;

(b) an obligation of a Person or a share, participation or other interest in a Person or in property or an enterprise of a Person, which is, or is of a type, dealt with in or traded on financial markets, or which is recognized in any area in which it is issued or dealt in as a medium for investment; or

(c) any property that is held by a Securities Intermediary for another person in a Securities Account if the Securities Intermediary has expressly agreed with the other Person that the property is to be treated as a Financial Asset under Article 8 of the UCC. As the context requires, the term Financial Asset shall mean either the interest itself or the means by which a Person’s claim to it is evidenced, including a certificated or uncertificated Security, a certificate representing a Security or a Security Entitlement.

“General Intangible” means any personal property, including things in action, Payment Intangibles and software, other than Accounts, Chattel Paper, Commercial Tort Claims, Deposit Accounts, Documents, Goods, Health-Care-Insurance Receivables, Instruments, Investment Property, Letter-of-Credit Rights, letters of credit, money, and oil, gas, or other minerals before extraction.

“Goods” means all things that are movable when a security interest attaches, including computer programs embedded in goods and any supporting information provided in connection with a transaction relating to the program if (i) the program is associated with the goods in such a manner that is customarily considered part of the goods, or (ii) by becoming the owner of the goods, a person acquires a right to use the program in connection with the goods.

“Grantor” and “Grantors” are defined in the preamble.

“Health-Care-Insurance Receivable” means an interest in or claim under a policy of insurance which is a right to payment of a monetary obligation for health-care goods or services provided.

“Indemnitee” is defined in Section 6.2.

“Instrument” means a negotiable instrument or any other writing that evidences a right to the payment of a monetary obligation, is not itself a security agreement or lease, and is of a type that in ordinary course of business is transferred by delivery with any necessary endorsement or assignment.

“Intellectual Property” means all intellectual property, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, together with all goodwill associated with the trademarks, service marks and trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof, applications and registrations of any of the foregoing; and all licenses or other rights to use any of the foregoing.

“Inventory” means Goods, other than farm products, which:

(a) are leased by a Person as lessor;

(b) are held by a Person for sale or lease or to be furnished under a contract of service;

(c) are furnished by a Person under a contract of service; or

(d) consist of raw materials, work in process, or materials used or consumed in a business,

and includes, without limitation, (i) finished goods, returned goods and materials and supplies of any kind, nature or description which are or might be used in connection with the manufacture, packing, shipping, advertising, selling or finishing of any of the foregoing; (ii) all goods in which a Grantor has an interest in mass or a joint or other interest or right of any kind (including goods in which Grantor has an interest or right as consignee); (iii) all goods which are returned to or repossessed by any Grantor; and (iv) all accessions thereto, products thereof and documents therefor.

“Investment Property” means all Securities (whether certificated or uncertificated), Security Entitlements, Securities Accounts, Financial Assets, Commodity Contracts and Commodity Accounts of each Grantor; provided, however, that Investment Property shall not include any certificated Securities constituting Collateral (as defined in the Pledge Agreement) or any securities issued by an Excluded Subsidiary.

“Letter-of-Credit Right” means a right to payment or performance under a letter of credit, whether or not the beneficiary has demanded or is at the time entitled to demand payment or performance, but excludes the right of a beneficiary to demand payment or performance under a letter of credit.

“Loan Documents” is defined in the Credit Agreement.

“Material Contract” is defined in the Credit Agreement.

“Material Contract Collateral” means, with respect to each Grantor, all Material Contracts to which such Grantor is now or may hereafter become a party and all Accounts thereunder, including (i) all rights of such Grantor to receive moneys due and to become due under or pursuant to the Material Contracts, (ii) all rights of such Grantor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Material Contracts, (iii) claims of such Grantor for damages arising out of or for breach of or default under the Material Contracts and (iv) the right of such Grantor to terminate the Material Contracts, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Payment Intangible” means a general intangible under which the account debtor’s principal obligation is a monetary obligation.

“Pledge Agreement” is defined in the Credit Agreement.

“Pledged Excluded Subsidiary” means a Domestic Subsidiary that is an Excluded Subsidiary, if any, the Equity Interests and related notes, dividends and proceeds of which have been pledged to the Administrative Agent, for the benefit of the Secured Parties, under and in accordance with the Pledge Agreement.

“Proceeds” means the following property:

(a) whatever is acquired upon the sale, lease, license, exchange, or other disposition of the Collateral;

(b) whatever is collected on, or distributed on account of, the Collateral;

(c) rights arising out of the Collateral; and

(d) to the extent of the value of the Collateral and to the extent payable to the debtor or the secured party, insurance payable by reason of the loss or nonconformity of, defects or infringement of rights in, or damage to, the Collateral.

“Receivables Collateral” means, collectively, Accounts, Health-Care-Insurance Receivables, Documents, Instruments and Chattel Paper.

“Sanctioned Entity” means (i) an agency of the government of, (ii) an organization directly or indirectly controlled by, or (iii) a person resident in a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/sanctions/index.html, or as otherwise published from time to time as such program may be applicable to such agency, organization or person.

“Sanctioned Person” means a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html, or as otherwise published from time to time.

“Secured Cash Management Services Agreement” is defined in the Credit Agreement.

“Secured Obligations” is defined in Section 2.2.

“Secured Party” is defined in the Credit Agreement.

“Secured Swap Contract” is defined in the Credit Agreement.

“Securities” means any obligations of an issuer or any shares, participations or other interests in an issuer or in property or an enterprise of an issuer which

(a) are represented by a certificate representing a security in bearer or registered form, or the transfer of which may be registered upon books maintained for that purpose by or on behalf of the issuer;

(b) are one of a class or series or by its terms is divisible into a class or series of shares, participations, interests or obligations; and

(c) (i) are, or are of a type, dealt with or traded on securities exchanges or securities markets or (ii) are a medium for investment and by their terms expressly provide that they are a security governed by Article 8 of the UCC.

“Securities Account” shall mean an account to which a Financial Asset is or may be credited in accordance with an agreement under which the Person maintaining the account undertakes to treat the Person for whom the account is maintained as entitled to exercise rights that comprise the Financial Asset.

“Security Entitlements” means the rights and property interests of an Entitlement Holder with respect to a Financial Asset.

“Security Intermediary” means:

(a) a clearing corporation; or

(b) a Person, including a bank or broker, that in the ordinary course of its business maintains securities accounts for others and is acting in that capacity.

“Supporting Obligation” means a Letter-of-Credit Right or secondary obligation that supports the payment or performance of an Account, Chattel Paper, Document, General Intangible, Instrument or Investment Property, including, without limitation, all security agreements, guaranties, leases and other contracts securing or otherwise relating to any such Accounts, Chattel Paper, Documents, General Intangible, Instruments or Investment Property, including Goods represented by the sale or lease of delivery which gave rise to any of the foregoing, returned or repossessed merchandise and rights of stoppage in transit, replevin, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party.

“Swap Bank” is defined in the Credit Agreement.

“Swap Contract” is defined in the Credit Agreement.

“Tangible Chattel Paper” means Chattel Paper evidenced by a record or records consisting of information that is inscribed on a tangible medium.

“Termination Date” means the date on which the latest of the following events occurs:

(a) the payment in full in cash of the Secured Obligations, other than contingent indemnification obligations;

(b) the termination or expiration of the Availability Period; and

(c) the termination or expiration of all Letters of Credit and all Secured Swap Contracts to which a Swap Bank is a party.

“UCC” is defined in the Credit Agreement.

1.02 Credit Agreement Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Agreement, including its preamble and recitals, have the meanings provided in the Credit Agreement.

1.03 UCC Definitions. Unless otherwise defined herein or the context otherwise requires, terms for which meanings are provided in the UCC are used in this Agreement, including its preamble and recitals, with such meanings.

1.04 Other Interpretive Provisions. The rules of construction in Sections 1.02 to 1.06 of the Credit Agreement shall be equally applicable to this Agreement.

ARTICLE II

SECURITY INTEREST

2.01 Grant of Security. Each Grantor hereby assigns and pledges to the Administrative Agent for its benefit and the ratable benefit of each of the Secured Parties, and hereby grants to the Administrative Agent for its benefit and the ratable benefit of each of the Secured Parties a security interest in, all of its right, title and interest in and to the following, whether now or hereafter existing or acquired (collectively, the “Collateral”):

(a) all Equipment of such Grantor;

(b) all Inventory of such Grantor;

(c) all Receivables Collateral forms, including all Accounts, Documents, Instruments, Health-Care-Insurance Receivables and Chattel Paper, of such Grantor;

(d) to the extent not included under clause (c) above, all Material Contract Collateral of such Grantor;

(e) all General Intangibles, including all Payment Intangibles, of such Grantor;

(f) all Supporting Obligations of such Grantor;

(g) all Investment Property, including all Securities Accounts, of such Grantor;

(h) all Deposit Accounts of such Grantor;

(i) all Commercial Tort Claims of such Grantor described in Part E of Schedule I hereto (as such Schedule may be supplemented from time to time pursuant to Section 4.14 or otherwise);

(j) all other Goods of such Grantor;

(k) all of such Grantor’s books, records, writings, data bases, information and other property relating to, used or useful in connection with, evidencing, embodying, incorporating or referring to, any of the foregoing in this Section 2.1;

(l) all of such Grantor’s other property and rights of every kind and description and interests therein, including all moneys, securities and other property, now or hereafter held or received by, or in transit to, the Administrative Agent or any Secured Party from or for such Grantor, whether for safekeeping, pledge, custody, transmission, collection or otherwise; and

(m) all Proceeds of any and all of the foregoing Collateral.

Notwithstanding the foregoing, (i) any account, instrument, chattel paper or other obligation or property of any kind due from, owed by, or belonging to, a Sanctioned Person or Sanctioned Entity, (ii) any lease in which the lessee is a Sanctioned Person or Sanctioned Entity, (iii) any key man life insurance policy of which the Borrower or any Guarantor is a beneficiary, (iv) Minority Equity Interests or Equity Interests in any Excluded Subsidiary (other than Pledged Excluded Subsidiaries), if any, (v) Intellectual Property and (vi) any asset to the extent and for so long as a grant of a security interest in such asset is prohibited or restricted by applicable Law binding on such asset, in each case, except to the extent such prohibition or restriction is ineffective under the Uniform Commercial Code of any applicable jurisdiction or other applicable law (other than proceeds thereof, the assignment of which is deemed effective under the applicable Uniform Commercial Code notwithstanding such prohibition or restriction), in each case shall not be Collateral. For the avoidance of doubt, real property and leasehold interests shall not be Collateral.

2.02 Security for Secured Obligations. The Collateral of each Grantor under this Agreement secures the prompt and complete payment, performance and observance of all Obligations of such Grantor and the other Loan Parties, whether for principal, interest, costs, fees, expenses, indemnities or otherwise and whether now or hereafter existing (all of such obligations being the “Secured Obligations”).

2.03 Continuing Security Interest; Transfer of Credit Extensions. This Agreement shall create a continuing security interest in the Collateral and shall remain in full force and effect until the Termination Date, be binding upon each Grantor, its successors, transferees and assigns, and inure, together with the rights and remedies of the Administrative Agent hereunder, to the benefit of the Administrative Agent and each other Secured Party. Without limiting the generality of the foregoing, any Secured Party may assign or otherwise transfer (in whole or in part) any Commitment or Loan held by it to any other Person, and such other Person shall thereupon become vested with all the rights and benefits in respect thereof granted to such Lender under any Loan Document (including this Agreement) or otherwise, subject, however, to any contrary provisions in such assignment or transfer, and to the provisions of Section 10.07 and Article IX of the Credit Agreement.

2.04 Grantors Remain Liable. Anything herein to the contrary notwithstanding

(a) each Grantor shall remain liable under the contracts and agreements included in the Collateral (including the Material Contracts) to the extent set forth therein, and shall perform all of its duties and obligations under such contracts and agreements to the same extent as if this Agreement had not been executed,

(b) each Grantor will comply in all material respects with all Laws relating to the ownership and operation of the Collateral, including all registration requirements under applicable Laws, and shall pay when due all taxes, fees and assessments imposed on or with respect to the Collateral, except to the extent the same are being contested in good faith by appropriate actions or proceedings for which adequate reserves in accordance with GAAP have been set aside by such Grantor,

(c) the exercise by the Administrative Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under any such contracts or agreements included in the Collateral, and

(d) neither the Administrative Agent nor any other Secured Party shall have any obligation or liability under any such contracts or agreements included in the Collateral by reason of this Agreement, nor shall the Administrative Agent or any other Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

2.05 Security Interest Absolute. All rights of the Administrative Agent and the security interests granted to the Administrative Agent hereunder, and all obligations of each Grantor hereunder, shall be absolute and unconditional, irrespective of any of the following conditions, occurrences or events:

(a) any lack of validity or enforceability of any Loan Document;

(b) the failure of any Secured Party to assert any claim or demand or to enforce any right or remedy against the Borrower, any other Grantor or any other Person under the provisions of any Loan Document or otherwise or to exercise any right or remedy against any other guarantor of, or collateral securing, any Secured Obligation;

(c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations or any other extension, compromise or renewal of any Secured Obligation, including any increase in the Secured Obligations resulting from the extension of additional credit to any Grantor or any other obligor or otherwise;

(d) any reduction, limitation, impairment or termination of any Secured Obligation for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and each Grantor hereby waives any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Secured Obligation or otherwise;

(e) any amendment to, rescission, waiver, or other modification of, or any consent to departure from, any of the terms of any Loan Document;

(f) any addition, exchange, release, surrender or non-perfection of any collateral (including the Collateral), or any amendment to or waiver or release of or addition to or consent to departure from any guaranty, for any of the Secured Obligations; or

(g) any other circumstances which might otherwise constitute a defense available to, or a legal or equitable discharge of, Borrower, any other Grantor or otherwise.

2.06 Waiver of Subrogation. Until the Termination Date, no Grantor shall exercise any claim or other rights which it may now or hereafter acquire against any other Grantor that arises from the existence, payment, performance or enforcement of such Grantor’s Obligations under this Agreement, including any right of subrogation, reimbursement, exoneration or indemnification, any right to participate in any claim or remedy against any other Grantor or any Collateral which the Administrative Agent now has or hereafter acquires, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from any other Grantor, directly or indirectly, in cash or other property or by setoff or in any manner, payment or security on account of such claim or other rights. If any amount shall be -paid to any Grantor in violation of the preceding sentence, such amount shall be deemed to have been paid for the benefit of the Secured Parties, and shall forthwith be paid to the Administrative Agent to be credited and applied upon the Secured Obligations, whether matured or unmatured. Each Grantor acknowledges that it will receive direct and indirect benefits for the financing arrangements contemplated by the Loan Documents and that the agreement set forth in this Section is knowingly made in contemplation of such benefits.

2.07 Release; Termination.

(a) Upon any sale, transfer or other disposition of any item of Collateral, whether direct or indirect, of any Grantor in accordance with Section 7.05 of the Credit Agreement, the Administrative Agent will, at such Grantor’s expense and without any representations, warranties or recourse of any kind whatsoever, execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted hereby; provided, however, that (i) at the time of such request and such release no Event of Default shall have occurred and be continuing and (ii) such Grantor shall have delivered to the Administrative Agent, at least ten Business Days prior to the date of the proposed release, a written request for release describing the item of Collateral and the terms of the sale, lease, transfer or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a form of release for execution by the Administrative Agent (which release shall be in form and substance satisfactory to the Administrative Agent) and a certificate of such Grantor to the effect that the transaction is in compliance with the Loan Documents and as to such other matters as the Administrative Agent (or the Required Lenders through the Administrative Agent) may reasonably request. The provisions of this Section 2.7(a) shall apply to Dispositions of the capital stock of a Grantor (whether direct or indirect) in compliance with Section 7.05 of the Credit Agreement.

(b) Upon the Termination Date, the pledge, assignment and security interest granted hereby shall terminate and all rights to the Collateral shall revert to the applicable Grantor. Upon any such termination, the Administrative Agent will, at the applicable Grantor’s expense and without any representations, warranties or recourse of any kind whatsoever, execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination and deliver to such Grantor all Instruments, Tangible Chattel Paper and negotiable documents representing or evidencing the Collateral then held by the Administrative Agent.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Grantor represents and warrants unto each Secured Party as set forth in this Article.

3.01 Scheduled Information. Set forth in the Schedules to this Agreement is the following information for each Grantor, all of which is accurate and complete as of the Closing Date and as of each date on which such Schedules are supplemented pursuant to Section 4.14 hereof:

(a) Location of Grantors. Item A of Schedule I hereto identifies for such Grantor (i) the state in which it is organized, (ii) the relevant organizational identification number (or states that one does not exist), and (iii) the principal place of business and chief executive office of such Grantor and the office where such Grantor keeps its records concerning the Collateral, and where the original copies of each Material Contract and all originals of all Tangible Chattel Paper are located.

(b) Owned Properties. Except as disclosed in Item C of Schedule I hereto (as such Schedule may be supplemented from time to time pursuant to Section 4.14 hereof), as of the date of this Agreement, or as of the date of the most recent such supplement, all of the Equipment and Inventory of such Grantor are located at the places specified in Item B of Schedule I hereto (as such Schedule may be supplemented from time to time pursuant to Section 4.14 hereof), each of which locations is owned by a Grantor.

(c) Leased Properties; Warehouses; etc. Except as disclosed in Item C of Schedule I hereto (as such Schedule may be supplemented from time to time pursuant to Section 4.14(b) hereof), as of the date of this Agreement, or as of the date of the most recent such supplement, none of the Collateral is in the possession of any consignee, bailee, warehouseman, agent or processor, located on any leased property or subject to the Control of any Person, other than the Administrative Agent, such Grantor or another Grantor.

(d) Trade Names. Except as set forth in Item D of Schedule I hereto, such Grantor has no trade names and has not been known by any legal name different from the one set forth on the signature page hereto.

(e) Commercial Torts Claims. Item E of Schedule I hereto (as such Schedule may be supplemented from time to time pursuant to Section 4.14 hereof), describes all Commercial Tort Claims owned by each Grantor as of the date hereof and as of the date of each supplement to such Schedule delivered pursuant to Section 4.14 hereof.

(f) Government Contracts. Except as notified by such Grantor to the Administrative Agent in writing, such Grantor is not a party to any one or more Federal, state or local government contracts.

3.02 Negotiable Documents, Instruments, Chattel Paper and Material Contracts. Such Grantor has delivered to the Administrative Agent possession of all originals of all negotiable Documents, Instruments and Tangible Chattel Paper currently owned or held by such Grantor (duly endorsed in blank, if requested by the Administrative Agent), and true and correct copies of each Material Contract.

3.03 Intellectual Property. The Loan Parties, together with any Pledged Excluded Subsidiaries, own, possess or have the right to use all IP Rights that could reasonably be expected to be material to the exercise by the Secured Parties of all or any material portion of their respective rights and remedies hereunder and under the other Loan Documents, including, without limitation, the Disposition of any of the “Collateral” (as defined in the Credit Agreement).

3.04 Loan Documents Representations. Each Grantor makes each representation and warranty made in the Credit Agreement and the other Loan Documents by the Borrower or any other Loan Party with respect to such Grantor as if such representation and warranty were expressly set forth herein.

ARTICLE IV

COVENANTS

Each Grantor covenants and agrees that, until the Termination Date, such Grantor will, unless the Administrative Agent with the consent of the Required Lenders shall otherwise agree in writing, perform the obligations set forth in this Section.

4.01 As to Collateral Generally.

(a) Until such time as the Administrative Agent shall notify the Grantors of the revocation of such power and authority after the occurrence and continuation of any Event of Default, each Grantor (i) may in the ordinary course of its business, at its own expense, sell, lease or furnish under its contracts of service any of the Inventory normally held by such Grantor for such purpose, and use and consume, in the ordinary course of its business, any raw materials, work in process or materials normally held by such Grantor for such purpose, and sell or otherwise dispose of any other Collateral to the extent permitted by Section 7.05 of the Credit Agreement, (ii) will, at its own expense, to the extent commercially reasonable or otherwise as Grantor in good faith deems advisable, endeavor to collect, as and when due, all amounts due with respect to any of the Collateral, including the taking of such action with respect to such collection; and (iii) may grant, in the ordinary course of business, to any party obligated on any of the Collateral, any rebate, refund or allowance to which such party may be lawfully entitled in such Grantor’s reasonable determination, and may accept, in connection therewith, the return of goods, the sale or lease of which shall have given rise to such Collateral. The Administrative Agent, however, may, at any time following the occurrence and during the continuance of any Event of Default, whether before or after any revocation of such power and authority or the maturity of any of the Secured Obligations, notify any parties obligated on any of the Collateral to make payment to the Administrative Agent of any amounts due or to become due thereunder and enforce collection of any of the Collateral by suit or otherwise and surrender, release, or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder or evidenced thereby. Upon request of the Administrative Agent after the occurrence and during the continuance of any Event of Default, each Grantor will, at its own expense, notify any parties obligated on any of the Collateral to make payment to the Administrative Agent of any amounts due or to become due thereunder.

(b) The Administrative Agent is authorized to endorse, in the name of each Grantor, any item, howsoever received by the Administrative Agent, representing any payment on or other proceeds of any of the Collateral.

4.02 Insurance. Each Grantor will maintain or cause to be maintained insurance as provided in Section 6.07 of the Credit Agreement. In the event that any Grantor at any time or times shall fail to obtain or maintain any of the policies of insurance required by Section 6.07 of the Credit Agreement or to pay any premium in whole or part relating thereto, the Administrative Agent may, without waiving or releasing any obligation or liability of the Grantors hereunder or any Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Administrative Agent deems advisable. All sums disbursed by the Administrative Agent in connection with this Section including reasonable attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, upon demand, by the Grantors to the Administrative Agent and shall be additional Secured Obligations secured hereby.

4.03 Transfers and Other Liens. No Grantor shall:

(a) sell, assign (by operation of Law or otherwise) or otherwise dispose of any of the Collateral, except as permitted by Section 7.05 of the Credit Agreement; or

(b) create or suffer to exist any Lien upon or with respect to any of the Collateral, except for the security interest created by this Agreement and except for Permitted Liens.

4.04 Inspections and Verification. The Administrative Agent shall have the inspection rights set forth in Section 6.10 of the Credit Agreement.

4.05 As to Equipment and Inventory. Each Grantor hereby agrees that it shall

(a) keep all the Equipment and Inventory (other than Inventory sold in the ordinary course of business) at the places therefor specified in Section 3.1(b) or (c) unless such Grantor has given at least 10 days’ prior written notice to the Administrative Agent of another location, whether by delivery of a supplement to Schedule I hereto delivered pursuant to Section 4.15 hereto or otherwise, and all action, if any, necessary to maintain in accordance with the terms hereof the Administrative Agent’s perfected first priority security interest therein (including any action requested pursuant to Section 4.6) shall have been taken with respect to the Equipment and Inventory;

(b) cause the Equipment to be maintained, preserved and protected in accordance with Section 6.06 of the Credit Agreement; and

(c) pay promptly when due all property and other taxes, assessments and governmental charges or levies imposed upon, and all claims (including claims for labor, materials and supplies) against, the Equipment and Inventory, except to the extent the same are being contested in good faith by appropriate actions or proceedings and for which adequate reserves in accordance with GAAP have been set aside.

4.06 [Intentionally deleted].

4.07 As to Accounts, Chattel Paper, Documents and Instruments.

(a) Each Grantor shall: (i) keep its principal place of business and chief executive office and the office where it keeps its records concerning the Receivables Collateral and all originals of all Tangible Chattel Paper (until any such Tangible Chattel Paper is delivered to the Administrative Agent pursuant to Section 4.10), located at the places therefor specified in Section 3.1 unless the Borrower or such Grantor has given at least 30 days’ prior written notice to the Administrative Agent, and all actions, if any, necessary to maintain the Administrative Agent’s perfected first priority security interest shall have been taken with respect to such Collateral; (ii) not change its name or jurisdiction of organization (whether pursuant to a transaction permitted pursuant to Section 7.04 of the Credit Agreement or otherwise) unless the Borrower or such Grantor has given at least 30 days’ prior written notice to the Administrative Agent, and all actions necessary to maintain the Administrative Agent’s perfected first priority security interest shall have taken with respect to the Collateral of such Grantor; and (iii) hold and preserve such records and Chattel Paper (or copies of any such Chattel Paper so delivered to the Administrative Agent).

(b) Upon written notice by the Administrative Agent to any Grantor, all Proceeds of Collateral received by such Grantor shall be delivered in kind to the Administrative Agent for deposit to the Collateral Account for such Grantor, and such Grantor shall not commingle any such proceeds, and shall hold separate and apart from all other property, all such Proceeds in express trust for the benefit of the Administrative Agent until delivery thereof is made to the Administrative Agent. The Administrative Agent will not give the notice referred to in the preceding sentence unless there shall have occurred and be continuing any Event of Default. No funds, other than Proceeds of Collateral of a Grantor, will be deposited in the Collateral Account for such Grantor.

(c) The Administrative Agent shall have the right to apply any amount in the Collateral Account to the payment of any Secured Obligations which are due and payable or payable upon demand, or to the payment of any Secured Obligations at any time that any Event of Default shall exist. Subject to the rights of the Administrative Agent, the Borrower on behalf of each Grantor shall have the right on each Business Day, with respect to and to the extent of collected funds in the Collateral Account, to require the Administrative Agent to purchase any cash equivalent Investment permitted under Section 7.02 of the Credit Agreement, provided that, in the case of certificated securities, the Administrative Agent will retain possession thereof as Collateral and, in the case of other Investment Property, the Administrative Agent will take such actions, including registration of such Investment Property in its name, as it shall determine is necessary to perfect its security interest therein. The Administrative Agent may at any time and shall promptly following any Grantor’s request therefor, so long as no Event of Default has occurred and is continuing, transfer to such Grantor’s general demand deposit account at the Administrative Agent or its bank (if not the Administrative Agent) any or all of the collected funds in the Collateral Account; provided, however, that any such transfer shall not be deemed to be a waiver or modification of any of the Administrative Agent’s rights under this Section. None of the Grantors will, without the Administrative Agent’s prior written consent, grant any extension of the time of payment of any Receivables Collateral, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partly, any Person liable for the payment thereof or allow any credit or discount whatsoever thereon, other than extensions, credits, discounts, compromises or settlements granted or made in the ordinary course of business and consistent with its current practices and in accordance with such prudent and standard practices used in industries that are the same as or similar to those in which such Grantor is engaged.

4.08 As to the Material Contracts. Each Grantor shall at its expense furnish to the Administrative Agent promptly upon receipt thereof copies of all material notices, requests and other documents received by such Grantor under or pursuant to the Material Contracts, and from time to time furnish to the Administrative Agent such information and reports regarding the Material Contracts as the Administrative Agent may reasonably request and otherwise comply with the provisions regarding Material Contracts set forth in Section 6.13 of the Credit Agreement.

4.09 Chattel Paper. Each Grantor will deliver to the Administrative Agent all Tangible Chattel Paper duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to the Administrative Agent. Each Grantor will provide the Administrative Agent with Control of all Electronic Chattel Paper, by having the Administrative Agent identified as the assignee of the records(s) pertaining to the single authoritative copy thereof and otherwise complying with the applicable elements of Control set forth in the UCC. Each Grantor will also deliver to the Administrative Agent all security agreements securing any Chattel Paper and execute UCC financing statement amendments assigning to the Administrative Agent any UCC financing statements filed by such Grantor in connection with such security agreements. Each Grantor will mark conspicuously all Chattel Paper with a legend, in form and substance satisfactory to the Administrative Agent, indicating that such Chattel Paper is subject to the Liens created hereunder.

4.10 Letters of Credit. Each Grantor will deliver to the Administrative Agent all Letters of Credit in which it is the beneficiary thereof, duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to the Administrative Agent. Each Grantor will take any and all actions necessary (or requested by the Administrative Agent), from time to time, to cause the Administrative Agent to obtain exclusive Control of any Letter-of-Credit Rights owned by such Grantor in a manner acceptable to the Administrative Agent.

4.11 Commercial Tort Claims. Each Grantor shall advise the Administrative Agent promptly upon such Grantor becoming aware, after the date hereof, that it owns any additional Commercial Tort Claims in excess of $1,000,000. With respect to any such Commercial Tort Claims, such Grantor will execute and deliver such documents as the Administrative Agent deems necessary to describe, create, perfect and protect the Administrative Agent’s first priority security interest in such Commercial Tort Claim.

4.12 [Reserved]

4.13 Further Assurances, etc.

(a) Each Grantor agrees that, from time to time at its own expense, such Grantor will promptly execute and deliver all further documents, financing statements, agreements and instruments, and take all such further action, which may be required under applicable Law, or which the Administrative Agent or Required Lenders may reasonably request, in order to perfect, preserve and protect any security interest granted or purported to be granted hereby or to enable the Administrative Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, each Grantor will take each of the following actions:

(i)	[intentionally deleted];

(ii)

if any Account shall be evidenced by a promissory note or other instrument or negotiable document, deliver and pledge to the Administrative Agent hereunder such promissory note, instrument or negotiable document duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance reasonably satisfactory to the Administrative Agent;

(iii)

execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices (including any assignment of claim form under or pursuant to the federal assignment of claims statute, 31 U.S.C. § 3726, any successor or amended version thereof or any regulation promulgated under or pursuant to any version thereof), as may be necessary, or as the Administrative Agent may reasonably request, in order to perfect and preserve the security interests and other rights granted or purported to be granted to the Administrative Agent hereby;

(iv)

furnish to the Administrative Agent, from time to time at the Administrative Agent’s request, statements and schedules further identifying and describing the Collateral and such Other reports in connection with the Collateral as the Administrative Agent may reasonably request, all in reasonable detail;

(v)	take all actions that the Administrative Agent deems necessary or advisable to enforce collection of the Receivables Collateral;

(vi)

if requested by the Administrative Agent, cause the landlord, bailee, warehouseman or processor with Control over any Equipment or Inventory of such Grantor to enter into a waiver agreement or to transfer any such Equipment or Inventory to warehouses designated by the Administrative Agent;

(vii)

if requested by the Administrative Agent, each Grantor which owns or leases Equipment which is subject to a certificate of title statute that requires notation of a lien thereon to perfect a security interest therein shall deliver to the Administrative Agent all original certificates of title for such Equipment, shall take all necessary steps to cause the Administrative Agent’s security interest be perfected in accordance with such statute and deliver to the Administrative Agent a schedule in reasonable detail describing such Equipment, registration number, license number and all other information required to comply with such statute; provided, however, that until the Administrative Agent makes such a request under this clause, the parties hereto acknowledge that the security interest of the Administrative Agent in such Collateral has not been perfected and all the representations and warranties, covenants and Events of Default contained herein and in the other Loan Documents which would otherwise be violated shall be deemed modified to reflect the foregoing and not be violated;

(viii)	[intentionally deleted];

(ix)

from time to time, promptly following the Administrative Agent’s request, execute and deliver confirmatory written instruments pledging to the Administrative Agent the Collateral, but any such Grantor’s failure to do so shall not affect or limit the security interest granted hereby or the Administrative Agent’s other rights in and to the Collateral; and

(x)

notify the Agent promptly of any Collateral which constitutes a claim against the United States government or any instrumentality or agent thereof in excess of $1,000,000, the assignment of which is restricted by federal law. Upon the request of the Agent, Grantor shall take such steps as may be necessary to comply with any applicable federal assignment of claims laws or other comparable laws.

(b) With respect to the foregoing and the grant of the security interest hereunder, each Grantor hereby authorizes the Administrative Agent to Authenticate and to file one or more financing or continuation statements, and amendments thereto, for the purpose of perfecting, continuing, enforcing or protecting the security interest granted by each Grantor, without the signature of any Grantor, and naming any Grantor or the Grantors as debtors and the Administrative Agent as secured party. A carbon, photographic, telecopied or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by Law.

4.14 Supplements to Scheduled Information.

(a) Without limiting the generality of Section 4.14, concurrently with the delivery by the Borrower of each Compliance Certificate pursuant to Section 6.02(b) of the Credit Agreement, the Borrower, on behalf of each Grantor, shall deliver to the Administrative Agent the following applicable supplements to the Schedules hereto in such form as shall be reasonably satisfactory to the Administrative Agent, together with a certificate of Responsible Officers certifying that, as of the date thereof and after giving effect to the supplements to such Schedules delivered therewith, the representations and warranties in Article III hereof are true and correct in all material respects:

(i)

a supplement to Item B of Schedule I hereto identifying any new location owned by a Grantor where any Equipment or Inventory of such Grantor may be located which is not already identified on such Schedule;

(ii)	a supplement to Item E of Schedule I hereto describing any new Commercial Tort Claim owned by such Grantor which is not described on such Schedule in excess of $5,000,000.

(b) Promptly after any written request by the Administrative Agent (which request shall be made no more than once per fiscal quarter so long as no Event of Default has occurred and is continuing), Borrower, on behalf of each Grantor, shall deliver to the Administrative Agent a supplement to Item C of Schedule I hereto identifying any new consignee, warehouseman, agent, bailee, processor, leased property or other similar location where any Equipment or Inventory of such Grantor is located which is not already identified on such Schedule.

4.15 Amendments or Terminations Not Authorized. Grantor acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to a financing statement filed in favor of the Agent without the prior written consent of the Agent and agrees that it will not do so without the prior written consent of the Agent, subject to Grantor’s rights under Section 9-5.13(c) of the UCC.

4.16 Certain Property. No Grantor owns (a) standing timber that is to be cut and removed under a conveyance or contract for sale, (b) animals, (c) crops grown, growing, or to be grown, even if the crops are produced on trees, vines or bushes, or (d) manufactured homes.

ARTICLE V

THE ADMINISTRATIVE AGENT

5.01 Appointment as Attorney-in-Fact. Each Grantor hereby irrevocably appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take, upon the occurrence and during the continuance of any Event of Default, any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of this Agreement. Without limiting the generality of the foregoing, each Grantor hereby gives the Administrative Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following:

(a) (i) demand payment of its Receivables Collateral; (ii) enforce payments of its Receivables Collateral by legal proceedings or otherwise; (iii) exercise all of its rights and remedies with respect to proceedings brought to collect its Receivables Collateral; (iv) sell or assign its Receivables Collateral upon such terms, for such amount and at such times as the Administrative Agent deems advisable; (v) settle, adjust, compromise, extend or renew any of its

Receivables Collateral; (vi) discharge and release any of its Receivables Collateral; (vii) prepare, file and sign such Grantor’s name on any proof of claim in bankruptcy or other similar document against any obligor of any of its Receivables Collateral; (viii) notify the post office authorities to change the address for delivery of such Grantor’s mail to an address designated by the Administrative Agent, and open and dispose of all mail addressed to such Grantor; (ix) endorse such Grantor’s name upon any Chattel Paper, document, instrument, invoice, or similar document or agreement relating to any Receivables Collateral or any goods pertaining thereto; and (x) endorse such Grantor’s name upon any Chattel Paper, document, instrument, invoice, or similar document or agreement relating to any Receivables Collateral or any goods pertaining thereto;

(b) pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(c) execute, in connection with any sale or other disposition provided for in Section 6.1, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(d) (i) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct; (ii) ask or demand for, collect, and receive payment of and give receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (iii) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (iv) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (v) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (vi) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Administrative Agent may deem appropriate; (vii) notify, or require any Grantor to notify, Account Debtors to make payment directly to the Administrative Agent and change the post office box number or other address to which the Account Debtors make payments; and (viii) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and do, at the Administrative Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things that the Administrative Agent deems necessary to protect, preserve or realize upon the Collateral and the Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

Each Grantor hereby acknowledges, consents and agrees that the power of attorney granted pursuant to this Section is irrevocable and coupled with an interest.

5.02 Administrative Agent May Perform. If any Grantor fails to perform any agreement contained herein after any applicable cure period, the Administrative Agent may itself perform, or cause performance of, such agreement, and the reasonable expenses of the Administrative Agent incurred in connection therewith shall be payable by such Grantor pursuant to Section 6.2.

5.03 Administrative Agent Has No Duty.

(a) In addition to, and not in limitation of, Section 2.4, the powers conferred on the Administrative Agent hereunder are solely to protect its interest (on behalf of the Secured Parties) in the Collateral and shall not impose any duty or obligation on it to exercise any such powers. Neither the Administrative Agent nor any of its officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof (including the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral). Neither the Administrative Agent nor any of its officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

(b) Each Grantor assumes all responsibility and liability arising from or relating to the use, sale or other disposition of the Collateral. The Secured Obligations shall not be affected by any failure of the Administrative Agent to take any steps to perfect the security interest granted hereunder or to collect or realize upon the Collateral, nor shall loss of or damage to the Collateral release any Grantor from any of its Secured Obligations.

ARTICLE VI

REMEDIES

6.01 Certain Remedies. If any Event of Default shall have occurred and be continuing:

(a) The Administrative Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the UCC and also may take the following actions:

(i) require each Grantor to, and each Grantor hereby agrees that it will, at its expense and upon the request of the Administrative Agent forthwith, assemble all or part of the Collateral as directed by the Administrative Agent and make it available to the Administrative Agent at its premises or another place designated by the Administrative Agent (whether or not the UCC applies to the affected Collateral);

(ii) without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale, at any of the Administrative Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Administrative Agent may deem commercially reasonable. Each Grantor agrees that, to the extent notice of sale shall be required by Law, at least ten days’ prior notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Administrative Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned;

(iii) with or without legal process and with or without prior notice or demand for performance, to take possession of the Collateral and without liability for trespass to enter any premises where the Collateral may be located for the purpose of taking possession of or removing the Collateral.

(b) All cash proceeds received by the Administrative Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of the Administrative Agent, be held, to the extent permitted under applicable Law, by the Administrative Agent as additional collateral security for all or any part of the Secured Obligations, and/or then or at any time thereafter shall be applied (after payment of any amounts payable to the Administrative Agent pursuant to Section 10.04 of the Credit Agreement and Section 6.2 below) in whole or in part by the Administrative Agent for the ratable benefit of the Secured Parties against all or any part of the Secured Obligations in accordance with Section 8.03 of the Credit Agreement. Any surplus of such cash or cash proceeds held by the Administrative Agent and remaining after payment in full of all the Secured Obligations, and the termination of all Commitments, shall be paid over to the Grantors or to whomsoever may be lawfully entitled to receive such surplus.

(c) The Administrative Agent may exercise any and all rights and remedies of each Grantor under or in connection with the Collateral, including the right to sue upon or otherwise collect, extend the time for payment of, modify or amend the terms of, compromise or settle for cash, credit, or otherwise upon any terms, grant other indulgences, extensions, renewals, compositions, or releases, and take or omit to take any other action with respect to the Collateral, any security therefor, any agreement relating thereto, any insurance applicable thereto, or any Person liable directly or indirectly in connection with any of the foregoing, without discharging or otherwise affecting the liability of any Grantor for the Obligations or under this Agreement or any other Loan Document and the Material Contracts or otherwise in respect of the Collateral, including any and all rights of such Grantor to demand or otherwise require payment of any amount under, or performance of any provision of, any Collateral.

The Administrative Agent shall give the Grantors 10 days’ written notice (which each Grantor agrees is reasonable notice within the meaning of Section 9-612 of the UCC) of the Administrative Agent’s intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Administrative Agent may fix and state in the notice (if any) of such sale. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Administrative Agent may (in its sole and absolute discretion) determine. The Administrative Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Administrative Agent may, without notice or publication adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Administrative Agent until the sale price is paid by the purchaser or purchasers thereof, but the Administrative Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. At any public (or, to the extent permitted by Law, private) sale made pursuant to this Section, any Secured Party may bid for or purchase, free (to the extent permitted by Law) from any right of redemption, stay, valuation or appraisal on the part of any Grantor (all said rights being also hereby waived and released to the extent permitted by Law), the Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to such Secured Party from any Grantor as a credit against the purchase price, and such Secured Party may upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Grantor therefor. The Secured Obligations shall not be affected by any failure of the Administrative Agent to take any steps to perfect the security interest granted hereunder or to collect or realize upon the Collateral, nor shall loss or damage to the Collateral release any Grantor from any of its Secured Obligations.

6.02 Indemnity and Expenses. Each Grantor agrees to jointly and severally indemnify and hold harmless the Administrative Agent (and any sub-agent thereof), each other Secured Party, and each Related Party of any of the foregoing Persons (each, such Person being called an “Indemnitee”) against, and hold each harmless from, any and all losses, claims, damages, liabilities, and related, reasonable, out-of-pocket expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee); provided, that, as long as no Default exists Grantors shall engage and pay for defense counsel that is reasonably acceptable to the Secured Parties in connection with claims brought by third parties and Secured Parties may engage separate counsel under such circumstances at their own expense (it being understood that upon the occurrence of an Event of Default, all counsel shall be at the cost and expense of the Grantors), incurred by any Indemnitee or asserted against any Indemnitee by a third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of, this Agreement and the other Loan Documents (including enforcement of this Agreement and other Loan Documents; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities and related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by a Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Loan Party has obtained a final and nonappealable judgment in its favor of such claim as determined by a court of competent jurisdiction. Each Grantor will upon demand pay to the Administrative Agent the amount of any and all reasonable expenses, including the reasonable fees and disbursements of any experts and agents, which the Administrative Agent may incur in connection with the following:

(a) the administration of this Agreement and the other Loan Documents;

(b) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, any of the Collateral;

(c) the exercise or enforcement of any of the rights of the Administrative Agent or the Secured Parties hereunder; or

(d) the failure by any Grantor to perform or observe any of the provisions hereof.

The agreements in this Section 6.2 shall survive the termination of the Commitments and the repayment, satisfaction or discharge of the other Obligations.

6.03 Waivers. Each Grantor hereby waives any right, to the extent permitted by applicable Law, to receive prior notice of or a judicial or other hearing with respect to any action or prejudgment remedy or proceeding by the Administrative Agent to take possession, exercise control over or dispose of any item of Collateral where such action is permitted under the terms of this Agreement or any other Loan Document or by applicable Laws or the time, place or terms of sale in connection with the exercise of the Administrative Agent’s rights hereunder. Each Grantor waives, to the extent permitted by applicable Laws, any bonds, security or sureties required by the Administrative Agent with respect to any of the

Collateral. Each Grantor also waives any damages (direct, consequential or otherwise) occasioned by the enforcement of the Administrative Agent’s rights under this Agreement or any other Loan Document, including, the taking of possession of any Collateral or the giving of notice to any Account Debtor or the collection of any Receivables Collateral, all to the extent that such waiver is permitted by applicable Laws. Each Grantor also consents that the Administrative Agent, in connection with the enforcement of the Administrative Agent’s rights and remedies under this Agreement, may enter upon any premises owned by or leased to it without obligations to pay rent or for use and occupancy, through self-help, without judicial process and without having first obtained an order of any court. These waivers and all other waivers provided for in this Agreement and the other Loan Documents have been negotiated by the parties and each Grantor acknowledges that it has been represented by counsel of its own choice and has consulted such counsel with respect to its rights hereunder.

ARTICLE VII

MISCELLANEOUS PROVISIONS

7.01 Loan Document.

(a) This Agreement is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof.

(b) Concurrently herewith certain of the Grantors are executing and delivering the Pledge Agreement pursuant to which such Grantor is pledging all the certificated Investment Property and Instruments of such Grantor. Such pledges shall be governed by the terms of the Pledge Agreement and not by this Agreement.

7.02 Amendments, etc.; Additional Grantors; Successors and Assigns.

(a) No amendment to or waiver of any provision of this Agreement nor consent to any departure by any Grantor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent and, with respect to any such amendment, by the Grantors, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b) Upon the execution and delivery by any Person of a Joinder Agreement, (i) such Person shall be referred to as an “Additional Grantor” and shall be and become a Grantor, and each reference in this Agreement to “Grantor” shall also mean and be a reference to such Additional Grantor and (ii) the schedule supplements attached to each Security Agreement shall be incorporated into and become a part of and supplement Schedules I and H hereto, as appropriate, and the Administrative Agent may attach such schedule supplements to such Schedules, and each reference to such Schedules shall mean and be a reference to such Schedules, as supplemented pursuant hereto.

(c) Upon the delivery by the Borrower of each certificate of Responsible Officers certifying supplements to the Schedules to this Agreement pursuant to Section 4.14, the schedule supplements attached to each such certificate shall be incorporated into and become a part of and supplement Schedules I and H hereto, as appropriate, and the Administrative Agent may attach such schedule supplements to such Schedules, and each reference to such Schedules shall mean and be a reference to such Schedules, as supplemented pursuant hereto.

(d) This Agreement shall be binding upon each Grantor and its successors, transferees and assigns and shall inure to the benefit of the Administrative Agent and each other Secured Party and their respective successors, transferees and assigns; provided, however, that no Grantor may assign its obligations hereunder without the prior written consent of the Administrative Agent.

7.03 Addresses for Notices. All notices and other communications provided for hereunder shall be in writing and mailed, delivered or transmitted by telecopier to each party hereto at the address set forth in Section 10.02 of the Credit Agreement (with any notice to a Grantor other than the Borrower being delivered to such Grantor in care of the Borrower). All such notices and other communications shall be deemed to be given or made at the times provided in Section 10.02 of the Credit Agreement.

7.04 Section Captions. Section captions used in this Agreement are for convenience of reference only, and shall not affect the construction of this Agreement.

7.05 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

7.06 Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

7.07 Governing Law, Etc.

(a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND PERFORMED ENTIRELY WITHIN SUCH STATE, EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK; PROVIDED THAT THE ADMINISTRATIVE AGENT SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b) EACH GRANTOR IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY SHALL BE BROUGHT, AT THE ADMINISTRATIVE AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND

MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY OTHER SECURED PARTY HERETO MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY GRANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) EACH GRANTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 7.3. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

7.08 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

7.09 Entire Agreement. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES OR BY PRIOR OR CONTEMPORANEOUS WRITTEN AGREEMENTS. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

7.10 Amendment and Restatement.

(a) The Grantors and the Administrative Agent on behalf of the Secured Parties hereby agree that upon the effectiveness of this Agreement, the terms and provisions of the Existing Security Agreement which in any manner govern or evidence the obligations arising hereunder, the rights and interests of the Secured Parties and any terms, conditions or matters related to any thereof, shall be and hereby are amended and restated in their entirety by the terms, conditions and provisions of this Agreement, and the terms and provisions of the Existing Security Agreement, except as otherwise expressly provided herein, shall be superseded by this Agreement.

(b) Notwithstanding this amendment and restatement of the Existing Security Agreement, including anything in this Section 7.10, except as set forth in Section 7.10(c) below, (i) all of the indebtedness, liabilities and obligations owing by the Grantors under the Existing Security Agreement shall continue as obligations hereunder and thereunder and shall be and remain secured by this Agreement, (ii) the Existing Security Interest shall continue as a security interest hereunder, and (iii) this Agreement is given as a substitution of, and not as a payment of the indebtedness, liabilities and obligations of the Grantors under the Existing Security Agreement and neither the execution and delivery of this Agreement nor the consummation of any other transaction contemplated hereunder is intended to constitute a novation of the Existing Security Agreement or the Existing Security Interest created thereunder.

(c) Effective as of the Closing Date, the Administrative Agent, on behalf of the Secured Parties, hereby terminates, releases and discharges the Existing Security Interests in the Excluded Subsidiary Collateral.

[Signature Paged Follow]

IN WITNESS WHEREOF, each Grantor has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION, a Delaware corporation
INTEGRA LIFESCIENCES CORPORATION, a Delaware corporation

By:
	Name:	John B. Henneman, III
	Title:	Executive Vice President, Finance
and Administration & Chief Financial
Officer

ENDOSOLUTIONS, INC., a Delaware corporation
INTEGRA LUXTEC, INC., a Massachusetts corporation
INTEGRA NEUROSCIENCES (INTERNATIONAL), INC., a Delaware corporation
INTEGRA RADIONICS, INC., a Delaware corporation
ISOTIS ORTHOBIOLOGICS, INC., a Washington corporation
J. JAMNER SURGICAL INSTRUMENTS, INC., a Delaware corporation
MILTEX, INC., a Delaware corporation

By:
	Name:	John B. Henneman, III
	Title:	Vice President and Treasurer

MINNESOTA SCIENTIFIC, INC., a Minnesota corporation

By:
	Name:	John B. Henneman, III
	Title:	Vice President and Chief Financial
Officer

AMENDED AND RESTATED SECURITY AGREEMENT

THEKEN SPINE, LLC, an Ohio limited liability company

By:	INTEGRA LIFESCIENCES CORPORATION,
its sole member

By:
	Name:	John B. Henneman, III
	Title:	Executive Vice President, Finance
and Administration & Chief Financial
Officer

ACKNOWLEDGED AND ACCEPTED:

BANK OF AMERICA, N.A.,
as Administrative Agent

By:
	Name:	Amie L. Edwards
	Title:	Senior Vice President

EXHIBIT J-1

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships

For U.S. Federal Income Tax Purposes)

Reference is made to that certain Sixth Amended and Restated Credit Agreement, dated as of February 3, 2020 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among INTEGRA LIFESCIENCES HOLDINGS CORPORATION, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto (the “Lenders”) and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (b) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (c) it is not a “10- percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (d) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Borrower and the Administrative Agent with a certificate of its non-U.S. Person status on an IRS Form W-8BEN or W-8BEN-E (or successor form). By executing this certificate, the undersigned agrees that (a) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (b) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF FOREIGN LENDER]

By:
Name:
Title:

Date: _______, ____

J-1-1

Form of U.S. Tax Compliance Certificate

EXHIBIT J-2

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships

For U.S. Federal Income Tax Purposes)

Reference is made to that certain Sixth Amended and Restated Credit Agreement, dated as of February 3, 2020 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among INTEGRA LIFESCIENCES HOLDINGS CORPORATION, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto (the “Lenders”) and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (b) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (c) it is not a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (d) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on an IRS Form W-8BEN or W-8BEN-E (or successor form). By executing this certificate, the undersigned agrees that (a) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (b) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: _______, ____

J-2-1

Form of U.S. Tax Compliance Certificate

EXHIBIT J-3

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships

For U.S. Federal Income Tax Purposes)

Reference is made to that certain Sixth Amended and Restated Credit Agreement, dated as of February 3, 2020 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among INTEGRA LIFESCIENCES HOLDINGS CORPORATION, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto (the “Lenders”) and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record owner of the participation in respect of which it is providing this certificate, (b) its direct or indirect partners/members are the sole beneficial owners of such participation, (c) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (d) none of its direct or indirect partners/members is a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (e) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with an IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (a) an IRS Form W-8BEN or W-8BEN-E (or successor form) or (b) an IRS Form W-8IMY (or successor form) accompanied by an IRS Form W-8BEN or W-8BEN-E (or successor form) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (i) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (ii) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: _______, ____

J-3-1

Form of U.S. Tax Compliance Certificate

EXHIBIT J-4

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships

For U.S. Federal Income Tax Purposes)

Reference is made to that certain Sixth Amended and Restated Credit Agreement, dated as of February 3, 2020 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among INTEGRA LIFESCIENCES HOLDINGS CORPORATION, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto (the “Lenders”) and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (b) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (c) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (d) none of its direct or indirect partners/members is a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (e) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Borrower and the Administrative Agent with an IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (a) an IRS Form W-8BEN or W-8BEN-E (or successor form) or (b) an IRS Form W-8IMY (or successor form) accompanied by an IRS Form W-8BEN or W-8BEN-E (or successor form) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (i) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (ii) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: _______, ____

J-4-1

Form of U.S. Tax Compliance Certificate

EXHIBIT K

[FORM OF]

SOLVENCY CERTIFICATE

I, the undersigned, Chief Financial Officer of Integra LifeSciences Holdings Corporation, a Delaware corporation (the “Borrower”), DO HEREBY CERTIFY that:

(xviii)

This Certificate is furnished pursuant to Section 4.01(d) of that certain Sixth Amended and Restated Credit Agreement, dated as of February 3, 2020 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among Integra LifeSciences Holdings Corporation, a Delaware corporation, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, and the other agents party thereto.

(xix)

Immediately after giving effect to the initial Credit Extension made on the Closing Date and any other transactions occurring on the Closing Date, (a) the fair value of the assets of the Borrower, individually, and the Loan Parties, taken as a whole, will exceed its or their respective debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of the Borrower, individually, and of the Loan Parties, taken as a whole, will be greater than the amount that will be required to pay the probable liability of its or their respective debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, and (c) neither the Borrower, individually, nor the Loan Parties, taken as a whole, will have unreasonably small capital with which to conduct its or their respective business in which Borrower is or the Loan Parties are engaged as such business is now conducted and is proposed to be conducted following the Closing Date. For purposes of this Certificate, the amount of any contingent liabilities of the Borrower, individually, and all the Loan Parties, taken as a whole (including liabilities in respect of litigation, guaranties and pension plans) have been calculated as the maximum amount that can reasonably be expected to become an actual or matured liability as determined by such Loan Party in good faith in light of all of the facts and circumstances at the time.

[Signature pages follow.]

K-1-1

Form of Solvency Certificate

IN WITNESS WHEREOF, the undersigned has duly executed this certificate on behalf of Integra LifeSciences Holdings Corporation as of the date first above written.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION, a Delaware corporation

By:
	Name:	Carrie Anderson
	Title:	Corporate Vice President and Chief Financial Officer

K-2

Form of Solvency Certificate